Exhibit 10.3

SUBLEASE

BETWEEN

ORACLE USA, INC.

AND

NEUROGESX, INC.

2215 Bridgepointe Parkway,

San Mateo, California

(“Bridgepointe Building 1”)

Suite 200

Second (2nd) Floor

SUBLEASE

THIS SUBLEASE (“Sublease”) is entered into as of September 6, 2007, by and between ORACLE USA, INC., a Colorado corporation (“Sublandlord”) and NEUROGESX, INC., a Delaware corporation (“Subtenant”), with reference to the following facts:

A. Pursuant to that certain Lease dated as of March 11, 1999 (the “Original Master Lease”), as the same has been amended by that certain First Amendment to Lease dated as of June 11, 1999 (the “First Amendment”), by that certain Second Amendment to Lease dated as of July 31, 2000 (the “Second Amendment”) and by that certain Third Amendment to Lease dated as of August 11, 2006 (the “Third Amendment”) (the Original Master Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, being referred to herein as the “Master Lease”), Sobrato Interests III (“Landlord”), as Landlord, leases to Sublandlord (successor in interest to Siebel Systems, Inc.), as tenant, certain space (the “Master Lease Premises”) consisting of the entire 141,496 rentable square foot building located at 2215 Bridgepointe Parkway in the City of San Mateo (“City”), State of California (the “Building” or “Building 1”). The Building, together with (i) the 141,496 rentable square foot building located at 2211 Bridgepointe Parkway (“Building 2”) and (ii) the 167,505 rentable square foot building located at 2207 Bridgepointe Parkway (“Building 3”) comprise the “Project,” as more particularly defined in the Master Lease. Pursuant to separate leases, Sublandlord has leased all of Building 2 and all of Building 3.

B. Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, a portion of the Master Lease Premises containing approximately 26,386 rentable square feet consisting of the entire second (2nd) floor of the Building and designated Suite 200, said space being more particularly identified and described on the floor plan attached hereto as Exhibit A and incorporated herein by reference (the “Subleased Premises”).

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated by reference into this Sublease, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

1. Sublease. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises and grants Subtenant the non-exclusive right to use the Common Areas of the Project in compliance with the Master Lease and the provisions of this Sublease.

2. Term.

(a) Generally. The term of this Sublease (“Term”) shall commence on the date (the “Commencement Date”) that is the later to occur of (i) July 1, 2007, (ii) seven (7) days following the date that Sublandlord delivers possession of the Subleased Premises to Subtenant in the condition required hereunder, and (iii) seven (7) days following the date upon which Sublandlord procures Landlord’s consent to this Sublease as described in

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Section 29 below (the “Consent”, and the date upon which Sublandlord procures the Consent being the “Effective Date”) and end on July 31, 2012 (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof. Upon the determination of the Commencement Date, Sublandlord and Subtenant will enter into a letter agreement in the form of Exhibit B attached hereto.

(b) Early Access. Subtenant and Subtenant’s representatives shall have the right to enter the Subleased Premises during the period, if any, commencing on the Effective Date and ending on the day immediately preceding the Commencement Date (the date upon which Subtenant first has such access to the Subleased Premises being referred to herein as the “Early Access Date”) for the sole purposes of construction of the Initial Subtenant Alterations (defined in Section 15.2(a) below), installation of Subtenant’s personal property and the testing of equipment, furniture, fixtures and voice and data cabling, all subject to the terms, conditions and requirements of this Sublease. All of the rights and obligations of the parties under this Sublease (other than Subtenant’s obligation to pay Rent and utilities and Subtenant’s maintenance and repair obligations, but expressly including without limitation, Subtenant’s obligation to carry insurance, Subtenant’s indemnification obligations, and/or Subtenant’s liability for damages, costs and expenses incurred by Sublandlord by reason of any default by Subtenant or failure on Subtenant’s part to comply with the terms of this Sublease) shall commence upon the Early Access Date, and Subtenant shall be deemed to occupy the Subleased Premises from and after the Early Access Date. Subtenant shall be liable for any damages to the Subleased Premises caused by Subtenant’s activities at the Subleased Premises from and after the Early Access Date and, prior to entering the Subleased Premises, Subtenant shall obtain all insurance it is required to obtain hereunder and shall provide certificates of such insurance to Sublandlord. Subtenant shall coordinate such entry with Sublandlord, and such entry shall be made in compliance with all terms and conditions of this Sublease, the Master Lease and the rules and regulations attached to the Master Lease.

3. Rent.

3.1 Rent Payments. From and after the Commencement Date Subtenant shall pay to Sublandlord as base rent for the Subleased Premises during the Term (“Base Rent”) as follows:

Period	Monthly Base Rent Per Rentable Square Foot	Rentable Square Foot Upon Which Base Rent is Payable	Monthly Base Rent
Months 1 - 5	$0.00	0	$0.00
Months 6 - 12	$1.50	20,000	$30,000.00
Months 13 - 24	$1.60	20,000	$32,000.00
Months 25 - 36	$1.70	26,386	$44,856.20
Months 37 - 48	$1.90	26,386	$50,133.40
Months 49 - Expiration Date	$2.00	26,386	$52,772.00

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As set forth in the table above, “Months 1-5” will be deemed to mean the initial one hundred fifty (150) days of the Term, and the period described as “Months 7-12” will mean the period commencing with the one hundred fifty first (151st) day of the Term and expiring as of the date immediately preceding the first (1st) anniversary of the Commencement Date (if such period includes a partial calendar month, Base Rent for such month will be payable based on the two rates applicable to such calendar month). As noted in the table set forth above, during the initial twenty-four (24) months of the Term, Base Rent will be payable as if Tenant occupied less than all of the Subleased Premises; however, during such period Subtenant will be entitled to occupy all of the Subleased Premises. Base Rent shall be paid on the first day of each month of the Term, except that Subtenant shall pay the first month’s Base Rent to Sublandlord upon execution and delivery of this Sublease to Sublandlord. If the Term does not end on the last day of a calendar month, the Base Rent and Additional Rent (hereinafter defined) for any partial month shall be prorated by multiplying the monthly Base Rent and Additional Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month. All Rent (hereinafter defined) shall be payable in lawful money of the United States, by regular bank check of Subtenant, to Sublandlord at the following address:

1001 Sunset Boulevard

Rocklin, CA 95765

Attn: Lease Administration

or to such other persons or at such other places as Sublandlord may designate in writing.

3.2 Operating Costs. Except as expressly set forth herein, it is intended that this Sublease be a “net” sublease, such that all Base Rent payable by Subtenant to Sublandlord hereunder will be “net” of all costs to Sublandlord of operating and maintaining the Subleased Premises, the Building and the Project. Accordingly, Subtenant will be responsible for the payment of Subtenant’s Percentage Share (defined below) of both those costs of operation and maintenance of the Building and Project which are payable by Sublandlord to Landlord under the Master Lease, as well as those costs of operation and maintenance of the Subleased Premises, Building and Project which are Sublandlord’s direct responsibility under the Master Lease. The definitions and procedures set forth in this Section 3.2 will govern Subtenant’s payment to Sublandlord of such costs.

(a) Definitions. The following terms shall have the meanings set forth below:

(1) “Additional Rent” shall mean the sums payable pursuant to Section 3.2(b) below.

(2) “Operating Costs” shall mean the aggregate of (i) Landlord Operating Costs and (ii) Sublandlord Operating Costs, each defined below.

(A) “Landlord Operating Costs” shall mean (i) Reimbursable Operating Costs (as such term is defined in the Master Lease) attributable to the Building, as described in Sections 8.C and 8.E of the Original Master Lease; (ii) Reimbursable

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Operating Costs attributable to the Project, as described in Sections 8.C and 8.E of the Original Master Lease, (iii) taxes payable by Sublandlord pursuant to Section 10 of the Original Master Lease, but excluding any taxes on Sublandlord’s personal property unless the same are properly included in Sublandlord Operating Costs, as well as (iv) costs payable by Sublandlord pursuant to Section 21.W of the Original Master Lease; provided that Landlord Operating Costs will not:

(i) include the cost of capital improvements constructed by Landlord except to the extent that the same are, for the purposes of this Sublease, amortized (as described in Section 3.2(a)(2)(B)(i) below, provided that the limitation described in clauses (x), (y) and (z) of Section 3.2(a)(2)(B)(i) will not apply) by Sublandlord prior to inclusion in Landlord Operating Costs, regardless of whether or not such costs are similarly amortized by Landlord for the purpose of charging the same to Sublandlord pursuant to the Master Lease; or

(ii) include costs arising from the presence, clean-up or remediation of any Hazardous Materials, except to the extent caused by Subtenant, its employees, agents or contractors; or

(iii) include the cost of bringing the Building and/or the Subleased Premises into compliance with the laws as existing and enforced against the Building as of the Commencement Date.

(B) “Sublandlord Operating Costs” shall mean (i) costs incurred by Sublandlord in complying with Sublandlord’s obligations as set forth in Section 8.B of the Original Master Lease, (ii) costs of utilities paid by Sublandlord pursuant to Section 11 of the Original Master Lease, and (iii) all other costs of Sublandlord incurred in the operation, maintenance, repair and replacement of any portion of the Building and/or Project (including, without limitation, any commercially reasonable out-of-pocket property management fee paid by Sublandlord to any entity performing management services at the Property and the fair market rental value of any reasonable-sized property management office serving the Project, as well as the cost of providing the Project Amenities to the extent allowable pursuant to Section 3.3 below). Notwithstanding the foregoing to the contrary, Sublandlord Operating Costs will not include the following:

(i) the cost of capital improvements constructed by Sublandlord, except that Sublandlord Operating Costs will include the amortized cost of capital improvements constructed by Sublandlord (x) in order to comply with laws, rules or regulations first enacted or enforced against the Building or Project after the Commencement Date, or (y) to cause a reduction in one or more components in Sublandlord Operating Costs if Sublandlord in good faith believes the amortized cost of such improvements will approximate or be less than the cost savings over the useful life of the item in question or (z) to replace items which Sublandlord is obligated to maintain under the Master Lease or this Sublease. As used in this Section 3.2(a)(2)(B)(i), “amortization” shall mean allocation of the cost (together with reasonable financing charges) of the item being amortized equally to each year of the useful life of such item, as reasonably determined by Sublandlord;

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(ii) any costs or expenses for which Sublandlord is reimbursed by insurance or condemnation proceeds or by a third party (other than by subtenants as part of Operating Costs);

(iii) costs in connection with subleasing space in the Building or Project, including brokerage commissions and legal expenses;

(iv) lease concessions, including rental abatements and construction allowances, granted to specific subtenants;

(v) any penalties or damages that Sublandlord pays to Subtenant under this Sublease or to other occupants in the Project under their respective subleases;

(vi) costs incurred in connection with disputes between Sublandlord and its employees or between Sublandlord and other subtenants or Project occupants;

(vii) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-á-vis time spent on matters unrelated to operating and managing the Project;

(viii) any amounts paid by Sublandlord to its parent organization or to a subsidiary or affiliate of Sublandlord for supplies and/or services rendered in connection with the Project to the extent the same materially exceed the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(ix) any amount paid by Sublandlord for items and services for which Subtenant or any other occupant in the Project directly reimburses Sublandlord pursuant to their respective subleases (i.e., other than by payment of Operating Costs);

(x) acquisition costs (not including those incurred in ordinary maintenance and repair) for sculpture, paintings or other objects of art;

(xi) costs arising from the presence, clean-up or remediation of any Hazardous Materials, except to the extent caused by Subtenant, its employees, agents or contractors;

(xii) penalties, interest and fines incurred as a result of Sublandlord’s failure to make payments and/or to file any tax or informational returns when due;

(xiii) any personal property taxes of Sublandlord for equipment or items not used in the operation or maintenance of the Building or Project, nor connected therewith;

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(xiv) the cost of bringing the Building and/or the Subleased Premises into compliance with laws as existing and enforced as of the Commencement Date;

(xv) any costs (other than property management fees) of a type excluded from Reimbursable Operating Costs pursuant to Section 8.F of the Original Master Lease; or

(xvi) costs for renovating, reconfiguring or remodeling (as opposed to costs of operation, maintenance and replacement) any other premises in the Project or of the Common Areas of the Project, including the Project Amenities.

(C) If, for thirty (30) or more days during any calendar year, less than ninety-five percent (95%) of the rentable area of the Building is occupied by subtenants, then the Sublandlord Operating Costs for such calendar year that depend on occupancy shall be deemed to be an amount equal to the Sublandlord Operating Costs which would normally be expected to have been incurred had the Building been at least ninety-five percent (95%) occupied throughout such year, as reasonably determined by Sublandlord (i.e., taking into account that certain expenses depend on occupancy (e.g., janitorial) and certain expenses do not (e.g., landscaping)). Furthermore, if Sublandlord shall not furnish any item or items of service the cost of which is included in Sublandlord Operating Costs to any portions of the Building because such portions are not occupied or because such item is not required by the occupant of such portion of the Building or such occupant is providing such service independently, then, for the purposes of computing Sublandlord Operating Costs, an equitable adjustment shall be made so that the cost of the item in question shall be shared only by occupants actually receiving the benefits thereof.

(3) “Rent” shall mean, collectively, Base Rent, Additional Rent, and all other sums payable by Subtenant to Sublandlord under this Sublease, whether or not expressly designated as “rent”, all of which are deemed and designated as rent pursuant to the terms of this Sublease. Base Rent and Additional Rent are payable hereunder in advance without setoff, deduction, notice or demand. Unless expressly set forth to the contrary in this Sublease, all other amounts payable by Subtenant hereunder are payable within thirty (30) days following Sublandlord’s delivery of an invoice therefor to Subtenant.

(4) “Subtenant’s Percentage Share” shall mean, as applicable given the context, Subtenant’s Building Percentage Share and/or Subtenant’s Project Percentage Share, as follows:

(A) “Subtenant’s Building Percentage Share” shall mean 18.65%, which is derived by dividing the rentable area of the Subleased Premises by the rentable area of the Building and multiplying the quotient by 100. Subtenant’s Building Percentage Share will be applicable to Landlord Operating Costs attributable solely to the Building and Sublandlord Operating Costs attributable to the Building (and not attributable to other buildings in the Project or to the Project generally).

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(B) “Subtenant’s Project Percentage Share” shall mean 5.86%, which is derived by dividing the rentable area of the Subleased Premises by the rentable area of the Project and multiplying the quotient by 100. Subtenant’s Project Percentage Share will be applicable to Landlord Operating Costs attributable to the Project generally and Sublandlord Operating Costs attributable to the Project generally (and not to any specific building in the Project).

(b) Payment of Operating Costs. In addition to the Base Rent payable hereunder, from and after the Commencement Date, for each full or partial calendar year of the Term, Subtenant, as Additional Rent, shall pay the applicable Subtenant’s Percentage Share of Operating Costs for the then current calendar year. For the calendar year 2007, Sublandlord’s initial estimate is that Operating Costs will equal $.93 per rentable square foot per month.

(c) Procedure. The determination and adjustment of Additional Rent payable hereunder shall be made in accordance with the following procedures:

(1) Landlord Operating Costs. Sublandlord shall give Subtenant written notice of its estimate of the amount of Subtenant’s Building Percentage Share of Landlord Operating Costs attributable solely to the Building and Subtenant’s Project Percentage Share of Landlord Operating Costs attributable to the Project generally payable for each calendar year; such estimate may be aggregated with Sublandlord’s estimate of Sublandlord Operating Costs payable for such year. Subtenant may amend such estimate in good faith from time to time during any calendar year. On or before the first day of each calendar month during each full or partial calendar year throughout the Term, Subtenant shall pay to Sublandlord as Additional Rent one-twelfth (1/12th) of such estimated amount. If for any reason Sublandlord has not provided Subtenant with an estimate of the amount of Subtenant’s Percentage Share of Landlord Operating Costs on or before the first day of January of any calendar year during the Term, then (a) until the first day of the calendar month following the month in which Sublandlord delivers such estimate, Subtenant shall continue to pay to Sublandlord on the first day of each calendar month the sum payable by Subtenant under this Section 3.2(c)(1) for the month of December of the preceding year, and (b) together with such estimate, Sublandlord shall give notice to Subtenant stating whether the installments of Landlord Operating Costs payments previously made for such year were greater or less than the installments of Landlord Operating Costs payments to be made for such year, and (i) if there shall be a deficiency, Subtenant shall pay the amount thereof to Sublandlord within thirty (30) days after the delivery of Sublandlord’s estimate, or (ii) if there shall have been an overpayment, Sublandlord shall apply such overpayment as a credit against the next accruing monthly installment(s) of Rent due from Subtenant until fully credited to Subtenant or, at Sublandlord’s discretion, Sublandlord may pay the amount thereof to Subtenant by check, and (c) on the first (1st) day of the calendar month following the month in which Sublandlord’s estimate is given to Subtenant and on the first day of each calendar month throughout the remainder of such calendar year, Subtenant shall pay to Sublandlord an amount equal to one-twelfth (1/12th) of the new Landlord Operating Costs payment, as described above. Subtenant’s estimated payments of Subtenant’s Percentage Share of Landlord Operating Costs shall be reconciled from time to time with the actual amounts thereof due as and when Sublandlord is notified by Landlord of the actual amounts of Landlord Operating Costs; and Sublandlord will deliver to Subtenant a copy of any such notice(s) from Landlord upon which such reconciliation may be based.

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(2) Sublandlord Operating Costs.

(A) Sublandlord’s Estimate. On or about the Commencement Date, and on the first day of January of each subsequent full or partial calendar year during the Term, or as soon thereafter as is practicable, Sublandlord shall furnish Subtenant with a statement setting forth in reasonable detail Sublandlord’s estimate of Sublandlord Operating Costs for the calendar year in which the Commencement Date occurs or the forthcoming calendar year, as applicable; such estimate may be aggregated with Sublandlord’s estimate of Sublandlord Operating Costs payable for such year. On or before the first day of each calendar month during such year, Subtenant shall pay to Sublandlord as Additional Rent (i) one-twelfth (1/12th) of Subtenant’s Building Percentage Share of the estimated Sublandlord Operating Costs attributable solely to the Building and (ii) one twelfth (1/12) of Subtenant’s Project Percentage Share of the estimated Sublandlord Operating Costs attributable to the Project generally (as such estimate may be modified from time to time by Sublandlord). If for any reason Sublandlord has not provided Subtenant with an estimate of Sublandlord Operating Costs on or before the first day of January of any calendar year during the Term, then (a) until the first day of the calendar month following the month in which Subtenant is given Sublandlord’s estimate, Subtenant shall continue to pay to Sublandlord on the first day of each calendar month the sum payable by Subtenant under this Section 3.2(c)(2)(A) for the month of December of the preceding year, and (b) promptly after Sublandlord’s estimate is furnished to Subtenant, Sublandlord shall give notice to Subtenant stating whether the installments of Sublandlord Operating Costs payments previously made for such year were greater or less than the installments of Sublandlord Operating Costs payments to be made for such year, and (i) if there shall be a deficiency, Subtenant shall pay the amount thereof to Sublandlord within thirty (30) days after the delivery of Sublandlord’s estimate, or (ii) if there shall have been an overpayment, Sublandlord shall apply such overpayment as a credit against the next accruing monthly installment(s) of Rent due from Subtenant until fully credited to Subtenant or, at Sublandlord’s discretion, Sublandlord may pay the amount thereof to Subtenant by check, and (c) on the first (1st) day of the calendar month following the month in which Sublandlord’s estimate is given to Subtenant and on the first day of each calendar month throughout the remainder of such calendar year, Subtenant shall pay to Sublandlord an amount equal to one-twelfth (1/12th) of the new Sublandlord Operating Costs payment, as described above.

(B) Reconciliation of Sublandlord Operating Costs. On or about the first day of March of each calendar year, or as soon thereafter as is reasonably practicable, Sublandlord will furnish Subtenant with a statement of the actual Sublandlord Operating Costs for the preceding year, reconciling the actual amounts paid pursuant to Sublandlord’s estimate and the actual amounts payable hereunder. Within thirty (30) days after Sublandlord’s delivery of such statement, Subtenant shall make a lump sum payment to Sublandlord in the amount, if any, by which Subtenant’s Percentage Share of Sublandlord Operating Costs for such preceding year, as shown on such statement, exceeds the aggregate of the monthly installments of Subtenant’s Percentage Share of Sublandlord Operating Costs paid during such preceding year. If Subtenant’s Percentage Share of Sublandlord Operating Costs, as shown on such statement, is less than the aggregate of the monthly installments of Subtenant’s

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Percentage Share of Sublandlord Operating Costs actually paid by Subtenant during such preceding year, then Sublandlord shall apply such amount to the next accruing monthly installment(s) of Rent due from Subtenant until fully credited to Subtenant. Sublandlord’s failure to deliver or delay in delivering a statement of actual Sublandlord Operating Costs with respect to any calendar year shall in no event be construed as Sublandlord’s waiver of the right to so deliver such statement or collect Subtenant’s Percentage Share of Sublandlord Operating Costs as described herein, nor shall it be construed as a waiver of Subtenant’s obligation to pay such amounts. Upon request by Subtenant, Sublandlord will reasonably consult with Subtenant with respect to questions Subtenant may have with respect to any Operating Costs.

(C) Subtenant’s Audit Right. Provided that Subtenant is not in default hereunder and has paid all amounts due hereunder (including all Additional Rent), Subtenant may, one hundred twenty (120) days after receiving Sublandlord’s annual statement of Sublandlord Operating Costs, give Sublandlord written notice (“Review Notice”) that Subtenant intends to cause an independent, nationally recognized certified public accountant who charges for its services on an hourly basis and is not compensated on a so-called “contingency” basis (a “Third Party Auditor”) to inspect, during normal business hours, Sublandlord’s accounting records with respect to Sublandlord Operating Costs for the calendar year covered by such statement (the “Subtenant Review”); provided, however, that, as a condition precedent to any such inspection, Subtenant shall deliver to Sublandlord a copy of Subtenant’s written agreement with such Third Party Auditor, which agreement shall include provisions which state that (i) such Third Party Auditor will not in any manner solicit or agree to represent any other occupant of the Project with respect to an audit or other review of Sublandlord’s accounting records at the Project, (ii) Subtenant and such Third Party Auditor shall maintain in strict confidence any and all information obtained in connection with the Subtenant Review and shall not disclose such information to any person or entity other than to the legal representatives and management personnel of Subtenant or as required by law, and (iii) Sublandlord is an intended third-party beneficiary of such agreement. Within a reasonable time (not to exceed sixty (60) days) after receipt of the Review Notice, Sublandlord shall make pertinent records available for inspection that are reasonably necessary for Subtenant to conduct its review. If any such records are maintained at a location other than the office of the Project, Subtenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. Subtenant shall be solely responsible for all costs, expenses and fees incurred for the Subtenant Review. Within sixty (60) days after the records are made available to Subtenant, Subtenant shall have the right to give Sublandlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Sublandlord’s statement of Sublandlord Operating Costs for the applicable year. If Subtenant fails to give Sublandlord an Objection Notice within such sixty (60) day period or fails to provide Sublandlord with a Review Notice within the one hundred twenty (120) day period described above, Subtenant shall be deemed to have approved Sublandlord’s statement of Sublandlord Operating Costs and shall be barred from raising any claims regarding Sublandlord Operating Costs for that calendar year. If Subtenant provides Sublandlord with a timely Objection Notice, Sublandlord and Subtenant shall work together in good faith to resolve any issues raised in Subtenant’s Objection Notice. If Sublandlord and Subtenant determine that Subtenant’s Percentage Share of Sublandlord Operating Costs for the calendar year was overstated by Sublandlord, Sublandlord shall provide Subtenant with a credit against Subtenant’s Percentage Share of Sublandlord Operating Costs next coming due in the amount of the overpayment by Subtenant. If Sublandlord and Subtenant determine that

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Subtenant’s Percentage Share of Sublandlord Operating Costs for the calendar year was understated by Sublandlord, Subtenant shall pay Sublandlord the amount of any underpayment within thirty (30) days thereafter. The parties’ sole remedy for an error in the determination of Subtenant’s Percentage Share of Sublandlord Operating Costs for any full or partial calendar year shall be for the parties to make appropriate payments or credits, as the case may be, to each other as set forth above. Subtenant shall be responsible for all costs and expenses associated with Subtenant’s Review, and Subtenant shall be responsible for all audit fees, attorneys’ fees and other costs of Subtenant relating to the resolution of any dispute pursuant to this Section (collectively, the “Costs”), provided that if the parties’ final resolution of the dispute concludes that Sublandlord overstated Sublandlord Operating Costs for such year by an amount in excess of five percent (5%) of actual Sublandlord Operating Costs, then Sublandlord shall be responsible for the Costs.

(d) Survival. The expiration or earlier termination of this Sublease shall not affect the rights and obligations of Sublandlord and Subtenant pursuant to this Section 3.2, and such obligations shall survive any expiration or earlier termination of this Sublease.

3.3 Project Amenities Costs. Sublandlord will provide certain Project amenities (the “Project Amenities”) to occupants of the Project, including a fitness center (located in Building 2), conference room (anticipated to be located in Building 3) and cafeteria (located in the Building ) and, at Sublandlord’s discretion, a day care center. It is anticipated that once occupancy in the Project equals 100,000 rentable square feet or more, Sublandlord will commence operations of the proposed fitness center, conference room and limited cafeteria operations (limited operations means that pre-cooked or pre-prepared food and beverages will be available for sale, but full kitchen cooking operations will not yet commence); at such point as occupancy levels meet or exceed 250,000 rentable square feet, full cafeteria operations are anticipated to commence. The pro-rata cost of providing the Project Amenities (“Project Amenities Costs”) will be included within Sublandlord Operating Costs but only when such services are available to Subtenant, with the pro-rata allocation to be determined by dividing the rentable area of the Subleased Premises by the rentable area of the Project, net of the rentable area of the Project Amenities; provided that in no event will Subtenant be required to pay more for Project Amenities on a per rentable square foot basis than any other Project occupant and all such costs shall be treated as costs attributable to the Project (regardless of whether such amenity is located in the Building) such that Subtenant shall only be responsible for Tenant’s pro rata allocation (calculated as described above) of such costs. Notwithstanding the foregoing, each employee of any Project occupant who desires to use the fitness center, will be required to pay a monthly fee (initially, $25.00 per month, but such fee may be adjusted from time to time by Sublandlord to account for increases in costs of operation of the fitness center) for the right to use the fitness center. Sublandlord will offset all such fees collected against the portion of Project Amenities Costs attributable to the fitness center and which would otherwise be included in Sublandlord Operating Costs. Any renovation, reconfiguration or remodeling of the common areas of the Project shall be performed in a manner so as not to unreasonably interfere with Subtenant’s use of or access to the Subleased Premises or Subtenant’s parking rights. Sublandlord shall operate said cafeteria in a commercially reasonable manner. Within two (2) months of the Commencement Date, Sublandlord shall: (a) remove all of the chairs and tables from the lobby of the Building; and (b) enclose the cafeteria, including installing a door on the

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main cafeteria entrance. In addition, Sublandlord will use commercially reasonable efforts to prevent unreasonable amounts of noise or odors from the cafeteria to become noticeable in the Subleased Premises.

4. Letter of Credit:

(a) Initial Letter of Credit. Concurrently with execution hereof, Subtenant has delivered to Sublandlord an unconditional, irrevocable, transferable standby letter of credit (the “Initial Letter of Credit”) in the form attached hereto as Exhibit D in the amount of $240,000.00 and issued by a financial institution acceptable to Sublandlord (which must have a credit rating of “AA” or better from both Moody’s and Standard & Poor’s), as security for the full and faithful performance of Subtenant’s obligations under this Sublease. Sublandlord may draw upon the Initial Letter of Credit or any Replacement Letter of Credit (as that term is defined below) on or after the occurrence of either: (i) an uncured event of default under this Sublease; (ii) any failure by Subtenant to deliver to Sublandlord a Replacement Letter of Credit as and when required pursuant to this Section 4; provided that in the event of (i), Sublandlord may, at Sublandlord’s sole option, draw upon a portion of the face amount of the Initial Letter of Credit or any Replacement Letter of Credit, as applicable, but in the case of (i) above, only to the extent required to compensate Sublandlord for damages incurred (with subsequent demands at Sublandlord’s sole election as Sublandlord incurs further damage).

(b) Delivery of Replacement Letter of Credit. Subtenant shall deliver to Sublandlord a renewal of the Initial Letter of Credit or a new letter of credit (a “Replacement Letter of Credit”) (the Initial Letter of Credit and any Replacement Letter of Credit being referred to herein as a “Letter of Credit”) at least thirty (30) days prior to the expiry date of the Initial Letter of Credit or of any Replacement Letter of Credit held by Sublandlord. Each Replacement Letter of Credit delivered by Subtenant to Sublandlord shall: (i) be issued by a banking institution acceptable to Sublandlord in its reasonable judgment; (ii) be in the same form as the letter of credit attached to this Sublease as Exhibit D; (iii) bear an expiry date not earlier than one (1) year from the date when such Replacement Letter of Credit is delivered to Sublandlord; and (iv) be in an amount not less than the amount specified in Section 4(a). Upon the delivery to Sublandlord of a Replacement Letter of Credit as described in this Section 4(b), Sublandlord shall return the Initial Letter of Credit or any previous Replacement Letter of Credit then held by Sublandlord to the issuing bank. In any event, Subtenant will be obligated to maintain either the Initial Letter of Credit or a Replacement Letter of Credit until the date that is thirty (30) days following the Expiration Date.

(c) Draw Upon Letter of Credit. All proceeds of a draw upon a Letter of Credit shall be, at Sublandlord’s sole election, either: (i) applied by Sublandlord to damages incurred by Sublandlord as a result of the event giving rise to the draw, or (ii) in the event Sublandlord draws on the Letter of Credit due to Subtenant’s failure to provide a Replacement Letter of Credit as required above or Sublandlord has excess funds remaining from a draw upon the Letter of Credit after the application described in clause (i) above, held by Sublandlord as a security deposit, and, at the sole election of Sublandlord, applied on one or more occasions to compensate Sublandlord for any foreseeable or unforeseeable loss or damage caused by the act or omission of Subtenant or Subtenant’s officers, agents, employees, independent contractors, or invitees (including, without limitation, to remedy defaults in the

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payment of rent, to repair damage caused by Subtenant or to clean the Subleased Premises.) In the case of clause (ii) above, no trust relationship will be created herein between Sublandlord and Subtenant with respect to the security deposit, and Subtenant hereby waives any and all rights under and the benefits of Section 1950.7 of the California Civil Code, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, to the extent that such laws provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant, or to clean the Subleased Premises. If Sublandlord draws upon a Letter of Credit solely due to Subtenant’s failure to renew a Letter of Credit at least thirty (30) days before its expiration (i) such failure to renew shall not constitute a default hereunder and (ii) Subtenant shall at any time thereafter be entitled to provide Sublandlord with a Replacement Letter of Credit that satisfies the requirements hereunder, at which time Sublandlord shall return the cash proceeds of the original Letter of Credit drawn by Sublandlord. If Sublandlord is adjudicated to have improperly drawn upon a Letter of Credit or misapplied the proceeds, and Sublandlord does not promptly return the funds in question to Subtenant following such adjudication, Subtenant shall have the right to offset such amounts against Rent next due and payable hereunder.

(d) Sublandlord’s Transfer. If Sublandlord conveys or transfers its interest in the Subleased Premises and, as a part of such conveyance or transfer, Sublandlord assigns its interest in this Sublease: (i) the Initial Letter of Credit or any Replacement Letter of Credit shall be transferred to Sublandlord’s successor; (ii) provided the successor assumes in writing all of Sublandlord’s obligations under this Sublease. Sublandlord shall be released and discharged from any further liability to Subtenant with respect to such Initial Letter of Credit and any Replacement Letter of Credit; (iii) Subtenant will be responsible for the payment of any transfer fee or charge imposed by the issuing bank and (iv) any Replacement Letter of Credit thereafter delivered by Subtenant shall state the name of the successor to Sublandlord as the beneficiary of such Replacement Letter of Credit and shall contain such modifications in the text of the Replacement Letter of Credit as are required to appropriately reflect the transfer of Sublandlord’s interest in the Subleased Premises.

(e) Reduction. Notwithstanding the foregoing provisions of this Section 4 to the contrary, if, as of each of the first three (3) anniversaries of the Commencement Date (each, an “Adjustment Date”), the Reduction Conditions apply, then, upon written request by Subtenant, the face amount of the then-current Letter of Credit may be reduced by an amount equal to $40,000.00 on each Adjustment Date (such reduction to be accomplished either by an amendment of the then-current Letter of Credit or by Subtenant’s delivery to Sublandlord of a Replacement Letter of Credit in the reduced face amount, at which time the Sublandlord will return the then-current Letter of Credit to Subtenant); provided that the face amount of the Letter of Credit will remain subject to potential increase pursuant to the provisions of Section 15.2(a) below. As used herein, the “Reduction Conditions” shall mean that (i) Subtenant is not then in default hereunder (beyond the giving of applicable notice and the passage of applicable grace periods), (ii) Subtenant has not previously been in default (similarly defined) hereunder and (iii) no notice of default has been issued by Sublandlord to Subtenant pursuant to which, with the passage of additional time, Subtenant would be in default hereunder.

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5. Use and Occupancy.

5.1 Use. The Subleased Premises shall be used and occupied only for general office use, and for no other use or purpose without Sublandlord’s prior written consent which may be predicated upon receipt of Landlord’s prior written consent.

5.2 Compliance with Master Lease.

(a) By Subtenant. Subtenant agrees that it will occupy the Subleased Premises in accordance with the terms of the Master Lease and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder as a result of any such violation or default. Subtenant further covenants and agrees to indemnify Sublandlord against and hold Sublandlord harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including attorneys fees) and damages of any kind or nature whatsoever arising out of, by reason of, or resulting from, Subtenant’s failure to perform or observe any of the terms and conditions of the Master Lease or this Sublease. Any other provision in this Sublease to the contrary notwithstanding, Subtenant shall pay to Sublandlord as Rent hereunder any and all sums which Sublandlord may be required to pay Landlord to the extent arising out of a request by Subtenant for, or use by Subtenant of, additional or over-standard Building services from Landlord (for example, but not by way of limitation, charges associated with after-hours HVAC usage and overstandard electrical charges).

(b) By Sublandlord. Sublandlord agrees that it will perform its obligations under the Master Lease during the Term and will not amend or modify the Master Lease in any way or take any action under the Master Lease which would increase Subtenant’s obligations hereunder (other than in a de minimus way, such as requiring Subtenant to send notices to an additional address, etc.) or materially adversely affect Subtenant’s rights hereunder. Without limitation, Sublandlord agrees that it will not terminate the Master Lease without the prior written consent of Subtenant, except as Sublandlord may be entitled to terminate the Master Lease in the event of casualty or condemnation. Sublandlord represents to Subtenant that the Master Lease is in full force and effect and Sublandlord has neither given nor received a notice of default under the Master Lease. Subject to the provisions of Section 9.D of the Original Master Lease as incorporated herein by reference by Section 8.2 below and to the provisions of clause (b) of Section 13 below, Sublandlord shall indemnify, defend, protect and hold harmless Subtenant harmless from, all damages, liabilities, losses, claims, attorneys’ fees, costs and expenses arising from the negligence or willful misconduct of Sublandlord or its agents or contractors or a breach of Sublandlord’s obligations under this Sublease or the Master Lease.

(c) Master Lease Renewal. Sublandlord will not exercise its rights to renew the Master Lease.

5.3 Rules and Regulations. Subtenant shall comply with the rules and regulations for the Building attached hereto as Exhibit E and such amendments or supplements thereto as Sublandlord may adopt from time to time with prior notice to Subtenant (the “Rules and Regulations”), and with all recorded covenants, conditions and restrictions now or hereafter affecting the Building or the Project (collectively, “CC&Rs”) that do not prohibit Subtenant’s

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use of the Subleased Premises for general office use and to the extent the same do not materially adversely increase Subtenant’s obligations or materially adversely decrease Subtenant’s rights under this Sublease. Subtenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all Rules and Regulations and CC&Rs. Notwithstanding the foregoing, Sublandlord agrees that (i) any Rules and Regulations promulgated by Sublandlord shall not be unreasonably modified or amended or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Subtenant’s business and no Rule or Regulation shall unreasonably or materially interfere with Subtenant’s permitted use, (ii) Sublandlord shall provide Subtenant with reasonable advance notice of any CC&R’s and any modification or amendment of the Rules and Regulations or CC&R’s, and (iii) in the event of a conflict between the Rules and Regulations and the provisions of this Sublease, the provisions of this Sublease will control; Subtenant acknowledges that it has received a copy of the current (as of the date of this Sublease) CC&R’s. Without limitation on the foregoing, Subtenant acknowledges that CC&R’s may provide for some or all of the Project Common Areas to be transferred to a property owners’ association which will assume the obligation to cause to be operated and maintained some or all of the Project common areas (typically, through a property management/maintenance company retained by the property owners’ association in respect of such obligations); in such event, any costs incurred by Sublandlord to pay such property owners’ association fee will be included in Operating Costs subject to the terms of Section 3.2 above. Sublandlord shall not be liable to Subtenant for or in connection with the failure of any other tenant of the Building or Project to comply with any rules and regulations applicable to such other occupant under its lease or sublease.

5.4 Landlord’s Obligations. Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder, Subtenant acknowledges and agrees (without otherwise limiting Sublandlord’s express obligations hereunder) that Sublandlord shall be entitled to look to Landlord for such performance. In addition, Sublandlord shall have no obligation to perform any repairs or any other obligation of Landlord under the Master Lease. Except as expressly set forth herein, Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building or Project by Landlord, and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, or (ii) liability on the part of Sublandlord. Notwithstanding the foregoing, Sublandlord shall promptly take such action as may reasonably be indicated, under the circumstances, to secure such performance upon Subtenant’s request to Sublandlord to do so and shall thereafter use diligent efforts to secure timely completion of such performance by Landlord.

5.5 Maintenance.

(a) Sublandlord’s Maintenance. Sublandlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) all structural elements and components of the Building, including the roof and the roof membrane (except to the extent that the responsibility for such work is Landlord’s pursuant to the Master Lease); (2) mechanical (including HVAC), electrical, plumbing and fire/life safety

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systems serving the Building in general and/or the Subleased Premises (but not any such systems which serve the Subleased Premises exclusively); (3) the “Building Common Areas” (i.e., those areas within the Building devoted to corridors, elevator lobbies, vending areas and lobby areas (whether at ground level or otherwise), and other similar facilities provided for the common use or benefit of tenants generally and/or the public (Building Common Areas will not include, but Sublandlord will be responsible for the maintenance of, those areas within the Building used for elevator shafts, flues, vents, stacks, pipe shafts, risers and other vertical penetrations, mechanical rooms, elevator mechanical rooms, janitorial closets, electrical and telephone closets, mail rooms and similar areas in the Building not designated for the exclusive use of a particular tenant or for the common use of tenants in general (except to the extent that the responsibility for such work is Landlord’s pursuant to the Master Lease)); (4) exterior windows of the Building; (5) elevators serving the Building; and (6) Building standard lighting fixtures (i.e., lamp and ballasts) within the Subleased Premises. Sublandlord shall not be responsible for, and Subtenant shall reimburse Sublandlord within ten (10) business days after demand from Sublandlord, for the cost of any repairs of damage caused by any negligent or intentional act or omission of Subtenant or any of Subtenant’s employees, contractors, invitees, sub-subtenants or agents or because of use of the Subleased Premises for other than normal and customary office operations. Sublandlord shall perform its obligations under this Section 5.5(a) within a reasonable time (considering the nature and urgency of the repair) after Sublandlord receives written notice of the need for such repairs or maintenance; provided, however, that such notice shall not be required for repairs outside of the Subleased Premises or regularly scheduled periodic maintenance and repairs. Notwithstanding anything to the contrary contained in this Sublease, except as provided in Section 6.2 below or as otherwise expressly provided in this Sublease, Sublandlord shall not be liable for and there shall be no abatement of rent with respect to, any injury to or interference with Subtenant’s business arising from any performance or nonperformance of any repair, maintenance, alteration or improvement in and to any portion of the Project, Building or the Subleased Premises, no actual or constructive eviction of Subtenant shall result from such performance or nonperformance, Subtenant shall not have the right to terminate this Sublease, and Subtenant shall not be relieved from the performance of any covenant or agreement in this Sublease by reason thereof. Subtenant hereby waives and releases its right to make repairs at Sublandlord’s expense under Sections 1932(1), 1933(4), 1941 and 1942 of the California Civil Code or any similar or successor laws now or hereinafter in effect.

(b) Subtenant’s Maintenance. Subtenant shall, at its sole cost and expense, keep the Subleased Premises in good condition and repair, reasonable wear and tear and repairs that are the express responsibility of Sublandlord under this Sublease or of Landlord under the Master Lease excepted. Subtenant’s repair obligations include, without limitation, repairs to: (1) the interior side of demising walls; (2) doors; (3) floor coverings; (4) interior partitions, interior glass, interior window treatments, ceiling tiles, shelving, cabinets, millwork and other tenant improvements; (5) electronic, phone and data cabling and related switches and transmission lines (collectively, “Network Cabling”) that is installed by or for the exclusive benefit of Subtenant and located in the Subleased Premises or other portions of the Building or Project; (6) supplemental air conditioning units installed by or for the benefit of Subtenant or otherwise serving the Subleased Premises exclusively (the parties acknowledge that as of the date of this Sublease there are no such supplemental air conditioning units in place), private showers and kitchens, including hot water heaters, plumbing and similar facilities installed by Subtenant and serving Subtenant exclusively (Subtenant will provide Sublandlord with written

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copies of all maintenance contracts for such work); and (7) alterations or Subtenant Alterations approved by Sublandlord (and, if required, Landlord) and performed by contractors retained by Subtenant, including related HVAC balancing, but will not include the obligation to maintain Building systems. All work shall be performed in accordance with the rules and procedures described in this Sublease, the Master Lease, or as may otherwise be issued from time to time by Landlord or Sublandlord. If Subtenant fails to make any repairs to the Subleased Premises within applicable notice and cure periods (adjusted as described in Section 9 below), Sublandlord shall have the rights and remedies set forth in Section 13.F of the Master Lease, as incorporated herein.

5.6 Compliance with Laws. Subtenant shall comply with all laws, including, without limitation, the Americans with Disabilities Act, regarding the operation of Subtenant’s business and the use, condition, configuration and occupancy of the Subleased Premises and any Subtenant Alterations in the Subleased Premises; provided, however, that Subtenant shall have no obligation to comply with laws requiring alterations to the Building or alterations or upgrades to the Building’s systems, except to the extent the same are necessitated by Subtenant’s particular use of the Subleased Premises or the performance of work by or on behalf of Subtenant; in such event, however, Sublandlord may elect to perform such work at Subtenant’s cost. Sublandlord shall comply with all laws relating to the Common Areas and the base Building (except to the extent that such compliance is the responsibility of Landlord under the Master Lease), provided that compliance with such laws is not necessitated by Subtenant Alterations or Subtenant’s particular use of the Subleased Premises and is not otherwise the responsibility of Subtenant as expressly provided in this Sublease. Notwithstanding the foregoing, Sublandlord shall have the right to contest any alleged violation of applicable laws in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. Sublandlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Notwithstanding the foregoing, Subtenant, not Sublandlord, shall be responsible for the correction of any violations that arise out of or in connection with the specific nature of Subtenant’s business in the Subleased Premises (other than general office use), Subtenant’s arrangement of any furniture, equipment or other property in the Subleased Premises, any repairs performed by Subtenant or any Subtenant Alterations. Sublandlord shall be permitted to include in Operating Costs any costs or expenses incurred by Sublandlord under this Section 5.6 to the extent allowed pursuant to the terms of Section 3.2 above, and amortized to the extent required by Section 3.2(a)(2)(b)(i) above. Subtenant, within ten (10) days after receipt, shall provide Sublandlord with copies of any written notices it receives regarding a violation or alleged violation of any laws. Notwithstanding anything to the contrary herein, including Section 15.2(b), Sublandlord shall be solely responsible for code-related work related to the presence of Hazardous Materials on or about the Subleased Premises on or before the Early Access Date or otherwise attributable to Sublandlord.

6. Services.

6.1 Generally. Sublandlord agrees to furnish Subtenant with the following services on all days, 24-hours per day (except as otherwise stated), all of which shall be included in Operating Costs except as otherwise provided in this Sublease with respect to excess usage:

(a) Water. Running City water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas on each floor on which the Subleased Premises are located. If Subtenant desires water in the Subleased Premises for any approved reason, including for kitchen areas in the Subleased Premises, running City water shall be supplied, at Subtenant’s sole cost and expense, from the Building water main through a line and fixtures installed at Subtenant’s sole cost and expense with the prior reasonable consent of Sublandlord. If Subtenant desires hot water in the Subleased Premises, Subtenant, at its sole cost and expense and subject to the prior reasonable consent of Sublandlord, may install a hot water heater in the Subleased Premises;

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(b) HVAC. Heating, ventilation and air conditioning (“HVAC”) during Building Hours (i.e., 8:00 a.m. to 6:00 p.m., Monday through Friday, holidays excepted), at such temperatures and in such amounts as is required for the comfortable occupancy and operation of the Subleased Premises as office space, as reasonably determined by Sublandlord, provided that the occupancy level of the Subleased Premises does not exceed the occupancy density which the Building’s HVAC system was designed to serve (i.e., approximately five (5) persons per 1,000 rentable square feet). Subtenant shall have the right to receive HVAC service during hours other than Building Hours using Sublandlord’s “after-hours” access card system. Subtenant shall have the right to receive HVAC service during hours other than Building Hours using Sublandlord’s “after-hours” access card system. Subtenant shall pay Sublandlord the standard charge established from time to time by Sublandlord for the additional service, which charge Subtenant acknowledges for after-hours HVAC service is currently $89.60 per floor (or partial floor) per hour as of the date of this Sublease, and which cost may be increased to the extent that Sublandlord’s actual cost (hereinafter defined) of providing such “after hours” HVAC increases from time to time. The minimum time period for after hours HVAC usage shall be one (1) hour. For purpose of this Section 6.1(b), “actual cost” shall mean the actual cost incurred by Sublandlord, as reasonably determined by Sublandlord, inclusive of a reasonable allocation for wear and tear, depreciation, provided that, notwithstanding the foregoing, any amount actually charged by any unrelated third party to Sublandlord for the supply of HVAC shall be deemed Sublandlord’s “actual cost”. When determining the actual cost of Subtenant’s utility usage pursuant to the terms of this Section 6.1(b), Sublandlord agrees that it shall use the monthly average rate paid by Sublandlord for a particular utility;

(c) Janitorial. Janitor service five (5) days per week (except on dates of the observation of holidays); provided that if Subtenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Subtenant shall pay the additional cost attributable to the special services;

(d) Elevators and Access. Nonexclusive, non-attended automatic passenger elevator service during Building Hours, and at least one elevator available at all other times to provide service to the Subleased Premises. Freight elevator access is available, but the vestibules for the freight elevator on each floor will require card key access. Key card access shall be provided to the Building and passenger elevators and Subtenant shall have access to the Subleased Premises 24-hours per day, 7 days a week, subject to temporary closures due to emergency, casualty, Sublandlord’s security requirements and maintenance, repair or changes to the Building or Project;

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(e) Electricity. Electricity to the Subleased Premises for general office use, in accordance with and subject to the terms and conditions of Section 7 below;

(f) Security. On-site Project (as opposed to Building) security equipment, personnel and procedures, if any, as Sublandlord may elect in its sole discretion to establish from time to time;

(g) Fire Alarm. Fire detectors and alarm serving the Building in general; and

(h) Other. Such other services as Sublandlord reasonably determines are necessary or appropriate for the Building or Project.

6.2 Interruption of Service. Sublandlord’s failure to furnish, or any interruption or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Sublandlord, shall not render Sublandlord liable to Subtenant, constitute a constructive eviction of Subtenant, give rise to an abatement of rent (except as expressly set forth herein), nor relieve Subtenant from the obligation to fulfill any covenant or agreement , provided that if any interruption in services to the Subleased Premises (i) continues for five (5) consecutive business days or more, (ii) is due to the act or omission of Sublandlord or Sublandlord’s employees or agents, (iii) is not attributable to the acts or omissions of Subtenant or Subtenant’s employees, invitees or agents and (iv) prevents Subtenant from occupying any material portion of the Subleased Premises, Base Rent shall abate from and after the fifth (5th) consecutive business day of the interruption to the extent the Subleased Premises are rendered unusable and are actually not used by Subtenant as a result thereof. In no event, however, shall Sublandlord be liable to Subtenant for any loss or damage, direct or indirect, special or consequential, including loss of business or theft of Subtenant’s property, arising out of or in connection with the failure of any security services, personnel or equipment.

7. Use of Electrical Services by Subtenant.

7.1 Normal Electrical Usage. The Building has been designed to accommodate electrical receptacle (120/208v) loads of three and one half (3.5) watts per usable square foot and an average lighting load of two (2) watts per usable square foot during Building Hours, with such average determined on a monthly basis (the “Standard Electrical Usage”), which electrical usage shall be subject to applicable laws, including Title 24. Subtenant will design Subtenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Subtenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Electrical service to the Subleased Premises may be furnished by one or more companies

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providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Sublandlord shall have the exclusive right to select any company providing electrical service to the Subleased Premises, to aggregate the electrical service for the Project, Building or Subleased Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Subtenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Subleased Premises. Sublandlord, as part of Operating Costs, shall bear the cost of lamps, starters and ballasts for Building standard lighting fixtures within the Subleased Premises.

7.2 Excess Usage. Subtenant’s use of electrical service shall not exceed, either in voltage, rated capacity or overall load, the Standard Electrical Usage. If Subtenant requests permission to consume excess electrical service, Sublandlord may refuse to consent or may condition consent upon conditions that Sublandlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by law), installation and maintenance costs shall be paid by Subtenant. Sublandlord shall have the right to separately meter or submeter electrical usage for the Subleased Premises and to measure electrical usage by survey or other commonly accepted methods; if Subtenant is consuming in excess of Standard Electrical Usage, such meter or submeter will be installed at Subtenant’s cost.

8. Master Lease and Sublease Terms.

8.1 Subject to Master Lease. This Sublease is and shall be at all times subject and subordinate to the Master Lease. Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease. Additionally, Subtenant’s rights under this Sublease shall be subject to the terms of the Consent. During the Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant agrees to perform and comply with, for the benefit of Sublandlord and Landlord, the obligations of Sublandlord under the Master Lease, to the extent incorporated herein and which pertain to the Subleased Premises and/or this Sublease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease document shall control over the Master Lease.

8.2 Incorporation of Terms of Master Lease. Subject to the provisions of this Article 8, the terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean Sublandlord and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean Subtenant and wherever in the Master Lease the words “Lease” or “Premises” are used such terms shall be deemed to mean this Sublease and the Subleased Premises. Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of

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Landlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease. Any right of Landlord under the Master Lease (a) of access or inspection, (b) to do work in the Master Lease Premises or in the Building, or (c) in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.

8.3 Clarifications. For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

(a) Approvals. In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.

(b) Deliveries. In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.

(c) Damage; Condemnation. Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain; provided that if and to the extent the Subleased Premises contain improvements which constitute “Alterations” or “Tenant Improvements”, as said terms are described in the Master Lease, and neither Sublandlord nor Landlord exercise their right to terminate the Master Lease as a result of such casualty or taking, then Sublandlord will repair and restore such “Alterations” or “Tenant Improvements” to the condition existing prior to such casualty or taking. In addition, Sublandlord shall insure the Subtenant Alterations and Furniture (the cost of which insurance will be included in Sublandlord Operating Costs), and, in the event of any casualty and condemnation (provided neither Sublandlord nor Landlord exercise their right to terminate the Master Lease as a result thereof), Sublandlord shall repair and restore the Subtenant Alterations and Furniture. Subtenant shall reimburse Sublandlord for any increased cost of Sublandlord’s property insurance due to the coverage of the Subtenant Alterations and Furniture required hereunder.

(d) Insurance. In all provisions of the Master Lease requiring Tenant to designate Landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy.

8.4 Exclusions. Notwithstanding the terms of Section 8.2 above, the following parts, Sections and Exhibits of the Master Lease shall not be incorporated herein:

(a) Original Master Lease: Article 1, Section 2.A.iv (second paragraph), Section 2.A.vi. Section 2.C, Section 3.A (first, third and fourth sentences only), Section 3.C, Sections 4.A, 4.B. and 4.D, Article 5, Sections 6.A, 6.B (clauses vii, and viii and final sentence only), Sections 6.C, 7.A (third sentence only, and provided that the reference to

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“Landlord” in the seventh sentence will be deemed a reference to Landlord only, not Sublandlord), 7.C (last two sentences only), 8.A, 8.B, 8.C, 8.D, 8.E, 8.G, 9.B, 9.C (references to “Tenant Improvements” and “Alterations” in the first sentence thereof only), Article 10 (except clause (i) of the first sentence, Subtenant acknowledging that the remainder of the items described in said Article 10 will constitute and be included in Operating Costs), Article 11, Article 13 (clauses (viii) and (ix) of the first sentence only), Sections 14.A (second (2nd), third (3rd) and fourth (4th) sentences only), 14.B (final sentence only), 17.A (references to termination rights only), 17.B (clause (ii) and references to “Monthly Amortized Costs” only), 17.G, Article 18, Article 19, Article 20, Sections 21.C, 21.K, 21.M, 21.T, 21.W.

(b) First Amendment: All.

(c) Second Amendment: All.

(d) Third Amendment: All

8.5 Modifications. Notwithstanding the terms of Section 8.2 above, the following provisions of the Master Lease are modified as described below for the purpose of their incorporation into this Sublease:

(a) With respect to Article 15 of the Original Master Lease, if Landlord elects to terminate the Master Lease pursuant to Section 15.B of the Original Master Lease or if Sublandlord elects to terminate the Master Lease pursuant to Section 15.C of the Original Master Lease, Sublandlord will promptly notify Subtenant and this Sublease will terminate concurrently with the termination of the Master Lease. If neither Landlord nor Sublandlord elects to terminate the Master Lease, Sublandlord will nonetheless provide Subtenant with a copy of Landlord’s notice of the time necessary to complete repairs as provided in Section 15.C of the Original Master Lease, as well as an estimate of the additional time necessary for Sublandlord to complete any repairs required of Sublandlord pursuant to the provisions of Article 15 of the Original Master Lease, and (x) Subtenant will have the same right to terminate the Sublease as Sublandlord has to terminate the Master Lease as described in the second (2nd) and fourth (4th) sentences of Section 15.C of the Original Master Lease as incorporated herein; provided that for such purposes references in the second (2nd) and fourth (4th) sentences of Section 15.C to “Landlord” or “Landlord’s” will be deemed to be references to “Sublandlord” or “Sublandlord’s” and “Landlord” or “Landlord’s”.

(b) With respect to Section 17.A of the Original Master Lease, the second (2nd) clause (i) is modified to provide that, except in the case of a Permitted Transfer (as said term is defined in Section 17.E of the Original Master Lease, as said Section has been revised for the purposes of incorporation herein by Section 8.5(d) below), Sublandlord may terminate this Sublease with respect to an assignment of this Sublease or a proposed sublease of any portion of the Subleased Premises for substantially the remainder of the Term (but in the case of a proposed sublease of a portion of the Subleased Premises, such termination will only be with respect to the portion of the Subleased Premises which Subtenant proposes to sublease, and effective as of the date of such termination, the Base Rent payable hereunder, as well as Subtenant’s Building Percentage Share and Subtenant’s Project Percentage Share, will be adjusted to reflect the reduction in the size of the Subleased Premises).

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(c) With respect to Section 17.E of the Original Master Lease, in clauses (ii) and (iii), in each case the phrase “has a net worth at the time of and thereafter sufficient to enable it to meet its obligations under this Lease” is deleted and restated, for the purposes of incorporation herein, as follows: “has a net worth which, in Sublandlord’s reasonable determination, is equal to or in excess of the net worth of Subtenant as of the date immediately preceding the proposed assignment and is sufficient to enable it to meet its obligations under this Lease.”

(d) Except as set forth in Section 8.5(a) above, references in the following provisions of the Master Lease to “Landlord” shall mean “Landlord”: Articles 15 and 16.

(e) All of Subtenant’s and Sublandlord’s maintenance and repair obligations under this Sublease shall be subject to the provisions of Section 9.D of the Master Lease, as incorporated herein, which provisions shall apply as between Sublandlord and Subtenant notwithstanding anything to the contrary in this Sublease and without regard to the negligence or willful misconduct of the person or entity released thereunder.

(f) The reference in Section 15.C of the Original Master Lease to “three hundred sixty five (365)” shall be deemed to be “two hundred seventy (270)”.

(g) Whenever there is an obligation to pay the costs and expenses of “Landlord”, Subtenant shall only be obligated to pay Sublandlord’s costs and expenses to the extent they exceed or are separate from Landlord’s costs and expenses; provided that Sublandlord shall not be entitled to independently charge Subtenant any review costs or construction supervision fees in connection with Subtenant’s Initial Alterations.

(h) With respect to Section 21(g) of the Original Master Lease, Sublandlord will be permitted to enter the Subleased Premises in order to perform any maintenance and repair tasks applicable to the Subleased Premises or the Building or to facilitate the construction of improvements within the Building (for example, access may be necessary in order to install connections between rooftop facilities and the premises of Building occupants on other floors who are served by such facilities) which work will not require Subtenant’s prior consent, to access the Telecom Riser Room and other similar facilities located on the floor(s) on which the Subleased Premises are located; Sublandlord agrees to use reasonable efforts to minimize disturbance to Subtenant’s business operations in the Subleased Premises as a result of any such entry and to provide reasonable (i.e., at least twenty-four (24) hours) advance notice (which may be telephonic) to Subtenant of any such entry, except in the case of emergency and shall indemnify, defend, protect and hold harmless Subtenant against all losses, costs, claims, liabilities and damages, subject to Section 13, Subtenant incurs as a result of such entry.

9. Assignment and Subletting.

9.1 Generally. Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises except subject to and in compliance with all of the terms and conditions of Article 17 of the Original Master Lease, and Sublandlord (in addition to Landlord) shall have the same rights with respect to assignment and subleasing as Landlord has under such Article 17, as incorporated herein, provided, however, that:

(x) fifty percent (50%) of all excess rent (calculated as provided in Section 17.B of the Original Master Lease, as incorporated herein) in connection with any such assignment or sublease shall be payable to Sublandlord as and when received by Subtenant; and

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(y) Subtenant shall be entitled to retain all remaining excess rent.

Subtenant shall pay all fees and costs payable to Landlord pursuant to the Master Lease in connection with any proposed assignment, sublease or transfer of the Subleased Premises, together with all of Sublandlord’s reasonable out-of-pocket costs relating to Subtenant’s request for such consent (not to exceed $2,500.00), regardless of whether such consent is granted, and the effectiveness of any such consent shall be conditioned upon Landlord’s and Sublandlord’s receipt of all such fees and costs. The sale of shares of Subtenant’s stock on a nationally recognized securities exchange in the normal course of trading (as opposed to the transfer of shares in connection with a merger or acquisition) will not constitute an assignment of Subtenant’s interest in this Sublease.

10. Default. Except as expressly set forth herein, Subtenant shall perform all obligations in respect of the Subleased Premises that Sublandlord would be required to perform pursuant to the Master Lease, to the extent incorporated herein. It shall constitute an event of default hereunder if Subtenant fails to perform any obligation hereunder (including, without limitation, the obligation to pay Rent), or any obligation under the Master Lease which has been incorporated herein by reference, and, in each instance, Subtenant has not remedied such failure after delivery of any written notice required under this Sublease and passage of the cure periods prescribed in Section 13 of the Master Lease as incorporated herein, provided that with respect to non-monetary defaults, Subtenant’s cure period shall be the longer of (A) one-half of, or (B) five (5) calendar days less than, the actual cure period provided for such non-monetary default under the Master Lease, as incorporated herein.

11. Remedies. In the event of any default hereunder by Subtenant, Sublandlord shall have all remedies provided to the “Landlord” in the Master Lease, as incorporated herein and all other rights and remedies otherwise available at law and in equity. Without limiting the generality of the foregoing, Sublandlord may continue this Sublease in effect after Subtenant’s breach and abandonment and recover Rent as it becomes due. Sublandlord may resort to its remedies cumulatively or in the alternative.

12. Right to Cure Defaults. If Subtenant fails to perform any of its obligations under this Sublease after expiration of applicable grace or cure periods, then Sublandlord shall have the rights and remedies specified in Section 13.F of the Master Lease, as incorporated herein. If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies. Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord.

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13. Sublandlord’s Liability. Notwithstanding any other term or provision of this Sublease, the liability of Sublandlord to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall Subtenant, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord) for (a) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Landlord, its partners, members, shareholders, directors, agents, officers, employees, contractors, successors and /or assigns to perform or cause to be performed Landlord’s obligations under the Master Lease, except as otherwise provided herein, (b) lost revenues, lost profit or other consequential, special or punitive damages arising in connection with this Sublease for any reason, or (c) any damages or other liability arising from or incurred in connection with the suitability of the Subleased Premises for Subtenant’s intended uses. Subtenant shall, however, have the right to seek any injunctive or other equitable remedies as may be available to Subtenant under applicable law. Notwithstanding any other term or provision of this Sublease, no personal liability shall at any time be asserted or enforceable against Sublandlord’s stockholders, directors, officers, or partners on account of any of Sublandlord’s obligations or actions under this Sublease. As used in this Sublease, the term “Sublandlord” means the holder of the tenant’s interest under the Master Lease and the holder of Sublandlord’s interest under this Sublease. In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, which assignment or transfer may occur at any time during the Term in Sublandlord’s sole discretion, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord hereunder accruing subsequent to the date of the transfer and it shall be deemed and construed, without further agreement between the parties hereto, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublandlord hereunder. Sublandlord may transfer and deliver any then existing Security Deposit to the transferee of Sublandlord’s interest under this Sublease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto provided that such transferee has assumed in writing all of Sublandlord’s obligations under this Sublease.

14. Attorneys’ Fees. If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, then Section 21.A of the Master Lease, as incorporated herein, shall govern the payment of attorneys’ fees in connection therewith.

15. Delivery of Possession.

15.1 Generally. Except as expressly set forth herein, Sublandlord shall deliver, and Subtenant shall accept, possession of the Subleased Premises in good “broom-clean” condition, with all Building systems in good operating condition, and otherwise in their “AS IS” condition as the Subleased Premises exists on the date of this Sublease. Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, materials, furniture other than the Furniture (defined below), fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Subleased Premises or the Building, except as expressly set forth in this Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and

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complete investigations, examinations and inspections of the Subleased Premises and the Building Common Areas. Subtenant acknowledges that it is not authorized to make or perform any alterations or improvements in or to the Subleased Premises except as permitted by the provisions of this Sublease and the Master Lease and that upon termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord in the same condition as the Subleased Premises were at the commencement of the Term, reasonable wear and tear, casualty, condemnation, Hazardous Materials (other than those released by Subtenant or its agents, invitees, employees and contractors) and those Subtenant Alterations the removal of which is not required by the terms hereof excepted; in any event, at Subtenant’s cost, Subtenant will remove all telecommunications and data cabling (including Network Cabling) installed by or for the benefit of Subtenant.

15.2 Subtenant’s Alterations.

(a) Generally. The parties acknowledge that Subtenant intends to construct improvements within the Subleased Premises; said improvements which are initially constructed in anticipation of Subtenant’s occupancy of the Subleased Premises (the “Initial Subtenant Alterations”) or are constructed by or on behalf of Subtenant following Subtenant’s occupancy of the Subleased Premises being referred to as “Subtenant Alterations”. All Subtenant Alterations shall be carried out in accordance with, and will be deemed “alterations” for the purpose of the Master Lease and will be subject to Landlord’s prior written approval to the extent required under the Master Lease. Sublandlord will have the right to reasonably approve the Plans (defined below) for any proposed Subtenant Alterations, as well as any contractors whom Subtenant proposes to retain to perform such work (provided that Sublandlord may designate the contractors who will perform work on the Building’s electrical, HVAC or life-safety systems). Sublandlord’s consent shall not be unreasonably withheld with respect to proposed Subtenant Alterations that (a) comply with all applicable laws; (b) are compatible with the Building, its architecture and its mechanical, electrical, HVAC and life safety systems; (c) do not interfere with the use and occupancy of any other portion of the Building by any other occupant or their invitees; (d) do not affect the structural portions of the Building; (e) do not and shall not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building; and (f) do not affect the exterior appearance of the Building. Additionally, Sublandlord may require that Subtenant incorporate “Project-Standard” materials with respect to (i) ceiling tile, (ii) lighting, (iii) doors, frames and hardware and (iv) other similar finish components. In determining whether to consent to proposed Subtenant Alterations, Sublandlord shall have the right to review and approve Plans for proposed Subtenant Alterations, construction means and methods, the identity of any contractor or subcontractor to be employed on the work for Subtenant Alterations, and the time for performance of such work. In connection with any proposed Subtenant Alterations, Subtenant will be responsible for providing any reasonable security required by Landlord pursuant to Section 7.A of the Original Master Lease. Additionally, if Sublandlord in good faith determines that Subtenant proposes to construct Subtenant Alterations which would be materially more expensive to remove than the typical office improvements located in the Building, Sublandlord, in Sublandlord’s discretion, may require as a condition to granting its consent to any proposed Subtenant Alterations that Subtenant increase the Security Deposit by an amount reasonably determined by Sublandlord to be sufficient to secure the performance of Subtenant’s obligation to restore or remove such Subtenant Alterations at the expiration or sooner termination of the

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Sublease (whether such restoration is required by Landlord or Sublandlord). Subtenant shall supply to Sublandlord any documents and information reasonably requested by Sublandlord in connection with any Subtenant Alterations. Sublandlord may hire outside consultants to review such documents and information and Subtenant shall reimburse Sublandlord for the cost thereof as well as Sublandlord’s internal costs; provided that Sublandlord will not have the right to charge Subtenant for any such costs in connection with the Initial Subtenant Alterations. All Subtenant Alterations permitted hereunder shall be made and performed by Subtenant without cost or expense to Sublandlord, except with respect to Sublandlord’s funding of the Allowance, described below. Upon completion of any Subtenant Alterations, Subtenant shall provide Sublandlord, at Subtenant’s expense, with a complete set of “as built” plans on Mylar and specifications reflecting the actual conditions of the Subtenant Alterations as constructed in the Subleased Premises, together with a copy of such plans on diskette in AutoCAD format or such other format as may then be in common use for computer assisted design purposes; additionally, Subtenant will provide Sublandlord with the items required under clauses (i) through (iii) of Section 7.A of the Original Master Lease for delivery to Landlord. Sublandlord shall have the right to promulgate commercially reasonable rules and regulations regarding the performance of Subtenant Alterations; Subtenant’s initial guidelines for construction are attached hereto as Exhibit F. Sublandlord will not charge any construction management fee, nor will Subtenant be charged for utilities consumption for the period from and after the Early Access Date to the Commencement Date, with respect to the performance of the Initial Subtenant Alterations (as opposed to any subsequent Subtenant Alterations); however, if and to the extent that Landlord imposes a construction management fee with respect to any Subtenant Alterations, or otherwise passes through review fees and costs, Subtenant will be responsible for paying such sums. As used herein, “Plans” will mean fully dimensioned architectural construction drawings and specifications, and any required engineering drawings (including mechanical, electrical, plumbing, air-conditioning, ventilation and heating), and shall include, to the extent applicable: (i) electrical outlet locations, circuits and anticipated usage therefor, (ii) reflected ceiling plan, including lighting, switching, and any special ceiling specifications, (iii) duct locations for heating, ventilating and air-conditioning equipment, (iv) details of all millwork, (v) dimensions of all equipment and cabinets to be built in, (vi) furniture plan showing details of space occupancy, (vii) keying schedule, (viii) lighting arrangement, (ix) location of print machines, equipment in lunch rooms, concentrated file and library loadings and any other equipment or systems (with brand names wherever possible) which require special consideration relative to air-conditioning, ventilation, electrical, plumbing, structural, fire-life safety or mechanical systems, (x) special heating, ventilating and air conditioning equipment and requirements, (xi) weight and location of heavy equipment, and anticipated loads for special usage rooms, (xii) demolition plan, (xiii) partition construction plan, (xiv) all requirements under the Americans with Disabilities Act and other governmental requirements, and (xv) final finish selections, and any other details or features reasonably required by Landlord. Subject to Sublandlord’s review of more detailed plans, Sublandlord hereby consents to Subtenant’s construction of the Initial Subtenant Alterations shown on Exhibit G and agrees that Subtenant shall not be required to provide any increase in the Security Deposit with respect thereto.

(b) Code-Required Work. If the performance of any Subtenant Alterations or other work by Subtenant within the Subleased Premises “triggers” a requirement for code-related upgrades to or improvements of any portion of the Building or Project, Subtenant shall be responsible for the cost of such code-required upgrade or improvements.

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(c) Allowance. Sublandlord hereby grants to Subtenant an allowance of Four and No/100 Dollars ($4.00) per rentable square foot of the Subleased Premises (which, based upon 26,386 rentable square feet, equates to $105,544.00 (the “Allowance”).

(1) The Allowance is to be used for:

(A) Payment of the cost of preparing space plans and construction drawings, including mechanical, electrical, plumbing and structural drawings.

(B) The payment of plan check, permit and license fees relating to construction of the Initial Subtenant Alterations.

(C) Construction of the Initial Subtenant Alterations.

(2) Disbursement. The Allowance shall be paid to Subtenant in its entirety, within thirty (30) days following request by Subtenant, which request must be accompanied by (i) evidence that the items described in Section 15.2(c)(1)(C) above have been completed and (ii) full and final waivers of lien from all contractors performing any portion of the Initial Subtenant Alterations.

(d) End of Term. Subtenant expressly acknowledges that Landlord or Sublandlord may require Subtenant to remove some or all Subtenant Alterations at the expiration or sooner termination of the Term; however, if Landlord requires the removal/restoration of any reception areas constructed by Subtenant (not to exceed 1,000 rentable square feet in size), Sublandlord agrees to be responsible for the restoration of such reception area, and Sublandlord will not have the independent right to require removal of such reception area. Subtenant will also be responsible for the performance of the items of work required by clauses (i), (ii), (iii), (iv) and (v) (to the extent Tenant installs cabling) of Section 6.B of the Original Master Lease, to the extent applicable to the Subleased Premises. Subtenant acknowledges that Landlord may notify Sublandlord following the scheduled expiration of this Sublease of Landlord’s determination that certain alterations performed by Subtenant must be removed. The parties acknowledge that Subtenant’s obligation to remove any Subtenant Alterations which Landlord requires the removal of (and the removal of which is not the express responsibility of Sublandlord pursuant to this Section 15.2(d)) will survive the expiration or sooner termination of this Sublease.

16. Holding Over. If Subtenant holds over after the expiration or earlier termination of this Sublease with the express or implied consent of Sublandlord, such tenancy shall be from month-to-month only and shall not constitute a renewal hereof or an extension for any further term. Such month-to-month tenancy shall be subject to all the terms and provisions of this Sublease, except that Subtenant shall pay Base Rent and Additional Rent in an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the greater of: (1) the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover; or (2) the fair market gross rental for the Subleased Premises as reasonably determined by Sublandlord. Nothing contained in this Section 16 shall be construed as consent by Sublandlord to any holding over by Subtenant, and Sublandlord expressly reserves

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the right to recover immediate possession of the Subleased Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Sublandlord is unable to deliver possession of the Subleased Premises to a new subtenant or to Landlord, as the case may be, or to perform improvements for a new subtenant, as a result of Subtenant’s holdover, Subtenant shall be liable to Sublandlord for all damages, including, without limitation, consequential damages, that Sublandlord suffers solely due to the holdover; Subtenant expressly acknowledges that such damages may include all of the holdover rent charged by Landlord under the Master Lease as a result of Subtenant’s holdover, which Master Lease holdover rent may apply to the entire Master Lease Premises. Notwithstanding any other term or provision of this Sublease, if the Term expires on the Expiration Date (as opposed to an early termination for any reason), Subtenant shall be entitled to hold over, without any payment of Base Rent and Additional Rent, solely for the purpose of performing any repair/restoration obligations of Subtenant under this Sublease, so long as (x) Subtenant’s work of repair/restoration does not interfere with Sublandlord’s restoration work, if any, which is concurrently being performed in the Building and (y) in no event will Subtenant have any right to remain in the Subleased Premises for any reason whatsoever following the date which precedes the date of expiration of the term of the Master Lease.

17. Parking. During the Term Subtenant shall be permitted to use one hundred (100) (i.e., 3.78 spaces per 1,000 rentable square feet in the Subleased Premises) of the parking spaces allocated to Sublandlord in the Master Lease at no additional charge. Such parking shall be provided on an unreserved basis. One (1) reserved parking space located in the underground parking lot directly beneath the Subleased Premises for each full floor occupied by Subtenant shall be allocated to Subtenant from the amount described above. Sublandlord reserves the right in the future to designate reserved parking spaces at Sublandlord’s sole discretion. Except for reserved spaces allocated at a ratio of one space per floor in the Project, such parking is, however, currently all unreserved and distributed below the Project, on surface lots and in a separate structure.

18. Notices: Any notice by either party to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of Federal Express, UPS Next Day Air or another reputable express mail delivery service guaranteeing next business day delivery, or (c) sent by United States certified or registered mail, return receipt requested, addressed: (i) if to Sublandlord, at the following addresses:

Oracle USA, Inc.

c/o Oracle Corporation

1001 Sunset Boulevard

Rocklin, California 95765

Attn: Lease Administration

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with a copy to:

Oracle USA, Inc.

c/o Oracle Corporation

500 Oracle Parkway

Box 5OP7

Redwood Shores, California 94065

Attn: Legal Department

and (ii) if to Subtenant, at the following address:

Before the Commencement Date:

NeurogesX, Inc.

San Carlos Business Park

981F Industrial Road

San Carlos, California 94070-4117

Attn: Chief Financial Officer

After the Commencement Date:

NeurogesX, Inc.

The Subleased Premises

Attn: Chief Financial Officer

and to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attn: Real Estate Department/SPR

or at such other address for either party as that party may designate by notice to the other. A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day), if sent via overnight courier, on the business day next succeeding delivery to the courier, and if mailed by United States certified or registered mail, three (3) business days following such mailing in accordance with this Section.

19. Furniture. During the Term, at no charge to Subtenant, Subtenant shall be permitted to use the existing modular and office furniture and cabling located in the Subleased Premises and described in more particular detail in Exhibit C attached hereto (the “Furniture”). Such Furniture shall be delivered in good “as-is” condition. Subtenant shall accept the Furniture in its current condition without any warranty of fitness from Sublandlord (Subtenant expressly acknowledges that no warranty is made by Sublandlord with respect to the condition of any cabling currently located in or serving the Subleased Premises); for purposes of documenting the

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current condition of the Furniture, Subtenant and Sublandlord shall, prior to the Commencement Date, conduct a joint walk-through of the Subleased Premises in order to inventory items of damage or disrepair in the Furniture. Subtenant shall use the Furniture only for the purposes for which such Furniture is intended and shall be responsible for the proper maintenance, care and repair of the Furniture, at Subtenant’s sole cost and expense. No item of Furniture shall be removed from the Subleased Premises without Sublandlord’s prior written consent. On or about the date of expiration of the Term, the parties shall once again conduct a walk-through of the Subleased Premises to catalog any items of damage, disrepair, misuse or loss among the Furniture (reasonable wear and tear, casualty and condemnation excepted), and Subtenant shall be responsible, at Subtenant’s sole cost and expense, for curing any such items (including, with respect to loss, replacing any lost item with a substantially similar item reasonably acceptable to Sublandlord). Subtenant shall not modify, reconfigure or relocate any furniture except with the advance written permission of Sublandlord, and any work of modifying any Furniture (including, without limitation, changing the configuration of, “breaking down” or reassembly of cubicles or other modular furniture) and any maintenance of the same shall be performed at Subtenant’s sole cost using Sublandlord’s specified vendors or an alternate vendor approved in writing by Sublandlord (such approval to be granted or withheld in Sublandlord’s good faith discretion, based upon Sublandlord’s assessment of factors which include, without limitation, whether the performance by such vendor will void applicable warranties for such furniture and whether such vendor is sufficiently experienced in the design of such furniture). Notwithstanding the foregoing, Sublandlord will remove any Furniture from the Subleased Premises requested by Subtenant prior to the Commencement Date or, at Subtenant’s request, prior to a mutually agreed upon date, provided that Subtenant delivers to Sublandlord notice specifying the items to be removed at least ten (10) business days prior to the Commencement Date or mutually agreed upon date; provided that in no event will Sublandlord be required to expend in excess of $10,000.00 to perform such removal work. Following such removal, any such items so removed will no longer be deemed to be included with the definition of “Furniture” and, at Landlord’s option, the parties will jointly execute a revised Exhibit C reflecting the revised Furniture Inventory.

20. Access System. Subtenant acknowledges that Sublandlord currently has an access system monitoring access to the Project and the Building. Subtenant acknowledges that there are card readers installed throughout the Building and Project which are part of Sublandlord’s access system. Subtenant will not interfere with, adjust or damage any such card readers. To the fullest extent permitted under applicable law, Subtenant hereby acknowledges that, except for making the card key reader system available for Subtenant’s use with card keys initially at no cost to Subtenant (Sublandlord will have a right to charge a reasonable fee for lost or replacement card keys) and except for servicing and maintaining the system, Sublandlord shall not be responsible for providing access or security services to Subtenant, and that Subtenant shall be solely responsible for providing its own security service, if any. Subject to its review of plans therefore, Sublandlord consents to Subtenant’s installation of its own security and card reader system at the Subleased Premises; provided that at Sublandlord’s or Landlord’s option, Subtenant will remove such systems at the end of the Term. Sublandlord shall also, at its sole cost, promptly upon request by Subtenant, add the access keys of certain of Subtenant’s employees to the database of Sublandlord’s security system to allow Subtenant to access the freight elevator vestibule on the second (2nd) floor. Sublandlord will provide Subtenant with one (1) card key for each workstation located in the Subleased Premises at no charge, and in the event Subtenant so requests, Sublandlord shall provide Subtenant with replacement card keys at a price of $10.00 per card.

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21. Signage.

21.1 Monument Sign. Subject to the prior written consent of Landlord (if required under the Master Lease) and the procurement of any approvals or permits required by City, Subtenant will be entitled to a pro-rata allocation of space on any monument signage serving the Building (a “Monument Sign”) for the purpose of displaying Subtenant’s name only, in Project-standard lettering. Subtenant acknowledges that no such Monument Sign exists as of the date of this Sublease; however, Sublandlord shall install Monument Sign serving the Building within sixty (60) days of the date hereof. Further, the location of Subtenant’s trade name on the Monument Sign shall be subject to availability at the time Subtenant elects to install same on any such monument and Subtenant shall also be entitled to signage identifying its name in the lobby directory of the Building (if any) and to signage identifying its name and/or logo at the entrance to the Subleased Premises. Sublandlord shall not be required to reserve any particular location or band on the Monument Sign for Subtenant’s use. Any signage of Subtenant installed on the Monument Sign is referred to herein as “Subtenant’s Monument Signage”. Any such signage will be installed at Subtenant’s sole cost and expense by contractors designated by Sublandlord. The graphics, materials, color, design, lettering, lighting, size, specifications, location and manner of affixing the Subtenant’s Monument Signage shall be subject to Sublandlord’s prior approval, which shall not be unreasonably withheld, and will be further subject to compliance with all laws, ordinances, restrictions of record and easements affecting same (collectively, “Sign Laws”). Sublandlord’s approval of Subtenant’s Monument Signage shall not constitute a representation by Sublandlord that Subtenant’s Monument Signage complies with any applicable Sign Laws. Any such signage will be removed by Subtenant at Subtenant’s expense at the earlier to occur of (a) the Expiration Date and (b) the date upon which the signage rights granted herein are terminated. The rights granted pursuant to this Section 21 are personal to NeurogesX, Inc., and may not be transferred or assigned to any other individual or entity (other than an assignee of Subtenant’s interest in this Sublease or a subtenant of fifty percent (50%) of the Subleased Premises).

21.2 Termination of Signage Rights. Subtenant’s rights to Subtenant’s Monument Signage shall expire and terminate upon the earlier to occur of the termination of this Sublease or Subtenant’s right to possession of the Subleased Premises. Upon termination of such rights (and in any event upon termination of this Sublease), Subtenant shall immediately remove Subtenant’s Monument Signage (if installed) and repair all damage caused thereby, at Subtenant’s sole cost and expense. Subtenant’s obligations hereunder shall survive the termination of this Sublease.

22. Telecom Riser Rooms. Each floor of the Building has a separate room (each, a “Telecom Riser Room”) which was used by the prior occupant of the Building to connect with the main telecommunications distribution frame (“MDF”) serving the Building and the Project; the Telecom Riser Rooms serve as the central point of distribution for telecommunications fiber for all floors in the Building. As of the date of this Sublease, the Telecom Riser Rooms serving the Subleased Premises shall remain locked unless otherwise determined by Sublandlord, but considered common space accessible to Sublandlord and upon

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prior coordination of such access with, and subject to supervision by, Sublandlord or Sublandlord’s property manager for the Project, or, during Business Hours, Building occupants (including Subtenant). Building occupants who wish to use the telecom riser fiber in the Building may require access to all Telecom Riser Rooms (including Telecom Riser rooms on floors other than the floors on which their separate subleased premises are located) through which their fiber passes. Subtenant may elect to use the Telecom Riser Rooms serving the Subleased Premises for connecting to the MDF, however, Subtenant may not interfere with any pre-existing Building fiber installed in or connected to any Telecom Riser Room nor may Subtenant prevent Sublandlord (or any other Building occupants) from accessing the Telecom Riser Rooms serving the Subleased Premises; however, Subtenant will have the right to supervise the performance of any other occupants’ work in the Telecom Riser Rooms on the floor(s) where the Subleased Premises are located (and, similarly, if Subtenant wishes to have access to the Telecom Riser Rooms on any floor in the Building where the Subleased Premises is not located, Subtenant may be subject to the supervision of the occupant(s) of such floor during the performance of any such work). Except in the case of an emergency, Sublandlord (and any other Building occupants) shall provide Subtenant with reasonable advance notice (which may be telephonic) of any such access and such access shall be during normal business hours. Sublandlord (and any other Building occupants) shall comply with Subtenant’s reasonable security measures and shall not unreasonably interfere with Subtenant’s use of the Subleased Premises. All work performed by or on behalf of Subtenant in any Telecom Riser Room will be performed in strict compliance with such guidelines as Sublandlord may, from time to time, promulgate. Alternatively, Subtenant may elect to relocate Subtenant’s voice and data cabling to another location within the Subleased Premises at Subtenant’s sole cost and expense. All vertical cabling to be installed by Subtenant shall be in such room in a location designated and approved by Sublandlord and Sublandlord may need future access to allow other Subtenants to core drill and pull additional fiber. Notwithstanding the foregoing, Subtenant shall be permitted to place its servers in the Telecom Riser Room located on the second (2nd) floor of the Building, subject to the access restrictions described above.

23. [INTENTIONALLY OMITTED]

24. Project Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Subleased Premises, Building, or any part thereof and that no representations respecting the condition of the Subleased Premises or the Building have been made by Sublandlord to Subtenant except as specifically set forth herein. However, Subtenant hereby acknowledges that Sublandlord is currently renovating or may during the Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project or the Building. So long as such Renovations do not unreasonably interfere with Subtenant’s use of or access to the Subleased Premises or parking, Subtenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Subtenant nor, except as expressly set forth in Section 6.2 above, entitle Subtenant to any abatement of Rent. So long as such Renovations do not unreasonably interfere with Subtenant’s use of or access to the Subleased Premises or parking, Sublandlord shall have no responsibility and shall not be liable to Subtenant for any injury to or interference with Subtenant’s business arising from the Renovations, nor shall Subtenant be entitled to any compensation or damages from Sublandlord for loss of the use of the whole or any part of the Subleased Premises or of Subtenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

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25. Brokers. Subtenant represents that it has dealt directly with and only with Cornish & Carey, Inc. (“Subtenant’s Broker”), as a broker in connection with this Sublease. Sublandlord represents that it has dealt directly with and only with Colliers International (“Sublandlord’s Broker”), as a broker in connection with this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers other than Subtenant’s Broker and Sublandlord’s Broker claiming to have represented Sublandlord or Subtenant in connection with this Sublease. Subtenant and Sublandlord agree that Subtenant’s Broker and Sublandlord’s Broker shall be paid commissions by Sublandlord in connection with this Sublease pursuant to a separate agreement.

26. Complete Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties.

27. USA Patriot Act Disclosures. Subtenant is currently in compliance with and shall at all times during the Term remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

28. Interpretation. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

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29. Counterparts. This Sublease may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. This Sublease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

30. Landlord Consent. This Sublease and Sublandlord’s and Subtenant’s obligations hereunder are conditioned upon receipt of the Consent. If Sublandlord fails to obtain the Consent within thirty (30) days after execution of this Sublease by Sublandlord, then either party may terminate this Sublease by giving the other written notice thereof on or before the date of procurement of the Consent, in which event Sublandlord shall return to Subtenant the Initial Letter of Credit and any prepaid Rent.

31. Sublandlord’s Representations. As an inducement to Subtenant to enter into this Sublease, Sublandlord represents that (a) the Master Lease is in full force and effect, and there exists under the Master Lease no default or event of default by either Landlord or Sublandlord and (b) the copy of the Master Lease attached hereto as Exhibit H is a true, correct and complete copy of the Master Lease.

32. Approvals. Whenever this Sublease requires an approval, consent, designation, determination or judgment by either Sublandlord or Subtenant, except as where expressly set forth herein to the contrary, such approval, consent, designation, determination or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLANDLORD:	ORACLE USA, INC., a Colorado corporation

By:	/s/ Randall W. Smith
Print Name:	Randall W. Smith
Title:	VP Real Estate & Facilities

SUBTENANT:	NEUROGESX, INC. a Delaware corporation

By:	/s/ Stephen Ghiglieri
Print Name:	Stephen Ghiglieri
Title:	CFO

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EXHIBIT A

Subleased Premises

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EXHIBIT B

Commencement Agreement

Date	September 13, 2007

Subtenant	NEUROGESX, INC.
Address	981F Industrial Road
San Carlos, CA 94070
Attn: Steve Grana, Controller & Senior Director

Re:	Commencement Letter with respect to that certain Sublease dated as of the 6th day of September, 2007 by and between ORACLE USA, INC., a Colorado corporation, as Sublandlord, and NEUROGESX, INC., a Delaware corporation, as Subtenant, for 26,386 rentable square feet on the second (2nd) floor of the Building located at 2215 Bridgepointe Parkway, San Mateo, California.

Dear Steve:

In accordance with the terms and conditions of the above referenced Sublease, Subtenant accepts possession of the Subleased Premises and agrees:

1.	The Commencement Date is September 14, 2007;

2.	The Expiration Date is July 31, 2012;

3.	The Rent Commencement Date is: February 14, 2008; and

4.	The Schedule of Base Rent is:

Period	Monthly Base Rent Per Rentable Square Foot	Rentable Square Foot Upon Which Base Rent is Payable	Monthly Base Rent
September 14, 2007 to February 13, 2008	$0.00	0	$0.00
February 14, 2008 to February 28, 2008	$1.50	20,000	$16,071.40	*
March 1, 2008 to August 31, 2008	$1.50	20,000	$30,000.00
September 1, 2008 to August 31, 2009	$1.60	20,000	$32,000.00
September 1, 2009 to August 31, 2010	$1.70	26,386	$44,856.20
September 1, 2010 to Sept. 13, 2011	$1.90	26,386	$50,133.40
September 1, 2011 to Expiration Date	$2.00	26,386	$52,772.00

*	The Base Rent and Additional Rent for the first partial month will be prorated by multiplying the monthly Base Rent and Additional Rent by a fraction, the numerator of which is the number of days of the partial month and the denominator of which is the total number of days in the full calendar month.

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Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to Phil Arnautou at Colliers International, Two Palo Alto Square, Suite 200, Palo Alto, CA 94306.

Sincerely,

ORACLE USA, INC.

Cliff Berry
Director
Headquarters Real Estate

Agreed and Accepted:

Subtenant:	NEUROGESX, INC.
By:	/s/ Stephen Ghiglieri
Name:	Stephen Ghiglieri
Title:	CFO
Date:	9/27/07

EXHIBIT C

Furniture Inventory

2215 Bridgepointe, Bldg 1, 2nd floor

Inventory & Definitions

(18) Standard Private Offices – Kimball Cetra/Footprint Furniture will contain:

(1) P-top worksurface, corner worksurface and (2) straight worksurface; (3) chairs and (1) short bookcase. (12 DO NOT have bookcases)

(86) Cubes—Standard Kimball Cetra/Footprint (8’ x 8’) Furniture will contain:

(2) 48” work surfaces – laminate; (1) Corner work surface – laminate; (2) wood file pedestals; (2) chairs; (1) overhead storage with built in desk light.

(3 cubes only have 1 chair)

(2) Large Conference Rooms

•	Each conference room has oval table, (10+) office task chairs

(2) Medium Conference Room

•	Conference room has oval table, (6+) office task chairs

(2) Small Conference Rooms

•	Each conference room has (1) round table, (4+) office task chairs

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2215 Bridgepointe, Bldg 1, 5th floor Cont…

(2) Lounge Areas

•	Each lounge area has (3) club chairs and (1) occasional table

(2) Mail/Copy Rooms

•	(4) blue Hamilton tables, (2) blue mail sorters

Miscellaneous:

•	(16) Lateral file cabinets

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EXHIBIT D

Form Letter of Credit

ISSUING BANK

ADDRESS OF ISSUING BANK

DATE:

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER:

BENEFICIARY:	APPLICANT:

AMOUNT: USD $

EXPIRATION:                      AT OUR COUNTERS

WE HEREBY ESTABLISH IN YOUR FAVOR OUR IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER                      WHICH IS AVAILABLE WITH [ISSUING BANK] BY PAYMENT AGAINST PRESENTATION OF THE ORIGINAL OF THIS LETTER OF CREDIT AND YOUR DRAFTS AT SIGHT DRAWN ON [ISSUING BANK] AT THE ADDRESS ABOVE, ACCOMPANIED BY THE DOCUMENTS DETAILED BELOW:

A LETTER SIGNED BY A PURPORTED AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY STATING THAT BENEFICIARY IS ENTITLED TO DRAW ON THIS LETTER OF CREDIT IN THE REQUESTED AMOUNT PURSUANT TO THAT SUBLEASE AGREEMENT BETWEEN                                          AND                                         , AS IT MAY BE AMENDED.

THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT YOUR WRITTEN CONSENT OF BENEFICIARY.

SPECIAL CONDITIONS:

THIS LETTER OF CREDIT SHALL AUTOMATICALLY RENEW WITHOUT AMENDMENT FOR AN ADDITIONAL ONE YEAR PERIOD FROM THE CURRENT OR FOR ANY FUTURE EXPIRATION DATE, UNLESS WE SHALL NOTIFY YOU IN WRITING BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED OR OVERNIGHT COURIER AT LEAST 60 DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE THAT THIS LETTER OF CREDIT WILL NOT BE RENEWED. FOLLOWING SUCH NOTIFICATION AND PRIOR TO THE EXPIRATION OF THIS LETTER OF CREDIT, YOU MAY DRAW UPON THIS LETTER OF CREDIT BY PRESENTATION OF THE SIGHT DRAFT(S) MENTIONED ABOVE, ACCOMPANIED BY A LETTER SIGNED BY A

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PURPORTED AUTHORIZED REPRESENTATIVE OF BENEFICIARY STATING THAT BENEFICIARY HAS NOT BEEN PRESENTED WITH A SUBSTITUTE LETTER OF CREDIT IN THE SAME PRINCIPAL AMOUNT, AND ON THE SAME TERMS AS THIS LETTER OF CREDIT FROM AN ISSUER REASONABLY SATISFACTORY TO YOU.

THIS LETTER OF CREDIT IS TRANSFERABLE AND MAY BE TRANSFERRED ONE OR MORE TIMES BY THE NAMED BENEFICIARY HEREUNDER OR BY ANY TRANSFEREE HEREUNDER TO A SUCCESSOR TRANSFEREE. TRANSFER OF THIS LETTER OF CREDIT IS SUBJECT TO OUR RECEIPT OF BENEFICIARY’S INSTRUCTIONS IN THE FORM ATTACHED AS EXHIBIT A, ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

PARTIAL DRAWS ARE ALLOWED UNDER THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590 AND ENGAGES US PURSUANT TO THE TERMS THEREIN.

[ISSUING BANK]

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

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EXHIBIT E

Rules and Regulations

1. Sidewalks, doorways, halls, stairways, vestibules and other similar areas shall not be obstructed by any tenant or used by them for purpose other than ingress to and egress from their respective Subleased Premises, and for going from one part of the Building to another part.

2. Plumbing fixtures shall be used only for their designated purpose, and no foreign substances of any kind shall be deposited therein. Damage to any such fixture resulting from misuse by Subtenant or any employee or invitee of Subtenant shall be repaired at the expense of Subtenant.

3. Nails, screws and other attachments to the Building require prior written consent from Sublandlord.

4. All contractors and technicians rendering any installation service to Subtenant shall be subject to Sublandlord’s approval and supervision prior to performing services. This applies to all work performed in the Building, including, but not limited to, installation of telecommunications equipment, and electrical devices, as well as all installation affecting floors, walls, woodwork, windows, ceilings, and any other physical portion of the Building.

5. Movement in or out of the Building of furniture, office equipment, or other bulky material which requires the use of elevators, stairways, or Building entrance and lobby shall be restricted to hours established by Sublandlord. All such movement shall be under Sublandlord’s supervision, and the use of an elevator for such movements shall be made restricted to the Building’s freight elevators, or an elevator for such movements shall be made restricted to the Building’s freight elevators. Prearrangements with Sublandlord shall be made regarding the time, method, and routing of such movement, and Subtenant shall assume all risks of damage and pay the cost of repairing or providing compensation for damage to the Building, to articles moved and injury to persons or public resulting from such moves. Sublandlord shall not be liable for any acts or damages resulting from any such activity.

6. Corridor doors, when not is use, shall be kept closed.

7. Subtenant shall cooperate with Sublandlord in maintaining the Subleased Premises. Except as expressly set forth in the Sublease, Subtenant shall not employ any person for the purpose of cleaning the Subleased Premises other than the Building’s cleaning and maintenance personnel.

8. Deliveries of water, soft drinks, newspapers, or other such items to any Subleased Premises shall be restricted to hours established by Sublandlord.

9. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, fish, or animals of any kind shall be brought into or kept in, on or about the Subleased Premises.

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10. No cooking shall be done in the Subleased Premises except in connection with convenience lunch room or beverage service for employees and guests (on a noncommercial basis) in a manner which complies with all of the provisions of the Sublease and which does not produce fumes or odors.

11. Food, soft drink or other vending machines shall not be placed within the Subleased Premises without Sublandlord’s prior written consent.

12. Subtenant shall not use or keep on its Subleased Premises any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities reasonably necessary for the operation and maintenance of office equipment.

13. Subtenant shall not tamper with or attempt to adjust temperature control thermostats in the Subleased Premises. Sublandlord shall make adjustments in thermostats on call from Subtenant.

14. Subtenant shall comply with all requirements necessary for the security of the Building, including the use of service passes issued by Sublandlord for after hours movement of office equipment/packages, and signing security register in Building lobby after hours.

15. Upon termination of this Lease, Subtenant shall surrender to Sublandlord all keys and access cards to the Subleased Premises, and give to Sublandlord the combination of all locks for safes and vault doors, if any, in the Subleased Premises.

16. Sublandlord retains the right, without notice or liability to any occupant, to change the name and street address of the Building.

17. Canvassing, peddling, soliciting, and distribution of handbills in the Building are prohibited and each tenant shall cooperate to prevent these activities.

18. Subtenant shall take reasonable steps to prevent the unnecessary generation of refuse (e.g., choosing and using products, packaging, or other materials in business that minimize solid waste or that are durable, reusable, or recyclable). Subtenant shall provide or obtain recycling containers in its business for use by employees and customers, shall recycle acceptable materials in the recycling containers provided by Sublandlord, and shall otherwise participate in the recycling program established by Sublandlord for the Building. Acceptable recyclable materials may include, but are not limited to, the following: newspaper, cardboard, paperboard, office paper and other mixed paper, aluminum, tin and other metal, glass, and #1 (PETE) and #2 (HDPE) plastics.

19. Subtenant shall not and shall cause its employees, agents, contractors, invitees, customers and visitors not to smoke in the Subleased Premises or in any portion of the Building, except those areas, if any, expressly designated as smoking areas by Sublandlord. Persons may smoke cigarettes in designated areas only if the smoker uses designated receptacles for ashes and cigarette butts and does not annoy any nonsmoking persons using the area or interfere with access to the Building.

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20. Sublandlord reserves the right to rescind or modify any of these rules and regulations and to make future rules and regulations required for the safety, protection, and maintenance of the Building, the operation and preservation of good order thereof, and the protection and comfort of the tenants and their employees and visitors. Such rules and regulations, when made and written notice given the Subtenant, shall be binding as if originally included herein. In the event of any inconsistency between the Sublease and these rules and regulations, the terms and conditions of the Sublease shall prevail.

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EXHIBIT F

Construction Guidelines for Contracted Services

The following outlines the regulations and requirements, which will be required of contracted service personnel working at or in the Building. No deviation or exception will be permitted without the express written approval of Sublandlord or its property manager.

1. All contractors to perform work at the Project must be reasonably approved by Sublandlord prior to the commencement of any construction.

2. Prior to any entry onto the Building, Subtenant or any contractors, as applicable, shall have provided to Sublandlord certificates of insurance, in form and amount satisfactory to Sublandlord, evidencing the following insurance coverages:

a. Worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are reasonably required by Sublandlord.

b. Subtenant shall carry “Builder’s All Risk” insurance in an amount approved by Sublandlord or Landlord covering the construction of the work in question, and such other insurance as Sublandlord or Landlord may reasonably require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Sublandlord or Landlord.

All such policies of insurance must contain a provision that the company writing said policy will give Sublandlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. All policies shall insure Landlord, Sublandlord and Subtenant, as their interests may appear, as well as Subtenant’s contractors, and shall name as additional insureds Sublandlord’s property manager. All insurance, except Workers’ Compensation, maintained by Subtenant’s contractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.

c. Sublandlord must be named on all warranties and guaranties for all products being guarantied or warranted by any contractor, sub-contractor, and/or manufacturing supplier.

3. All workers must be properly, permanently and visually identified. The identification system must be approved prior to the start of any work and may take the form of badges for attachment to clothing. All companies will maintain an updated list of authorized workers with building management and notify management of each change.

4. All workers shall maintain their actions while in the Building in a professional manner to include but not limited to the following:

a. No abusive language.

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b. No smoking, eating or drinking except in areas designated by the Building manager.

c. No use of radios.

5. Offenses that will result in immediate request for discharge include, but are not limited to the following:

a. Drinking alcoholic beverages on the job, or coming to work in an intoxicated condition.

b. Possession or consuming drugs or any other illegal substances while at the property.

c. Using or removing Building manager’s, tenant’s or subcontractor’s possessions from the property without prior authorization.

d. Violating any state or federal statutes while working at the Building.

e. Possessing firearms or explosives while working at the Building.

f. Using property facilities for jobs other than specific work assignments.

g. Accepting commissions, fees or kickbacks from any vendors, tenants or contractors involved in providing a service or product to the Building.

h. Physically abusing or harming any individual who works at or visits the Building.

i. Duplicating any keys used in the Building.

j. Providing Building access at anytime to anyone not authorized by Building manager.

6. Contractor and contractor employee parking shall be only in areas reasonably designated by Sublandlord. The loading dock will not be used for parking. Oversized vehicles will use street parking as far as possible from public entries and operating retail facilities.

7. All construction staging storage and temporary contractor facilities will be located in specific areas assigned by the Building management. Contractors will be responsible for the maintenance, housekeeping and demolition of all temporary facilities.

8. The entrances lobbies passages corridors elevators stairways and other common areas will not be obstructed by any of the contractors agents during construction.

9. No storage of flammable substances will be allowed or stored in the Building unless approved by Building management and in accordance with approved building codes and regulations.

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10. Any work that would cause an inconvenience (in Sublandlord’s reasonable discretion) to other occupants in the Building or any work in an occupied lease space must be done after Building Hours or on the weekend. Any structural modifications or floor penetrations created with the use of core drilling machines pneumatic hammers etc. must be performed between the hours of 1 p.m. to 6:00 p.m. on Saturdays and 11:00 a.m. to 6:00 p.m. on Sundays or as otherwise permitted by law and the Building rules and regulations. Likewise any construction techniques causing excessive noise or vapors will be conducted only during these hours.

11. Prior to starting the work the general mechanical and electrical contractors will check in and go over the job with the chief Building engineer and will furnish to such building engineer mechanical and electrical shop drawings. All panels and transformers are to match the “Building Standard” systems and all materials and methods used to connect panels and transformers must be approved by Sublandlord. In connection therewith:

a. The Building is fed with Cutler Hammer Bus duct, any time a new 480 volt panel is added, Contractor must add a Cutler Hammer Bus duct disconnect;

b. The existing transformers serving the Building are Cutler Hammer; all transformers need to be copper and K13 rated;

c. The existing panels are Cutler Hammer. Any 120/208 and 277/480 volt panels need to be copper bus, bolt on breakers and 65K A/C rated. It is critical that any breakers installed in the panels at 65K rated; and

d. The fire alarm system is an Edwards addressable fire alarm panel; any contractor who performs who affecting this system must e approved in advance by Sublandlord.

12. Dust and air contamination are to be controlled with temporary partitions which are sealed adequately to prevent dust from entering leased areas or mechanical equipment. Floor sweep or a comparable material will be used when sweeping concrete or tile floors. If air conditioning is provided to construction space, air handler filters will be replaced at the completion of work at contractors’ expense.

13. Contractors are prohibited from staining, painting (except wall painting), or lacquering during the working hours of 8:00 a.m. - 6:00 p.m. Monday - Friday and 8:00 a.m. - 2:00 p.m. Saturday [(except wall painting)]. All such work must be stopped by 5:00 a.m. on mornings of normal business days. Contractor shall provide and maintain deodorizing and air purifier machines during all painting applications and for a minimum of six (6) hours after all operations have stopped.

14. There will be absolutely no use of Sublandlord’s property to include, but not be limited to, telephones, dollies, vending machines, copiers, etc. unless specifically approved in writing by the tenant in advance of their use. Any unauthorized telephone charges will be billed back to the Contractor.

15. No supplies, trash, or storage of these will be allowed in the dock area at any time.

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16. No doors will be propped open or held open to the degree that such will cause an alarm or jeopardize security. Contractors shall be responsible for charges resulting from such alarms and/or security violations.

17. Dust and air contamination are to be controlled with temporary partitions which are sealed adequately to prevent dust from entering leased areas or mechanical equipment. Floor sweep or a comparable material will be used when sweeping concrete or tile floors. If air conditioning is provided to construction space, air handler filters will be replaced at the completion of work at contractors’ expense.

18. Contractor is prohibited from staining, painting (except wall painting), or lacquering during the working hours of 8:00 a.m. - 6:00 p.m. Monday - Friday and 8:00 a.m. - 2:00 p.m. Saturday [(except wall painting)]. All such work must be stopped by 5:00 a.m. on mornings of normal business days. Contractor shall provide and maintain deodorizing and air purifier machines during all painting applications and for a minimum of six (6) hours after all operations have stopped.

19. There will be absolutely no use of Sublandlord’s property to include, but not be limited to, telephones, dollies, vending machines, copiers, etc. unless specifically approved in writing by the tenant in advance of their use. Any unauthorized telephone charges will be billed back to the Contractor.

20. No supplies, trash, or storage of these will be allowed in the dock area at any time.

21. No doors will be propped open or held open to the degree that such will cause an alarm or jeopardize security. Contractor shall be responsible for charges resulting from such alarms and/or security violations.

22. The Building’s manager, at its sole discretion, may require any general contractor to use masonite to cover the floors. All moving companies will be required to cover the floors with masonite prior to any items entering or exiting the Building.

23. All work areas are to be broom cleaned daily of trash, debris and non-useful materials. Failure to do so will result in Building management providing this service and charging the Subtenant or Subtenant’s general contractor accordingly. The general contractor is responsible for providing trash receptacles. The Building compactor will not be used unless prior approval has been granted by Building management. Walk-off mats, plastic tarping and Masonite will be used to avoid unnecessary debris and buildup. If cleanup does not meet with Building management satisfaction, building personnel will clean the area and back-charge the responsible contractor.

24. Fire alarm speakers must be installed and connected to the Building’s existing system throughout the Premises in compliance with applicable Fire Code requirements. Contractor shall coordinate all Fire Alarm and Fire Sprinkler system related work with Building security and Building engineering. No Fire Alarm or Fire Sprinkler system related work will be performed until proper steps have been taken to assure that false alarms will not sound, that adequate building protection will be maintained, and that the proper agencies have been notified

4

of Fire Safety system downtime. Contractor will also coordinate with Building Security and Building Engineering for the proper restoration of Fire Alarm and Fire Sprinkler systems to normal operation once work is complete. Under no circumstances will Contractor leave the property until all Fire Alarm and Fire Sprinkler systems, which they have affected, have been restored to their normal operating conditions.

25. The General Contractor shall maintain all applicable federal, state and local rules and regulations for each Building as required.

26. Since each job is different in scope, it may be necessary that the contractors set up job meetings according to the job needs. Each contractor must set their own time interval between meetings, notify Building management of their scheduling, and once the intervals are set, maintain them on a regular basis. This will help to coordinate and control attendance.

27. Any contractor who anticipates work on the Building’s life safety systems (sprinklers, smoke detectors, fire command speakers, fire alarms, etc.) will notify Building management 24 hours in advance prior to commencement of work.

28. All work to be performed after hours must be scheduled with Building management art least 24 hours in advance and must be accompanied by a security clearance request.

29. Bobtails, semi-trailers, etc. are authorized to be parked in the loading dock only for the time necessary to unload equipment and material. Unless prior approval is obtained from Building management vehicles left at the loading dock will be towed at owner’s expense. No contractors or their employees are authorized to park in visitors parking or in any fire lanes at any time.

30. Material deliveries must be scheduled through Building management. Freight elevators will be the only elevators used by contractor or agents. When the freight elevator is used to move materials, contractors will required to release the elevator immediately after unloading is complete. The elevator will not be placed on independent service without prior approval of Building management. Landlord will cooperate with contractor regarding contractor’s use of the freight elevators and loading docks and in the placement of dumpsters to be provided by contractor and Landlord will not charge a fee in connection with the use or accommodation thereof.

31. Contractor personnel are not to use tenant occupied areas, including vending machines and break-rooms, at any time. Restrooms on tenant occupied floors are not to be used by contractor personnel. Contractor personnel are to use only the restrooms specified by Building management. Unless on specific assignment which has been pre-approved by Building management. no contractor personnel are to enter tenant office areas.

32. Applicable keys and access cards are controlled and distributed by the security department. If a contractor wishes to check out keys or access cards, they must be prepared to surrender their driver’s license on request. The driver’s license will be returned when the equipment is returned. contractors will not issue keys or access cards for service areas, utility

5

closets or other Building areas to anyone including tenants, telephone and utility personnel or other construction workers. Keys and access cards will not be taken off property for any reason. If any keys are lost, contractor will be subject to a replacement fee. This may also include the cost of re-keying the affected area or possibly the entire Building.

33. Any damage to other tenant spaces, public areas or common facilities of the building is to be reported immediately to Building management. Contractor is expected to repair any damage made by their personnel. If corrections are not made, Building personnel will make the necessary repairs and back-charge the responsible contractor.

34. Contractors shall check in and out with Building security on a daily basis.

35. Contractor shall take appropriate action to prevent false fire alarm or other unnecessary alarm, which may occur as a direct or indirect result of their work. This shall include protection of smoke detection devices from smoke, dust and debris during construction, use of sweeping compound when sweeping floors to prevent dust, and proper precautionary measures taken when working around other alarm initiating devices such as pull stations, water flow devices and Fire Safety related power devices. All work that, for any reason, may activate the Fire Alarm system must first be reported to Building security so that appropriate measure may be taken to prevent a false alarm. Such work includes, but is not limited to sweeping, painting, sanding, soldering, brazing, welding, sawing, etc.

36. Contractor is to provide, and pay all fees for, all permits, inspection, certificates of occupancy, maintenance and operation manuals, equipment warranties, etc.

37. Should the contractor perform any work that does not comply with the requirements of applicable laws, Subtenant shall bear all costs that arise in correcting such defects.

38. All contractors (including the general contractor) shall contact Sublandlord and schedule time periods during which they may use Building and Building facilities in connection with the Contractor of Subtenant Alterations (e.g., elevators, excess electricity, etc.).

39. Contractor shall maintain existing plumbing, HVAC, and fire alarm systems, as well as other existing systems, and must retain all existing functions in service except for scheduled interruptions approved by Building management 24-hours in advance.

40. Any Building-wide power shutdowns must be scheduled with Sublandlord and Landlord at least thirty (30) days prior to the shutdown in question.

All penetrations of piping, duct work, etc. through walls partitions and floors shall be sealed to Building management’s satisfaction to maintain the integrity of the Building’s fire safety rating. Also, any openings in walls and partitions made by the contractor for access to construction work shall be patched and/or repaired to Building management’s satisfaction. All core drill pieces are to be removed by the contractor

6

EXHIBIT G

Initial Subtenant Alterations

NOTES & LEGEND

LEGEND

- DOOR TO BE REMOVED
- EXISTING WALL
- WALL TO BE DEMOLISHED
- (N) WALL
- AREA OF WORK
- PHONE OUTLET
- DATA OUTLET
- ELECTRICAL OUTLET
- FIRE EXTINGUISHER

KEY NOTES

FLOOR PLAN 1

ENLARGED MEETING ROOM 2

ENLARGED TRAINING ROOM 3

ENLARGED RECEPTION/WAITING AREA 4

ENLARGED SERVER AREA 5

RPR ARCHITECTS

Telegraph Avenue

Oakland • California

NEUROGESX

TENANT IMPROVEMENT
2215 BRIDGEWATER STREET
SAN MATEO, CA

ISSUES AND REVISIONS

REGISTRATION AND SIGNATURE

Project Name: TENANT IMPROVEMENT

Project No

Description: FLOOR PLAN

Scale

A1

1

1
2
3
4
5
6
7
8
9
10
11
12
13
dw
ref

PHASE I

1. (N) Phone/Fax Room. Add (N) undergrid wall with insulation. (N) Paint.
2. (N) Meeting Room. Add (N) wall as shown, door with sidelight and (N) carpet. Demolish (E) casework in alcove.
3. Add (N) dishwasher, (N) garbage disposal, (N) Floor.
4. Add (N) Coffee counter and provide power and water for refrigerator.
5. (N) Training Room. Add (N) wall with windows and doors with sidelights. Provide power and data for projector and project screen.
6. (N) Reception/Waiting area. (N) U-shape wall to ceiling with clerestory window at back wall.
7. (N) Reception and Waiting Area. (N) Hard Lid Ceiling and Lighting.
8. Change (E) door. Add (N) door with card reader.
9. Change (E) door. Add (N) door with fire rated window and card reader.
10. Server Room (N) HVAC.
11. Add (N) Dishwasher and (N) Garbage disposal.(N) Paint and (N) Floor.
12. Change lock set in (E) Stair 1,2 and 3 for secure tenant areas.
13. Add (2) Data and (2) Phone outlets for future copier and fax.

RPR ARCHITECTS
1629 Telegraph Avenue
Suite 300
Oakland, CA 94612
Tel 510 272 8854
Fax 510 444 0379

NEUROGESX
PROPOSED PHASE I
SCOPE OF WORK

JOB No. 207054

August 9, 2007

NEUROGESX
CHANGING THE COURSE OF PAIN

date:	issue for:
08.09.07	Proposed scope of work

sheet number:
A1

2

1
2
2
3
3
4

PHASE 2

1. Add 2 executive offices. Add one exec.admin cube.
2. Add Private Office. Reconfigure cubicals.
3. Add Private Office. Relocate/Reconfigure cubicals to accomodate office.
4. Add Storage Room

RPR ARCHITECTS
1629 Telegraph Avenue
Suite 350
Oakland, CA 94612
Tel 510 272 0654
Fax 510 444 0279

NEUROGESX
PROPOSED PHASE 2
SCOPE OF WORK

JOB No. 207054

August 9, 2007

NEUROGESX
CHANGING THE COURSE OF PAIN

date: issue for:
08.09.07 Proposed scope of work

sheet number:
A2

3

EXHIBIT H

Master Lease

Lease between

Sobrato Interests III and Siebel Systems, Inc.

Building 1 – 2215 Bridgepointe Parkway, San Mateo

Section	Page #
Parties	1
Premises	1
Definitions	1
Grant	2
Recordation of Parcel Map and Declaration	2
Use	3
Permitted Uses	3
Uses Prohibited	3
Advertisements and Signs	4
Covenants, Conditions and Restrictions	4
Term and Rental	4
Base Monthly Rent	4
Rental Adjustment	5
Late Charges	5
Security Deposit	6
Construction	7
Building Shell Plans	7
Tenant Improvement Plans	7
Tenant Improvement Pricing	8
Change Orders	9
Building Shell Costs	9
Tenant Improvement Costs	9
Construction	9
General Contractor Overhead & Profit	10
Tenant Delays	10
Insurance	11
Punch List & Warranty	11
Other Work by Tenant	11
Acceptance of Possession and Covenants to Surrender	11
Delivery and Acceptance	11
Condition Upon Surrender	12
Failure to Surrender	13
Alterations and Additions	13
Tenant’s Alterations	13
Free From Liens	14

-i-

Compliance With Governmental Regulations	14
Maintenance of Premises	14
Landlord’s Obligations	14
Tenant’s Obligations	15
Landlord and Tenant’s Obligations Regarding Reimbursable Operating Costs	15
Reimbursable Operating Costs	15
Tenant’s Allocable Share	16
Exclusions to Reimbursable Operating Costs	16
Waiver of Liability	17
Tenant’s Right to Audit	17
Hazard Insurance	18
Tenant’s Use	18
Landlord’s Insurance	18
Tenant’s Insurance	19
Waiver	19
Taxes	19
Utilities	20
Toxic Waste and Environmental Damage	20
Tenant’s Responsibility	20
Tenant’s Indemnity Regarding Hazardous Materials	21
Landlord’s Indemnity Regarding Hazardous Materials	21
Actual Release by Tenant	22
Environmental Monitoring	23
Tenant’s Default	23
Remedies	23
Right to Re-enter	24
Abandonment	24
No Termination	25
Non-Waiver	25
Performance by Landlord	25
Landlord’s Liability	26
Limitation on Landlord’s Liability	26
Limitation on Tenant’s Recourse	26
Indemnification of Landlord	26
Destruction of Premises	27
Landlord’s Obligation to Restore	27
Limitations on Landlord’s Restoration Obligation	27
Tenant’s Rights with Respect to a Destruction of the Premises	28
Condemnation	28
Assignment or Sublease	29
Consent by Landlord	29
Assignment or Subletting Consideration	30
No Release	30
Reorganization of Tenant	30
Permitted Transfers	31

-ii-

Effect of Default	31
Conveyance by Landlord	31
Successors and Assigns	32
Option to Extend the Lease Term	32
Grant and Exercise of Option	32
Determination of Fair Market Rental	33
Resolution of a Disagreement over the Fair Market Rental	33
Personal to Tenant	34
Option to Lease	34
Grant and Exercise of Option	34
Grant and Exercise of Option	34
Exclusions	35
General Provisions	35
Attorney’s Fees	35
Authority of Parties	35
Brokers	35
Choice of Law	35
Dispute Resolution	35
Entire Agreement	37
Entry by Landlord	37
Estoppel Certificates	38
Exhibits	38
Interest	38
Modifications Required by Lender	38
No Presumption Against Drafter	38
Notices	39
Property Management	39
Rent	39
Representations	39
Rights and Remedies	39
Severability	39
Submission of Lease	39
Subordination	39
Survival of Indemnities	41
Time	41
Transportation Demand Management Programs	41

-iii-

1. PARTIES: THIS LEASE, is entered into on this 11th day of March, 1999, (“Effective Date”) between SOBRATO INTERESTS III; a California Limited Partnership, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014-2075 and SIEBEL SYSTEMS, INC., a Delaware Corporation, whose address is 1855 South Grant Street, San Mateo, California, CA 94402-2667, hereinafter called respectively Landlord and Tenant.

2. PREMISES:

A. Definitions.

(i) Building. The term “Building” shall mean that five (5) story steel frame building containing approximately 141,496 rentable square feet and all Tenant Improvements installed therein to be constructed by Landlord and leased by Tenant pursuant to the terms of this Lease in the location labeled as Building 1 on Exhibit “A” attached hereto and commonly known as 2215 Bridgepointe Parkway.

(ii) Building 2. The term “Building 2” shall mean that five (5) story steel frame building containing approximately 141,496 rentable square feet to be constructed by Landlord and leased by Tenant pursuant to a separate lease between the Parties of even date herewith (“Building 2 Lease”) in the location labeled as Building 2 on Exhibit “A” and commonly known as 2211 Bridgepointe Parkway.

(iii) Building 3. The term “Building 3” shall mean that five (5) story steel frame building containing approximately 167,505 rentable square feet to be constructed by Landlord end leased by Tenant or by a third party pursuant to the terms of Section 19 of this lease in the location labeled as Building 3 on Exhibit “B” and commonly known as 2207 Bridgepointe Parkway.

(iv) Common Area. The term “Common Area” shall mean that certain real property beneath and surrounding the Building, Building 2 and Building 3 consisting initially of en underground parking garage of approximately 455 parking spaces, on-grade parking lots consisting of approximately 255 parking spaces, the first two levels of the above grade parking structure consisting of approximately 280 cars, recreation areas and the adjacent landscaped site areas as shown on Exhibit “A”. At the time of construction of Building 3 the Common Area will be modified by the completion of the above grade parking structure to total approximately 850 parking spaces and changes to portions of the landscaped sites areas resulting in total parking at full buildout of 1,560 spaces as shown in Exhibit “B” attached hereto.

Landlord shall have the power to allocate to each tenant in the Project, the number of parking spaces in file podium garage, above-grade parking structure or other portions of the Project as to which Tenant may have the use in connection with its Building; provided that (i) such allocation is requested by at least one (1) tenant in the Project, (ii) Landlord shall not allocate to Tenant materially less than the Tenant’s prorata share of parking calculated on the basis of the square footage of the buildings in the Project, and (iii) Landlord shall allocate parking in a manner so as to maximize the adjacency of parking to each building. Landlord shall further retain the right to restrict an appropriate amount of the parking for visitors of the Project or for car pooling (as may be required by a TDM program). At the request of Tenant or any other tenant in the Project, Landlord further agrees to restrict up to ten (10) spaces per building for key employees of Tenant (or of other tenants in the Project) or for other reasonable uses. Tenant shall be responsible for seeing that the total number of vehicles parked in the Project by employees and invitees of Tenant does not exceed the number of total spaces allocated to the Building.

(v) Project. The term “Project” shall be that certain real property consisting of approximately 10.8 acres at the corner of Bridgepointe Circle and Bridgepointe Parkway in San Mateo, California and all improvements constructed thereon consisting at full buildout of the Building, Building 2, Building 3 and the Common Area as shown in Exhibit “B”.

(vi) Premises. The term “Premises” shall mean the Building and a non-exclusive right to use the Common Area. Unless expressly provided otherwise, the term Premises as used herein shall include the Tenant Improvements (defined in Section 5.B) constructed by Tenant pursuant to Section 5.B.

B. Grant: Landlord hereby leases the Premises to Tenant, and Tenant hires the Premises from Landlord.

C. Recordation of Parcel Map and Declaration: Tenant consents to recordation by Landlord of a Parcel Map (“Parcel Map”) and a Declaration of Covenants, Conditions and Restrictions (“Declaration”). The Parcel Map and the Declaration shall be substantially in the form attached hereto as Exhibit “C” with such changes as may be desired by Landlord or Landlord’s lenders to facilitate the operation, construction, financing, sale and/or leasing of the Project, provided such changes do not materially and adversely affect Tenant’s use of the Premises, and with such changes as may be required by the city or other governmental authority having jurisdiction over the Project. Landlord is seeking approval of the Parcel Map and Declaration to subdivide the existing parcel into the four lots to facilitate Landlord’s operation, construction, financing, lease and/or sale of the Project as individual buildings. Landlord’s failure to obtain approval of the Parcel Map or Declaration shall in no way invalidate this Lease. In the event the Parcel Map and Declaration are recorded by Landlord, the Section 2.A.vi shall be replaced by following: The term “Premises” shall mean (i) the land area within Lot 2; (ii) the Building; and (iii) the nonexclusive right to use the Common Area in accordance with the terms and conditions of the Declaration and this Lease. This Lease shall be subject and subordinate in all respects to the Declaration, as the same may be amended from time to time. Tenant covenants and agrees to refrain from doing or causing to be done, or permitting any thing or act to be done, which would constitute a default under the Declaration or which would or might make Landlord liable for any damages, claims or penalty. All assessments charged to the Premises pursuant to the Declaration, (other than those assessments which represent: the costs required to be paid and borne by Landlord under the express terms of this Lease (such as Landlord’s maintenance costs pursuant to Section 8.A; fines, penalties and costs of suit charged by the Association, to the extent not caused by Tenant’s breach of this Lease or violation of the Declaration; reimbursements to the Association for diminution of the Association’s insurance proceeds, to the extent not caused by Tenant’s violation of the insurance provisions of the Declaration; and assessments levied against the Premises because of the nonpayment of assessments levied on other lots within the Project other than the Premises) shall constitute a part of Tenant’s Allocable Share of Reimbursable Operating Costs pursuant to Article 8 of this Lease.

Following recordation of the Declaration, if owners and occupants of Building 2 or Building 3 are violating the terms and conditions of the Declaration and such violation materially and adversely affects Tenant’s rights under this Lease, then within a reasonable time following Tenant’s request, Landlord shall take reasonable steps to enforce the provisions of the Declaration relating to such violation, in accordance with the procedures established in the Declaration, the cost of which shall be a Reimbursable Operating Cost pursuant to Article 8 of this Lease.

3. USE:

A. Permitted Uses: Tenant shall use the Premises only for the following purposes and shall not change the use of the Premises without the prior written consent of Landlord: General office uses including research and development and other incidental uses (such incidental uses shall include without limitation, a gymnasium and/or a cafeteria for use of Tenant’s employees). Tenant shall use only the number of parking spaces allocated to Tenant under this Lease. Following recordation of the Declaration, if occupants of Building 2 or Building 3 are using parking spaces in excess of the number of spaces to which they are entitled under the Declaration, then within a reasonable time following Tenant’s request, Landlord shall seek to enforce the provisions of the Declaration relating to such excessive use, in accordance with the procedures established in the Declaration, the cost of which shall be a Reimbursable Operating Cost pursuant to Article 8 of this Lease. Prior to recording the Declaration, Landlord shall cause the Declarants of the Declaration to confirm in writing for the benefit of Tenant that the signs and window coverings to be installed pursuant to Section 3.C of this Lease are approved by the Declarants. Landlord shall promptly send to Tenant all notices received from the Association pertaining to the Association’s entry onto the Premises and Common Area, insurance coverage affecting the Premises, and assessments levied against the Premises. All commercial trucks and delivery vehicles shall be (i) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (ii) permitted to remain on the Project only so long as is reasonably necessary to complete the loading and unloading. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws.

B. Uses Prohibited: Tenant shall not commit or suffer to be committed on the Premises any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the Premises, nor allow any sale by auction or any other use of the Premises for an unlawful purpose. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the building or set any load on the floor in excess of the load limits for which such items are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or in the soils surrounding the Building. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building without Landlord’s prior approval, which approval may be withheld in its sole discretion.

C. Advertisements and Signs: Tenant shall be permitted to place two (2) signs mounted on the building, one monument sign within the Common Area, and any directional signs necessary within the Common Area, provided such signs are approved by the city or other governing authority. Tenant shall be entitled to additional signage on Building 2 and Building 3 (if leased) pursuant to the leases for these buildings. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date or promptly following the earlier termination of the lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant’s expense.

D. Covenants, Conditions and Restrictions: This Lease is subject to the effect of (i) easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record; and (ii) any zoning laws of the city, county and state where the Building is situated (collectively referred to herein as “Restrictions”) and Tenant will conform to and will not violate the terms of any such Restrictions.

Tenant acknowledges that as to certain matters set forth in this Lease, the Association (defined in the Declaration) has or will have rights of approval or disapproval. If any matter requiring the Association’s approval is submitted to Landlord by Tenant for Landlord’s approval, Landlord shall respond to Tenant in a timely fashion. If Landlord approves such matter and such matter further requires the Association’s approval, Landlord shall promptly submit the same to the Association, as applicable. In no event, however, shall Landlord’s disapproval be deemed unreasonable if the Association has disapproved of such matter nor shall Landlord have any liability to Tenant by reason thereof.

4. TERM AND RENTAL:

A. Base Monthly Rent: The term (“Lease Term”) shall be for one hundred forty four (144) months, commencing on substantial completion of construction as finally determined pursuant to Section 5.G (the “Commencement Date”) estimated to occur on August 1, 2001, and ending one hundred forty four (144) months thereafter, (“Expiration Date”). Notwithstanding the foregoing, Tenant shall have the right to accelerate the commencement of construction of the Building by giving notice to Landlord that Tenant wishes Landlord to commence construction of the Building (the “Acceleration Notice”) no later than thirteen (13) months prior to the desired Commencement Date. Notwithstanding the fact that the Lease Term begins on the Commencement Date, this Lease and all of the obligations of Landlord and Tenant shall be binding and in full force and effect from and after the Effective Date except for those obligations which begin on the Commencement Date. In addition to all other sums payable by Tenant under this Lease, Tenant shall pay as base monthly rent (“Base Monthly Rent”) for the Premises the amount of Three Hundred Thirty Four Thousand Three Hundred Fifty Five Dollars ($334,355.00). Base Monthly Rent and Tenant’s payment of operating expenses and taxes pursuant to Section 8 shall be payable beginning on the Commencement Date in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment.

B. Rental Adjustment:

(i) For Variation in Rentable Square Feet: Upon Substantial Completion of construction, the Building shall be measured (from outside wall to outside wall including all areas covered by a structural roof), and if the actual square footage differs from 141,496 square feet, the initial Base Monthly Rent hereunder shall be adjusted to the product of Two and 363/1000 Dollars ($2,363) and the actual rentable square feet of the Building.

(ii) Periodic Adjustment: Beginning thirty (30) months after the Commencement Date, and every thirty (30) months thereafter, the then-payable Base Monthly Rent shall be increased by seven and 50/100 percent (7.50%).

C. Late Charges: Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant shall not be received by Landlord or its designee within ten (10) days after the rent is due, Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys fees and costs. If any rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Section 21.J following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly

Rent, then the Base Monthly Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary, After four (4) quarterly installments have been paid on time, rent shall again be payable monthly.

D. Security Deposit:

(i) Amount: Pursuant to the Building 2 Lease, Tenant will deposit with Landlord a letter of credit (“Letter of Credit”) in a form reasonably acceptable to Landlord in the amount of Eight Million Four Hundred Thousand Dollars ($8,400,000,00) to secure Tenant’s obligation to complete Tenant Improvements in the Building and in Building 2. Upon Landlord’s receipt of evidence reasonably satisfactory to Landlord of lien free completion of the Tenant Improvements and that Tenant has fully paid for the cost of all of Tenant Improvements for the Building and for Building 2, the Letter of Credit shall be cancelled and returned to Tenant by Landlord. Notwithstanding the foregoing, in the event Tenant elects to defer construction on a portion of the non-core Tenant Improvements in the Building (as provided further and restricted in Section 5.B), Landlord shall not require Tenant to continue to post the Letter of Credit after payment in full for all other Tenant Improvements associated with the Building and Building 2.

(ii) Use by Landlord: Landlord shall be entitled to draw against the full amount of the Letter of Credit at any time provided only that Landlord certifies to the issuer of the Letter of Credit that Tenant has failed to make a payment for Tenant Improvement costs as provided in 5.F, that Tenant has failed to timely renew or extend the Letter of Credit as required by this subsection (ii), or that Tenant has failed to amend the Letter of Credit or obtain a new Letter of Credit as required by this subsection (ii) and such failure hat not been cured within ten (10) days following Landlord’s notice to Tenant. Tenant shall keep the Letter of Credit in effect at all times prior to payment in full for the Tenant Improvements for the Building and for Building 2. At least sixty (60) days prior to expiration of any Letter of Credit, the term thereof shall be renewed or extended for a period until Tenant has paid in full for the Tenant Improvements for the Building. Subject to the notice requirement and cure period provided herein, Tenant’s failure to so renew or extend the Letter of Credit shall be a material default of this Lease by Tenant entitling Landlord to draw down on the entire amount of the Letter of Credit. Any amounts drawn on the Letter of Credit shall be used to pay for the cost of the Tenant Improvements. In the event the Letter of Credit is drawn by Landlord, and the proceeds used to pay for the completion of the Tenant Improvements in the Building and Building 2 after Landlord’s completion of the Tenant Improvements in the Building, Landlord shall refund to Tenant any excess proceeds from the Letter of Credit. In the event of termination of Landlord’s interest in this Lease, Landlord may deliver the Letter of Credit to Landlord’s successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Letter of Credit. Except as provided herein, no other security deposit shall be required by Tenant.

(iii) Letter of Credit Fee: Landlord and Tenant agree to share equally in the fee charged to provide the Letter of Credit. In no event, however, shall Landlord’s share of the fee exceed the sum of Forty Two Thousand Dollars ($42,000.00) per annum.

5. CONSTRUCTION:

A. Building Shell Plans: The Building Shell shall be constructed in accordance with the Building Shell plans and guideline specifications prepared by Korth Sunseri Hagey (“Shell Architect”). The design development drawings for the Building Shell are attached hereto as Exhibit “D” (“Preliminary Shell Plans and Specifications”). The Parties have generally approved the Preliminary Shell Plans; however, Tenant reserves the right to work in a diligent manner with Landlord and his design team to refine the Preliminary Plans and Specifications to accommodate Tenant’s requirements such that this activity does not delay the issuance of the working drawings for the Building Shell (“Shell Permit Drawings”) on schedule. The current schedule anticipates completion of the Shell Permit Drawings on May 5, 1999. Such refinements shall be limited to the following areas: (i) structural issues relating to the support of the rooftop HVAC system and other framing for its distribution inside the Building; (ii) planning issues relating to the sizing and placement of the base building electrical system; (iii) planning and specification issues relating to the design of the Building security systems; (iv) utility services relating to communications entrances from the street to the Building; (v) design of the main electrical service and emergency power service to the Building; and (vi) definition of the work that will be completed as a part of the construction of the Building as it affects Tenant’s ability to access the Building during the construction of the other Buildings in the Project. The Shell Permit Drawings (i) shall be consistent with the Preliminary Shell Plans in all material respects, and (ii) shall provide for materials to be of a quality consistent with a “Class A” office project the where materials are not currently specified in the Preliminary Shell Plans. Landlord shall contract for the installation of the pile foundation system and shall begin this work immediately following the Effective Date. Upon completion of the Shell Permit Drawings, Landlord shall select a general contractor (“General Contractor”) on the basis of a competitive bid of both the cost to construct the Building Shell and the fee and general conditions bid to construct the Tenant Improvements. Thereafter, Landlord shall cause the General Contractor to complete construction of the Building Shell. The Building Shell shall include those items set forth in the attached Exhibit “E” (“Building Shell Definition”) which scope includes the cost of the parking structures. In the event of a conflict between Exhibit “D” and Exhibit “E”, Exhibit “E” shall govern.

B. Tenant Improvement Plans: Tenant, at Tenant’s sole cost and expense, will hire an interior architect (“Interior Architect”) to prepare plans and outline specifications to be attached as Exhibit “F” (“Tenant Improvement Plans and Specifications”) with respect to the construction of improvements to the interior premises (“Tenant Improvements”). The Tenant improvement Plans and Specifications plans shall he completed for all aspects of the work by October 1, 2000, or three (3) months following the Acceleration Notice with all detail necessary for submittal to the city and for construction and shall include any information required by the relevant agencies regarding Tenant’s use of Hazardous Materials if applicable. The Tenant Improvements shall consist of all items not included within the scope of the Building Shell Definition. All Tenant Improvements affecting or otherwise related to the Building Core will be subject to Landlord’s reasonable approval. The “Building Core” shall include those items typically associated in the industry with an office building core including elevators, restrooms, fire sprinklers, HVAC and electrical systems distributed to each floor, exiting stair finishes and a finished building lobby. As to the balance of the Tenant Improvements, Landlord shall not have rights of approval, however, Tenant Improvement Plans shall provide for the creation of finished office space ready for occupancy with a minimum buildout in all areas of the Premises consisting (i) fire sprinklers, (ii) floor coverings, (iii) overhead ceiling system (iv) distribution of the HVAC system, (v) overhead florescent lighting, and (vi) any other work required by the City of San Mateo necessary to obtain a Certificate of Occupancy. Tenant shall have the right to defer installation of the Tenant Improvements not associated with the Building Core in up to twenty percent (20%) of the rentable square footage of the Building. Except as provided in the preceding sentence, Tenant shall have no rights or ability to delay installation of any of the Tenant Improvements. The Tenant Improvement Plans and Specifications shall be prepared in sufficient detail to allow General Contractor to construct the Tenant Improvements. The General Contractor shall construct the Tenant Improvements in accordance with all Tenant Improvement Plans and Specifications. The Tenant Improvements shall not be removed or altered by Tenant without the prior written consent of Landlord as provided in Section 7. Tenant shall have the right to depreciate and claim and collect any investment tax credits in the Tenant Improvements during the Lease Term, Tenant shall further retain the right to encumber its leasehold interest with a first priority security interest, provided such lienholder has no right to remove any Tenant Improvements installed by Tenant pursuant to this Lease in the event of a default by Tenant under such encumbrance. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefore.

C. Tenant Improvement Pricing. Within ten (10) days after completion of the Tenant Improvements Plans and Specifications, Landlord shall cause the General Contractor to submit to Tenant competitive bids from at least three (3) subcontractors for each aspect of the work in excess of Fifty Thousand and No/ 100 Dollars ($50,000.00) related to the Tenant Improvements. Landlord shall cause the General Contractor to utilize the low bid in each case unless Tenant approves General Contractor’s use of another subcontractor, and the cost of the Tenant Improvements shall be based upon construction expenses equal to (i) the bid amounts as approved by Tenant, (ii) a reasonable contingency approved by Tenant to protect the General Contractor against cost overruns, and (iii) the general contractor fee specified in Section 5.H below (“Tenant Improvement Budget”). Upon Tenant’s written approval of the Tenant Improvement Budget, which approval shall not be unreasonably withheld or delayed, Landlord and Tenant shall be deemed to have given their respective approvals of the final Tenant Improvement Plans and Specifications on which the cost estimate was made, and General Contractor shall proceed with the construction of the Tenant Improvements in accordance with the terms of Section 5.G below. If Tenant does not specifically approve or disapprove the bids within ten (10) business days, Tenant shall be deemed to have approved the bids.

D. Change Orders: Tenant shall have the right to order changes in the manner and type of construction of the Tenant Improvements. Upon request and prior to Tenant’s submitting any binding change order, Landlord shall cause the General Contractor to promptly provide Tenant with written statements of the cost to implement and the time delay and increased construction costs associated with any proposed change order, which statements shall be binding on General Contractor. If no time delay or increased construction cost amount is noted on the written statement, the parties agree that there shall be no adjustment to the construction cost or the Commencement Date associated with such change order. If ordered by Tenant, Landlord shall cause the General Contractor to implement such change order and the cost of constructing the Tenant Improvements shall be increased or decreased in accordance with the cost statement previously delivered by General Contractor to Tenant for any such change order. In no event, however, shall Tenant have the right to eliminate the minimum buildout requirements specified in Section 5.B above.

E. Building Shell Costs: Landlord shall pay all costs associated with the Building Shell.

F. Tenant Improvement Costs: Tenant shall pay all costs associated with the Tenant Improvements. The cost of Tenant Improvements shall consist of only the following to the extent actually incurred by General Contractor in connection with the construction of Tenant Improvements: construction costs, all permit fees, construction taxes or other costs imposed by governmental authorities related to the Tenant Improvements, and General Contractor overhead and profit as described in Section 5.H below. During the course of construction of Tenant Improvements, Landlord may deliver to Tenant not more than once each calendar month a written request for payment prepared by the General Contractor (“Progress Invoice”) which shall include and be accompanied by General Contractor’s certified statements setting forth the amount requested, certifying the percentage of completion of each item for which reimbursement is requested, and if requested by Tenant, a certificate from Landlord’s Architect certifying the percentage completion. Tenant shall pay the amount due pursuant to the Progress Invoice less a ten percent (10%) retention directly to the General Contractor, within thirty (30) days after Tenant’s receipt of the above items. All costs for Tenant Improvements shall be fully documented to and verified by Tenant.

G. Construction: The Building Shell and Tenant Improvements shall be deemed substantially complete (“Substantially Complete” or “Substantial Completion”) when the Building Shell and Tenant Improvements have been substantially completed in accordance with the Shell Plans and Specifications and Tenant Improvement Plans and Specifications, as evidenced by the completion of a final inspection or the issuance of a certificate of occupancy or its equivalent by the appropriate governmental authority for the Building Shell and Tenant Improvements, and the issuance of a certificate by the Architect certifying that the Building Shell and Tenant improvements have been completed in accordance with the plans.

Installation of (i) Tenant’s data and phone cabling, Tenant’s furniture, or (iii) the exterior landscaping shall not be required in order to deem the Premises Substantially Complete. Any prevention, delay or stoppage due to strikes, lockouts, inclement weather unusual for the season it which it occurs, labor disputes, inability to obtain labor, materials, fuel or reasonable substitutes therefor, governmental restrictions, regulations, controls, civil commotion, fire or other act of God, and another causes beyond the reasonable control of Landlord (except financial inability) shall extend the dates contained in this Section 5.G by a period equal to the period of any said prevention, delay or stoppage.

If Landlord cannot obtain building permits or Substantially Complete construction by the dates set forth herein, this Lease shall not be void or voidable nor shall Landlord be liable for any loss or damage resulting therefrom. Notwithstanding anything to the contrary contained herein, if Landlord has not delivered the Premises substantially completed to Tenant on or before August 1, 2002 (“Termination Date”), Tenant shall have the right to cancel this Lease by providing Landlord written notice within sixty (60) days following the Termination Date as Tenant’s sole and exclusive remedy for such failure. In such event, Landlord shall return the Letter of Credit to Tenant and thereafter neither party shall have any further liability to the other under this Lease.

H. General Contractor Overhead & Profit: As compensation to General Contractor for its services related to construction of the Building Shell and Tenant Improvements, General Contractor shall receive a fee based upon the cost of construction determined and agreed upon by Landlord and Tenant at the time of the competitive bid of the Building Shell. Except as provided therein, Landlord or General Contractor shall not receive any other fee or payment from Tenant in connection with General Contractor’s services.

I. Tenant Delays: A “Tenant Delay” shall mean any delay in Substantial Completion of the Building as a result of any of the following: (i) Tenant’s failure to complete or approve the Tenant Improvement Plans by the dates set forth in Section 5.B, (ii) Tenant’s failure to approve the bids for construction by the dates set forth in Section 5.C, (iii) changes to the plans requested by Tenant which delay the progress of the work, (iv) Tenant’s request for materials components, or finishes which are not available in a commercially reasonable time given the anticipated Commencement Date, (v) Tenant’s failure to make a progress payment for Tenant improvements as provided in Section 5.F after notice from Landlord and expiration of the applicable cure period, (vi) Tenant’s request for more than one (1) rebidding of the cost of all or a portion of the work, and (vii) any errors or omissions in the Tenant Improvement Plans provided by Tenant’s architect unless caused by misinformation provided by Landlord, Landlord’s Architect or the General Contractor. Notwithstanding anything to the contrary set forth in this Lease, and regardless of the actual date the Premises are Substantially Complete, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay had occurred as reasonable determined by Landlord. In addition, if a Tenant Delay results in an increase in the cost of the labor or materials, Tenant shall pay the cost of such increases.

J. Insurance: General Contractor shall procure (as a cost of the Building Shell) a “Broad Form” liability insurance policy in the amount of Three Million Dollars ($3,000,000,00). Landlord shall also procure (as a cost of the Building Shell) builder’s risk insurance for the full replacement cost of the Building Shell and Tenant Improvements while the Building and Tenant Improvements are under construction, up until the date that the fire insurance policy described in Section 9 is in full force and effect.

K. Punch List & Warranty: After the Building Shell and Tenant Improvements are Substantially Complete, Landlord shall cause the General Contractor to immediately correct any construction defect or other “punch list” item which Tenant brings to General Contractor’s attention. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. General Contractor shall provide a standard contractor’s warranty with respect to the Building Shell and the Tenant Improvements for one (1) year from the Commencement Date. Such warranty shall exclude routine maintenance, damage caused by Tenant’s negligence or misuse, and acts of God. Notwithstanding anything to the contrary in this Lease, Landlord warrants that on the commencement of the term hereof, (i) the Premises shall comply with all laws, codes, ordinances and other governmental requirements then applicable to the Building Shell and the Common Area, (ii) all components of the Building Shell shall be in good working order, condition, and repair, and (iii) the Premises, the Project, and the land and groundwater thereunder, shall be free of contamination by any Hazardous Materials then regulated by any applicable local, state, or federal law not caused by Tenant. In the event of any breach of any of the foregoing warranties, Landlord shall promptly rectify the same at its sole cost and expense and shall indemnify, defend, and hold Tenant harmless from and against any damages, liability, suits, losses, claims, actions, costs or expenses (including attorneys’ and consultants’ fees and costs) suffered by Tenant in connection with any such breach.

L. Other Work by Tenant: All work not described in the Shell Plans and Specifications or Tenant Improvement Plans and Specifications, such as furniture, telephone equipment, telephone wiring and office equipment work, shall be furnished and installed by Tenant at Tenant’s cost. Prior to Substantial Completion, Tenant shall be obligated to (i) provide active phone lines to any elevators, and (ii) contract with a firm to monitor the fire system. When the construction of the Tenant Improvements has proceeded to the point where Tenant’s work of installing its fixtures and equipment in the Premises can be commenced, General Contractor shall notify Tenant and shall permit Tenant and its authorized representatives and contractors access to the Premises before the Commencement Date for the purpose of installing Tenant’s trade fixtures and equipment.

6. ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER:

A. Delivery and Acceptance: On the Commencement Date, Landlord shall deliver and Tenant shall accept possession of the Premises and enter into occupancy of the

Premises on the Commencement Date. Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises in its then existing condition, subject to all Restrictions and without representation or warranty by Landlord except as provided in Section 5.K above. Tenant’s taking possession of any part of the Premises shall be deemed to be an acceptance of any work of improvement done by Landlord in such part as complete and in accordance with the terms of this Lease except for (i) “Punch List” type items of which Tenant has given Landlord written notice prior to the time Tenant takes possession, and (ii) Landlord’s warranties provided in Section 5.K above Within thirty (30) days after the Commencement Date, Tenant agrees to occupy at least a one (1) floor of the Premises.

B. Condition Upon Surrender: Tenant further agrees on the Expiration Date or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, normal wear and tear excepted. In this regard, “normal wear and tear” shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the commercially reasonable standards for maintenance, repair replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease: (i) all interior walls shall be free of holes and gouges, (ii) all tiled floors shall be cleaned and waxed, (iii) all carpets shall be cleaned and shampooed, (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant’s contractors shall be removed, (vi) all windows shall be washed; (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in “good operating condition and repair’. as so certified by such firm, (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses. On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. Tenant shall ascertain from Landlord within ninety (90) days before the Expiration Date whether Landlord desires to have the Premises or any parts thereof restored to their condition as of the Commencement Date, or to cause Tenant to surrender all Alterations (as defined in Section 7) in place to Landlord. If Landlord shall so desire, and provided that at the time Landlord gave its consent to their installation, Landlord also notified Tenant that such removal would be required, Tenant shall, at Tenant’s sole cost and expense, remove such Alterations as Landlord requires and shall repair and restore said Premises or such parts thereof before the Expiration Date. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal to the extent such compliance is necessitated by the repair and restoration work. In no event, however, shall Tenant be required to remove any portion of the initial Tenant Improvements installed in accordance with the terms of this Lease.

C. Failure to Surrender: If the Premises are not surrendered at the Expiration Date or sooner termination of this Lease, Tenant shall be deemed in a holdover tenancy pursuant to this Section 6.C and Tenant shall indemnify, defend, and hold Landlord harmless against loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay and costs incurred by Landlord in returning the Premises to the required condition, plus interest at the Agreed interest Rate. Any holding over after the let Termination or Expiration Date with Landlord’s express written consent, shall he construed as month-to-month tenancy, terminable on thirty (30) days written notice from either party, and Tenant shall pay as Base Monthly Rent to Landlord a rate equal to one hundred twenty five percent (125%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect following the expiration of the applicable exercise period. If Tenant remains in possession of the Premises after expiration or earlier termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as rent during the holdover period an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. This provision shall survive the termination or expiration of the Lease.

7. ALTERATIONS AND ADDITIONS:

A. Tenant’s Alterations: Tenant shall not make, or suffer to be made, any alteration or addition to the Premises (“Alterations”), or any part thereof, without obtaining Landlord’s prior written consent and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant’s plans. Notwithstanding anything to the contrary contained in this lease, Tenant shall be entitled to construct Alterations which cost Tenant less than One Hundred Thousand Dollars ($100,000,00) in the aggregate each year, without obtaining Landlord’s consent, provided such Alterations do not affect the exterior of the Premises or adversely affect the structural integrity or life safety systems of the Premises. Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and provides Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics lien claims. Tenant agrees to provide Landlord (i) written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15” X 21”) vellum as-built drawings, and (iii) a certificate of occupancy for the work upon completion of the Alterations if required by applicable law. All Alterations shall be constructed in compliance with all applicable building codes and laws including, without limitation, the Americans with Disabilities Act of 1990. Upon the Expiration Date, all Alterations, except movable furniture and trade fixtures, shall become a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in Section 6 above. Alterations which are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any other installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense.

B. Free From Liens: Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within fifteen (15) days after receiving notice of the filing, Landlord shall be entitled to discharge the lien at Tenant’s expense and all resulting reasonable costs incurred by Landlord, including reasonable attorney’s fees shall be due from Tenant as additional rent.

C. Compliance With Governmental Regulations: The term Laws or Governmental Regulations shall include all federal, state, county, city or governmental agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Tenant, at Tenant’s sole expense shall make all repairs, replacements, alterations, or improvements needed to comply with all Governmental Regulations except as otherwise expressly provided in this Lease. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant.

8. MAINTENANCE OF PREMISES:

A. Landlord’s Obligations: Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, the foundation, exterior load bearing walls glass curtainwall, and roof structure of the Building Shell. Landlord further agrees to perform repairs and replacements to the Common Area to maintain the Common Area in good condition, order and repair (subject to Tenant’s reimbursement obligation). Tenant acknowledges and agrees that the Association formed pursuant to the Declaration may perform the maintenance, repair and restoration obligations of Landlord under this Section 8A and other sections of this Lease on behalf of Landlord and other owners of any portion of the Project, in discharge of Landlord’s maintenance, repair and restoration obligations under this Lease. As to increases in annual assessments or the imposition of a special assessment under the Declaration which would require the vote of the Owners (as defined in the Declaration), Landlord agrees to vote in favor or such assessments to the extent Landlord reasonably determines such sums are required to maintain the Premises in the condition required by this Lease. Notwithstanding the foregoing, in the event that Tenant leases from Landlord all of the space then developed within the Project, Tenant shall have the right to perform the repairs, replacements and maintenance of the Common Area and pay such costs directly.

B. Tenant’s Obligations: Subject to Sections 15 and 16, Tenant shall clean, maintain, repair and replace when necessary the Building and every part thereof through regular inspections and servicing, including but not limited to: (1) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls floors, carpets and ceilings, (iv) all electrical facilities and equipment, (v) all automatic fire extinguisher equipment, (vi) all elevator equipment, and (vii) the roof membrane system. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of holes, gouges, or defacements. With respect to items (ii), (vi) and (vii) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer’s recommendations. Tenant shall provide Landlord upon request, a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord.

C. Landlord and Tenant’s Obligations Regarding Reimbursable Operating Costs: Notwithstanding the provisions of Sections 8, 9, 10 and 11 of this Lease, Tenant agrees to reimburse Landlord for Tenant’s Allocable Share (as defined in Section 8.E below) of the expenses resulting from Landlord’s payment of Reimbursable Operating Costs (as defined in Section 8.D below) in connection with the Premises or in connection with the Project which are not otherwise Landlord’s obligation hereunder. Tenant agrees to pay its Allocable Share at the Reimbursable Operating Costs as additional rental within ten (10) business days of written invoice front Landlord.

D. Reimbursable Operating Costs: For purposes of calculating Tenant’s Allocable Share of Building and Project Costs, the term “Reimbursable Operating Costs” is defined as all reasonable costs and expenses of the nature hereinafter described which are incurred by Landlord in connection with ownership and operation of the Building or the Project in which the Premises are located. All costs and expenses shall be determined in accordance with generally accepted accounting principles which shall be consistently applied, including but not limited to the following: (i) common area utilities, including water, power, telephone, heating, lighting, air conditioning, ventilating, and Building utilities to the extent not separately metered; (ii) common area maintenance and service agreements for the Building and/or Project and the equipment therein, including without limitation, common area janitorial services, alarm and security services, exterior window cleaning, and maintenance of the sidewalks, landscaping, waterscape, roof membrane, parking garages and parking areas, driveways, service areas, mechanical rooms, elevators, and the building exterior; (iii) insurance premiums and costs, including without limitation, the premiums and cost of fire, casualty and liability coverage and rental abatement and earthquake (if available at commercially reasonable rates) insurance applicable to the Building or Project; (iv) repairs, replacements and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and repairs or alterations attributable solely to tenants of the Building or Project other than Tenant); and (v) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Building or Project, upon the occupancy of the Building or Project and including any substitute or additional charges which may be imposed during, or applicable to the Lease Term including real estate tax increases due to a sale, transfer or other change of ownership of the Building or Project, as such taxes are levied or appear on the City and County tax bills and assessment rolls. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project. Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project. This is a “Net” Lease, meaning that Base Monthly Rent is paid to Landlord net of all costs and expenses, except as provided otherwise in this Lease. The provision for payment of Reimbursable Operating Costs by means of periodic payment of Tenant’s Allocable Share of Building and/or Project Costs is intended to pass on to Tenant and reimburse Landlord for all costs of operating and managing the Building and/or Project.

E. Tenant’s Allocable Share: For purposes of prorating Reimbursable Operating Costs which Tenant shall pay, Tenant’s Allocable Share of Reimbursable Operating Costs shall be computed by multiplying the Reimbursable Operating Costs by a fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is either the total rentable square footage of the Building if the service or cost is allocable only to the Building, or the total square footage of the buildings completed within the Project if the service or cost is allocable to the entire Project. Tenant’s obligation to share in Reimbursable Operating Costs shall be adjusted to reflect the Lease Commencement and Expiration dates and is subject to recalculation in the event of expansion of the Building or Project.

F. Exclusions to Reimbursable Operating Costs: Notwithstanding anything to the contrary contained in this Lease, the following costs and expenses shall not be included within Reimbursable Operating Costs: (i) Leasing commissions, attorneys’ fees, costs, disbursements, and other expenses incurred in connection with negotiations or disputes with tenants, or in connection with leasing, renovating, or improving space for tenants or other occupants or prospective tenants or other occupants of the Project; (ii) The cost of any service sold to any tenant (including Tenant) or other occupant for which Landlord is entitled lo be reimbursed as an additional charge or rental over and above the basic rent and escalations payable under the lease with that tenant; (iii) Any depreciation on the Project; (iv) Expenses in connection with services or other benefits of a type that are not provided to Tenant but which are provided another tenant or occupant of the Project; (v) Costs incurred due to Landlord’s violation of any terms or conditions of the Declaration, this Lease or any other lease relating to the Project; (vi) Overhead profit increments paid to Landlord’s subsidiaries or affiliates for services on or to the building or for supplies or other materials to the extent that the cost of the services, supplies, or materials exceeds the cost that would have been paid had the services, supplies, or materials been provided by unaffiliated parties on a competitive basis; (vii) All interest, loan fees, and other carrying costs related to any mortgage or deed of trust or related to any capital item, and all rental and other payable due under any ground or underlying lease, or any lease for any equipment ordinarily considered to be of a capital nature (except janitorial equipment which is not affixed to the Project.); (viii) Any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord; (ix) Advertising and promotional expenditures; (x) Costs of repairs and other work occasioned by fire, windstorm, or other casualty of a nature required to be insured against under this Lease in excess of the deductible; (xi) Arty costs, fines, or penalties incurred due to violations by Landlord of any governmental rule or authority, this Lease or any other lease in the Project, or due to Landlord’s negligence or willful misconduct; (xii) Property management fees; (xiii) Costs for sculpture, paintings, or other objects of art (and insurance thereon or extraordinary security in connection therewith); (xiv) The cost of correcting any building code or other violations which were violations prior to the Commencement Date of this Lease; (xv) The cost of containing, removing, or otherwise remediating any contamination of the Project (including the underlying land and ground water) by any Hazardous Materials where such contamination was not caused by Tenant.

G. Waiver of Liability: Failure by Landlord to perform any defined services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor he construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord’s obligation of tenantability and Tenant’s right to make repairs and deduct the cost of such repairs from the rent. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing unless causes by its gross negligence or willful misconduct.

H. Tenant’s Right to Audit: Tenant shall have the right to audit at Landlord’s local offices, at Tenant’s expense, Landlord’s accounts and records relating to Reimbursable Operating Costs. Such audit shall be conducted by a certified public accountant approved by Landlord, which approval shall not be unreasonably withheld. If such audit reveals that Landlord has overcharged Tenant, the amount overcharged shall be paid to Tenant within 30 days after the audit is concluded, together with interest thereon at the rate of ten percent (10.0%) per annum, from the date paid by Tenant until payment of the overcharge is made to Tenant. In addition, if the amount paid by Tenant exceeds the Reimbursable Operating Costs which should have been charged to Tenant by more than five percent (5.0%), the cost of the audit shall be paid by Landlord,

9. HAZARD INSURANCE:

A. Tenant’s Use: Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Project or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

B. Landlord’s Insurance: Landlord agrees to purchase and keep in force fire, extended coverage insurance in an amount equal to the replacement cost of the Building as determined by Landlord’s insurance company’s appraisers. If required by the holder of the first deed of trust on the property, such fire and property damage insurance may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake and/or flood, and shall contain reasonable deductibles which, in the case of earthquake and flood insurance may be up to 15% of the replacement value of the property. Additionally Landlord may maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection, and (ii) rental lost insurance covering a twelve (12) month period. Tenant agrees to pay Landlord as additional rent, on demand, the full cost of said insurance and any insurance costs allocable to the Building pursuant to the Declaration as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any commercially reasonable deductible under such policy. Payment shall be due to Landlord within thirty (30) days after written invoice to Tenant. It is understood and agreed that Tenant’s obligation under this Section will be prorated to reflect the Lease Commencement and Expiration Dates. Tenant acknowledges and agrees that the Association formed pursuant to the Declaration may procure all or arty portion of the insurance required to be maintained by Landlord under this Lease on behalf of Landlord and in discharge of Landlord’s obligation to procure such insurance under this Lease, under one or more policies procured by the Association from time to time for the benefit of Landlord and other owners of any portion of the Project, the cost of which shall be paid by Tenant pursuant to this section 9.B, provided that the cost to Tenant shall not be greater than that which Tenant would have had to pay if Landlord obtained such coverage directly.

C. Tenant’s Insurance: Tenant agrees, at its sole cost, to insure its personal property, Tenant Improvements and Alterations for their full replacement value (without depreciation) and to obtain worker’s compensation and public liability and property damage insurance for occurrences within the Premises with a combined single limit of not less than Five Million Dollars ($5,000,000.00). Tenant’s liability insurance shall he primary insurance containing a cross-liability endorsement, and shall provide coverage on an “occurrence” rather than on a “claims made” basis. Tenant shall name Master Landlord, Landlord and their respective lenders as an additional insured and shall deliver evidence of insurance and renewal certificates to Landlord. All such policies shall provide for thirty (30) days’ prior written notice to Landlord of any cancellation, termination, or reduction in coverage.

D. Waiver: Landlord and Tenant hereby waive all rights each may have against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, or to the Premises or its contents, which may arise from any risk covered by their respective insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above. The parties shall use their reasonable efforts to obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord, Master Landlord ox Tenant, as the case may be.

10. TAXES: Tenant shall be liable for and shall pay as additional rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant’s personal property and trade or business fixtures; (ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to an increase in assessed value resulting from a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. Tenant’s obligation under this Section shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or Buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then at Landlord’s sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by or on behalf of Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to reimburse Landlord for all costs incurred by Landlord in connection with such application or proceeding, not to exceed the amount of any savings realized by Tenant. In the event the Project is not subdivided as provided in Section 2.C and the tax bill covers the entire Project, the real estate taxes and assessments shall be prorated as provided in Section 8.E.

11. UTILITIES: Tenant shall pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company’s failure to furnish utilities to the Premises unless caused by Landlord’s gross negligence of willful misconduct, and Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease.

12. TOXIC WASTE AND ENVIRONMENTAL DAMAGE:

A. Tenant’s Responsibility: Without the prior written consent of Landlord, Tenant shall not bring, use, or permit upon the Premises, or generate, create, release, emit, or dispose (nor permit any of the same) from the Premises any chemicals, toxic or hazardous gaseous, liquid or solid materials or waste, including without limitation, material or substance having characteristics of ignitability, corrosivity, reactivity, or toxicity or substances or materials which are listed on any of the Environmental Protection Agency’s lists of hazardous wastes or which arc identified in Division 22 Title 26 of the California Code of Regulations as the same may be amended from time to time or any wastes, materials or substances which are or may become regulated by or wider the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements (“Hazardous Materials”) except for those substances customary in typical office uses for which no consent shall be required. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the toxic material to be brought onto the Premises, measures to be taken for storage and disposal thereof, safety measures to be employed to prevent pollution of the air, ground, surface and ground water. Landlord’s approval may be withheld in its reasonable judgment. In the event Landlord consents to Tenant’s use of Hazardous Materials on the Premises or such consent is not required, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Materials including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and will provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use, and handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; (iv) surrender the Premises free from any Hazardous Materials arising from Tenant’s bringing, using, permitting, generating, creating, releasing, emitting or disposing of Hazardous Materials; and (v) properly close the facility with regard to hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Materials and obtain a closure certificate from the local administering agency prior to the Expiration Date.

B. Tenant’s Indemnity Regarding Hazardous Materials: Tenant shall, at its sole cost and expertise, comply with all laws pertaining to, and shall with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord, Master Landlord and their trustees, shareholders, directors, officers, employees, partners, affiliates, and agents from, any claims, liabilities, costs or expenses incurred or suffered by Landlord arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant or a third party through the surface soils of the Premises during the Lease Term or the violation of any Governmental Regulation or environmental law, by Tenant or Tenant’s Agents. Tenant’s indemnification and hold harmless obligations include, without limitation, the following arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant or a third party through the surface soils of the Premises during the Lease Term or the violation of any Governmental Regulation or environmental law, by Tenant or Tenant’s Agents.; (1) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1980 (“RCRA”) or any other Federal, State, County or Municipal law, ordinance or regulation; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) all costs of defending such claims; (iv) losses attributable to diminution in the value of the Premises or the Building; (v) loss or restriction of use of rentable space in the Building; (vi) Adverse effect on the marketing of any space in the Building; and (vi) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting front the release or violation. This indemnification shall survive the expiration or termination of this Lease.

C. Landlord’s Indemnity Regarding Hazardous Materials: Landlord shall with counsel reasonably acceptable to Tenant, indemnify, defend and hold harmless Tenant and Tenant’s shareholders, directors, officers, employees, partners, affiliates, and agents from, any claims, liabilities, costs or expenses incurred or suffered by Tenant arising from the bringing, using, permitting. generating, emitting or disposing of Hazardous Materials by Landlord or the violation of any Governmental Regulation or environmental law, by Landlord or Landlord’s Agents. Landlord’s indemnification and hold harmless obligations include, without limitation, the following: (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1980 (“RCRA”) or any other Federal, State, County or Municipal Law, ordinance or regulation; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) all costs of defending such claims; and (iv) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation. This indemnification shall survive the expiration or termination o this Lease.

D. Actual Release by Tenant: Tenant agrees to notify Landlord of any lawsuits or orders which relate to the remedying of or actual release of Hazardous Materials on or into the soils or ground water at or under the Premises. Tenant shall also provide Landlord all notices required by Section 25359.7(b) of the Health and Safety Code and all other notices required by law to be given to Landlord in connection with Hazardous Materials. Without limiting the foregoing, each party shall also deliver to the other party, within twenty (20) days after receipt thereof, any written notices from any governmental agency alleging a material violation of, or material failure to comply with, any federal, state or local laws, regulations, ordinances or orders, the violation of which or failure to comply with poses a foreseeable and material risk of contamination of the ground water or injury to humans (other than injury solely to Tenant, Tenant’s Agents and employees within the Building).

In the event of any release on or into the Premises or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant or Tenant’s Agents, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify and hold Landlord and Master Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by them rising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant or a third party through the surface soils of the Premises during the Lease Term or the violation of any Governmental Regulation or environmental law, by Tenant or Tenant’s Agents. Tenant shall provide Landlord prompt written notice of Tenant’s monitoring, cleanup and remedial steps.

In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant’s obligation to Landlord under this Section 12.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to the provisions of Section 21.E, of this Lease.

E. Environmental Monitoring: Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises including any air, soil, water, ground water or other sampling or any other testing, digging, drilling or analysis to determine whether Tenant is complying with the terms of this Section 12 provided reasonable grounds to suspect a violation exist. If Landlord discovers that Tenant is not in compliance with the terms of this Section 12, any such reasonable costs incurred by Landlord, including attorneys’ and consultants’ fees, shall be due and payable by Tenant to Landlord within thirty (30) days following Landlord’s written demand therefore.

13. TENANT’S DEFAULT: The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant’s failure to pay any rent including additional rent or any other payment due under this Lease within ten (10) days following Landlord’s notice of nonpayment, (ii) the abandonment of the Premises by Tenant; (iii) Tenant’s failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Tenant shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion; (iv) Tenant’s making of any general assignment for the benefit of creditors; (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days; (vii) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within sixty (60) days; (viii) a default by Tenant under the Building 2 Lease (if then leased by Tenant from Landlord), or (ix) a default by Tenant under the Building 3 Lease (if leased by Tenant from Landlord).

A. Remedies: In the event of any such default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) reasonable expenses for repairing, altering or remodeling the Premises if such expenses are necessary to relet the Premises, (y) reasonable broker’s fees, advertising costs or other expenses of reletting the Premises, and (a) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions and assessments due under the Declaration, and (v) at Landlord’s election, such other reasonable amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term “rent”, as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other suits being deemed as additional rent due hereunder. As used in (i) and (ii) above, “worth at the time of award” shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, “worth at the time of award” shall he computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.

B. Right to Re-enter: In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord in any manner permitted by law.

C. Abandonment: If Landlord does not elect to terminate this Lease as provided in Section 13.A or 13.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such relating shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises; and (iv) the payment of Base Monthly Rent due and unpaid hereunder. The residual rentals, if any, shall be held by

Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. Landlord shall              the obligation to market the space but shall have no obligation to relet the Premises following a default if Landlord has other comparable available space within the Building or Project. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any reasonable costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

D. No Termination: Landlord’s re-entry or taking possession of the Premises pursuant to 13.B or 13.C shall not be construed as an election to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

E. Non-Waiver: Landlord may accept Tenant’s payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, the Landlord’s acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant’s Tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord’s consent to or approval of any act by Tenant which requires Landlord’s consent or approvals shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

F. Performance by Landlord: If Tenant fails to perform any obligation required under this Lease or by law or governmental regulation, Landlord in its sole discretion may, following notice and expiration of the applicable cure period, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate within thirty (30) days of Landlord’s written notice for such payment.

14. LANDLORD’S LIABILITY:

A. Limitation on Landlord’s Liability: In the event of Landlord’s failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises (“Mortgagee”) that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee’s interest unless Mortgagee or such purchaser shall have actually received and, not refunded the applicable payment or deposit. Tenant further waives any right to terminate this Lease and to vacate the Premises on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief.

B. Limitation on Tenant’s Recourse: If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity: (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives except to the extent of their interest in the Premises. Tenant shall have recourse only to the interest of Landlord in the Premises or for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

C. Indemnification of Landlord: As a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord except to the extent caused by Landlord’s gross negligence, willful misconduct or a breach of this Lease for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause arising at any time to the fullest extent permitted by law, and Tenant shall indemnify and hold Landlord, Master Landlord and their shareholders, directors, officers, trustees, employees, partners, affiliates and agents exempt and harmless from any damage or injury to any person, or to the goods, wares and merchandise and all other personal property of any person, arising from the use of the Premises, Building, and/or Project by Tenant and Tenant’s Agents or from the failure of Tenant to keep the Premises in good condition and repair as herein provided, except to the extent due to the gross negligence or willful misconduct of Landlord. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant and Tenant’s Agents, Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any such claim or liability including Landlord’s costs and expenses and reasonable attorney’s fees incurred in defending such claims except to the extent due to the gross negligence or willful misconduct of Landlord.

15. DESTRUCTION OF PREMISES:

A. Landlord’s Obligation to Restore: In the event of a destruction of the Premises during the Lease Term Landlord shall repair the same to the approximate condition which existed prior to such destruction. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent while repairs are being made, such proportionate reduction to be based upon the extent to which the repairs interfere with Tenant’s business in the Premises, as reasonably determined by the Parties. In no event shall Landlord be required to replace or restore Alterations, Tenant Improvements, Tenant’s fixtures or personal property. With respect to a destruction which Landlord is obligated to repair or may elect to repair under the terms of this Section, Tenant waives the provisions of Section 1932, and Section 1933, Subdivision 4, of the Civil Code of the State of California, and any other similarly enacted statute, and the provisions of this Section 15 shall govern in the case of such destruction. If Landlord is required to repair the Premises in the event of destruction pursuant to this Lease, Landlord agrees that it will not vote under the Declaration in favor or not repairing Premises or Common Area.

B. Limitations on Landlord’s Restoration Obligation: Notwithstanding the provisions of Section 15.A, Landlord shall have no obligation to repair, or restore the Premises if any of the following occur (i) if the repairs cannot be made in three hundred sixty five (365) days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, as reasonably determined by Landlord, (ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is not fully covered by the insurance maintained by Landlord, (iv) the damage or destruction occurs in the last twenty four (24) months of the Lease Term (unless Tenant commits to exercise any available option to extend the Lease Term pursuant to Section 18 of this Lease), (v) Tenant is in default pursuant to the provisions of Section 13 beyond expiration of the applicable cure period, (vi) Tenant has vacated the Premises for more than ninety (90) days, or (vii) if repair of the Common Area is necessary before repairs to the Premises cart be performed and Landlord reasonably determines that repairs to the Common. Area will not be made within one hundred eighty (180) days after the date of the damage and destruction. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction.

C. Tenant’s Rights with Respect to a Destruction of the Premises: Notwithstanding anything to the contrary contained in this Lease: Landlord shall give notice to Tenant of its election to rebuild or not to rebuild the Premises within thirty (30) days of casualty to the Premises and such notice shall specify Landlord’s architect’s or engineer’s reasonable estimate as to the time required to rebuild or restore the Premises. If, in the reasonable opinion of Landlord’s architect or engineer, the Premises will take longer than three hundred sixty five (365) days to rebuild or restore and Landlord has elected to perform such rebuilding or restoration, Tenant may, notwithstanding Landlord’s election, terminate this Lease by written notice to Landlord of such termination within five (5) days after its receipt of Landlord’s notice. Such termination shall be effective thirty (30) days after the giving of Tenant’s notice. If Landlord fails to restore the Premises (including reasonable means of access thereto) within a period which is sixty (60) days longer than the period stated in Landlord’s notice to Tenant as the estimated rebuilding period, Tenant, at any time thereafter until such rebuilding is completed, may terminate this Lease by delivering written notice to Landlord of such termination, in which event this Lease shall terminate as of the date of the giving of such notice. If casualty to the Premises occurs within the last twenty-four months of the term and the period in which Tenant is obligated to exercise its option to renew the term pursuant to Section 18 has not expired, Tenant shall have thirty (30) days after the date of casualty in which to notify Landlord of its election to exercise such renewal option. If Tenant elects to renew the term as provided above, Landlord shall have no right to terminate the Lease pursuant to this Section 15.

16. CONDEMNATION: If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser (“Vesting Date”) and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; but Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for damage to or taking of any Alterations, Tenant Improvements, or for Tenant’s moving costs. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any other similarly enacted statute, and the provisions of this Section 16 shall govern in the case of such taking.

17. ASSIGNMENT OR SUBLEASE:

A. Consent by Landlord: Except as specifically provided in this Section 17.E, Tenant may not assign, sublet, hypothecate, or allow a third party to use the Premises without the express written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. Except in connection with a Permitted Transfer, in the event Tenant desires to assign this Lease or any interest herein including, without limitation, a pledge, mortgage or other hypothecation, or sublet the Premises or any part thereof, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed assignee/subtenant, (ii) current financial statements of the transferee covering the preceding three years if available, (iii) the nature of the proposed transferee’s business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant. Landlord may condition its approval of any Transfer to a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord’s request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed assignment or sublease. Landlord shall have a fifteen business (15) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) terminate this Lease in the event of an assignment only; (ii) permit Tenant to assign or sublet such space to the named assignee/subtenant on the terms and conditions set forth in the notice; or (iii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the 15-day period, Landlord shall be deemed to have elected option (ii) above. In the event Landlord elects option (i) above, this Lease shall expire with respect to such part of the Premises on the date upon which the proposed sublease was to commence, and from such date forward, Base Monthly Rent and Tenant’s Allocable Share of all other costs and charges shall be adjusted based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises. In the event Landlord elects option (ii) above, Landlord’s written consent to the proposed assignment or sublease shall not be unreasonably withheld, provided and upon the condition that; (i) the proposed assignee or subtenant is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed assignee or subtenant is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed assignment or sublease is in form reasonably satisfactory to Landlord; (iv) Tenant reimburses Landlord on demand for any reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and legal costs incurred in connection with the granting of any requested consent; and (vi) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied, Landlord shall be considered to have acted reasonably if it withholds its consent.

B. Assignment or Subletting Consideration: Any rent or other economic consideration realized by Tenant under any sublease and assignment, in excess of the rent payable hereunder after deducting (i) reasonable subletting and assignment costs (ii) the Monthly Amortized Cost (defined below) of the Tenant improvements paid by Tenant, and (iii) any economic consideration received by Tenant for services rendered or personal property sold or leased, shall be divided and paid fifty percent (50%) to Landlord and fifty percent (50%) to Tenant. Monthly Amortized Cost shall be determined by taking sum paid by Tenant for the Tenant Improvements installed in the Building and dividing this sum by one hundred forty four (144) months. Tenant’s obligation to pay over Landlord’s portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord’s right to terminate the Lease and relating to the allocation of bonus rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the parties to be commercially reasonable. No assignment or subletting by Tenant shall relieve it of any obligation under this Lease. Any assignment or subletting except in connection with a Permitted Transfer which conflicts with the provisions hereof shall be void.

C. No Release: Any assignment or sublease except in connection with a Permitted Transfer shall be made only if and shall not be effective until the assignee or subtenant shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the assignee or subtenant shall assume all the obligations of this Lease on the part of Tenant to be performed or observed anti shall be subject to all the covenants, agreements, terms. provisions and conditions in this Lease. Notwithstanding any such sublease or assignment and the acceptance of rent by Landlord from any subtenant or assignee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, Subtenant, assignee or any other person claiming under or through any subtenant or assignee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any real estate brokers or other persons claiming compensation in connection with the proposed assignment or sublease, unless caused by Landlord’s breach of this Lease.

D. Reorganization of Tenant: The provisions of this Section 17.D shall apply if Tenant is a corporation and: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving corporation, or (ii) there is a sale or transfer to one person or entity (or to any group of related persona or entities) of stock possessing more than 50% of the total combined voting power of ail classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, and after such sale or transfer of stock Tenant’s stock is no longer publicly traded. In a transaction under clause (i) the surviving corporation shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such corporation assumes the obligations of Tenant hereunder, and in a transaction under clause (ii) the transferee shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such transferee assumes the obligations of Tenant to the extent accruing after such transferee’s acquisition of Tenant’s stock possessing more than 50% of the total combined voting of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors.

E. Permitted Transfers: Notwithstanding anything contained in this Section 17, Tenant may enter into any of the following transfers (a “Permitted Transfer”) without Landlord’s prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any subrent resulting therefrom that would otherwise be due pursuant to Sections 17.A and 17.B. Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any person or entity which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of art ownership interest of more than 50%; (ii) any person or entity which results from a merger, consolidation or other reorganization in which Tenant is not the survivor, so long as the survivor has a net worth at the time of such transfer sufficient to enable it to meet its obligations under this Lease; and (iii) any person or entity which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring person or entity has a net worth at the time of such transfer that is sufficient at the time of such transfer to enable it to meet its obligations under this Lease.

F. Effect of Default: In the event of Tenant’s default, Tenant hereby assigns all rents due from any assignment or subletting to Landlord as security for performance of its obligations under this Lease, and Landlord may collect such rents as Tenant’s Attorney-in- Fact, except that Tenant may collect such rents unless a default occurs as described in Section 13 above. A Lease termination due to Tenant’s default shall not automatically terminate an assignment or sublease then in existence; rather at Landlord’s election, such assignment or sublease shall survive the Lease termination, the assignee or subtenant shall attorn to Landlord, and Landlord shall undertake the obligations of Tenant under the sublease or assignment; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the subtenant or assignee, or for any acts or omissions of Tenant and Tenant’s Agents.

G. Conveyance by Landlord: As used in this Lease, the term “Landlord” is defined only as the owner for the time being of the Premises, K. that in the event of any sale or other conveyance of the Premises or in the event of a master lease of the Premises, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale or the master tenant of the Premises, so that the purchaser or master tenant of the Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Such transferor shall transfer and deliver Tenant’s security deposit to the purchaser at any such sale or the master tenant of the Premises, and thereupon the transferor shall be discharged from any further liability in reference thereto.

H. Successors and Assigns: Subject to the provisions this Section 17, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all parties hereto; and all parties hereto shall be jointly and severally liable hereunder.

18. OPTION TO EXTEND THE LEASE TERM:

A. Grant and Exercise of Option: Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 18.A, two (2) options (the “Options”) to extend the Lease Term for an additional term (the “Option Term”). Each Option Term shall be for a period of sixty (60) months and shall be exercised, if at all, by written notice to Landlord no earlier than eighteen (18) months prior to the date the Lease Term would expire but for such exercise but no later than twelve (12) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such notice. If Tenant exercises the first Option or both of the Options, all of the terms, covenants and conditions of this Lease except this Section shall apply during the Option Term as though the expiration date of the Option Term was the date originally set forth herein as the Expiration Date, provided that Base Monthly Rent for the Premises payable by Tenant dieing the Option Term shall be the greater of (i) the average amount of Base Monthly Rent paid during the initial Lease Term, and (ii) ninety five percent (95%) of the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary default after expiration of any applicable cure period under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the expiration date of this Lease shall be and remain the Expiration Date. As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the current use and other potential uses of the Premises, as determined by the rents then being obtained for new leases of space comparable in age and quality to the Premises in the locality of the Building. The appraisers shall be instructed that the foregoing five percent (5%) discount is intended to reduce comparable rents which include (i) brokerage commissions, (ii) tenant improvement allowances, and (iii) vacancy costs, to account for the fact that Landlord will not suffer such costs in the event Tenant exercises its Option.

B. Determination of Fair Market Rental: If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord’s notice meting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If Tenant elects to resolve the disagreement as provided in Section 18.C and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. lf the Fair Market Rental as finally determined pursuant to Section 18.C is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 18.C is less than Landlord’s determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C shall be credited against the next installments of rent due from Tenant to Landlord hereunder.

C. Resolution of a Disagreement over the Fair Market Rental: Any disagreement regarding Fair Market Rental shall be resolved as follows:

(i) Within thirty (30) days after Tenant’s response to Landlord’s notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at least two (2) times at a mutually agreeable time and place, in an attempt to resolve the disagreement.

(ii) If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

(iii) If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

(iv) All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less titan ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cast of the third appraiser.

D. Personal to Tenant: All Options provided to Tenant in this Lease are personal and granted to Siebel Systems, Inc. and any Permitted Transferee and are not exercisable by any third party should Tenant assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any option by any assignee or subtenant, in Landlord’s sole and absolute discretion. In the event Tenant has multiple options to extend this Lease, a later option to extend the Lease cannot be exercised unless the prior option has been so exercised.

19. OPTION TO LEASE:

A. Grant and Exercise of Option: Landlord grants to Tenant an option to lease Building 3 under the terms and conditions specified in the Building 2 Lease.

20. RIGHT OF FIRST OFFERING TO PURCHASE:

A. Grant and Exercise of Option: In the event either or both Master Landlord and Landlord elect to sell their respective interests in the Building, Master Landlord and Landlord hereby grants Tenant a right of first offering to purchase their respective interests in the Building (Master Landlord and Landlord are individually and collectively referred to in this Section as “Seller”). Prior to Seller offering to sell its interest in the Building to a third party, Seller shall give Tenant written notice of such desire and the terms and other information under which Seller intends to sell the Building. Provided at the time of exercise, Tenant is not in default beyond the expiration of any applicable cure period, Tenant shall have the option, which must be exercised, if at all, by written notice to Seller within thirty (30) days after Tenant’s receipt of Seller’s notice, to purchase its interest in the Building at the sales price and terms of sale specified in the notice. In the event Tenant timely exercises such option to purchase its interest in the Building, Seller shall sell its interest in the Building to Tenant, and Tenant shall purchase its interest in the Building from Seller in accordance with the price and terms specified in Seller’s notice Seller and Tenant shall, in good faith, attempt to reach agreement on the terms of a mutually acceptable purchase agreement consistent with the terms set forth in Seller’s notice within thirty (30) days of Seller’s notice. In the event (i) Seller and Tenant are unable to reach agreement on a mutually acceptable purchase agreement within such thirty (30) day period or (ii) Tenant fails to exercise Tenant’s option within said thirty (30) day period, Seller shall have one hundred eighty (180) days thereafter to sell its interest in the Building at no less than ninety five percent (95%) of the sales price and upon the same or substantially the same other terms of sale as specified in the notice to Tenant. In the event Seller fails to sell its interest in the Building within said one hundred eighty (180) day period or in the event Seller proposes to sell its interest in the Building at less than ninety five percent (95%) of the sales price or on other material terms which are more favorable to the prospective buyer than that proposed to Tenant, Seller shall be required to resubmit such offer to Tenant in accordance with this Right of First Offering except that Tenant shall be required to respond to any resubmission within a seven (7) day period.

B. Exclusions: This Right of First Offering shall automatically terminate, (i) upon the expiration or sooner termination of the Lease, or (ii) in the event of a foreclosure or other involuntary transfer of Landlord’s interest in the Building. Notwithstanding the forgoing, this Right of First Offering shall not apply to transfers (but shall survive such transfers ) of all or a portion of the Building or Project to (i) John A. Sobrato and/or John M. Sobrato (individually and collectively “Sobrato”), and (ii) any immediate family member of Sobrato, and (iii) any trust established, in whole or in part, for the benefit of Sobrato and/or any immediate family member of Sobrato, (iv) any partnership in which Sobrato or any immediate family member, either directly or indirectly (e.g., through a partnership or corporate entity or a trust) retains a general partner interest, and/or (v) any corporation under the control, either directly or indirectly, by Sobrato or any immediate family member of Sobrato.

21. GENERAL PROVISIONS:

A. Attorney’s Fees: In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney’s fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney’s fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

B. Authority of Parties: Tenant represents and warrants that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the bylaws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. At Landlord’s request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

C. Brokers: Tenant represents it has not utilized or contacted a real estate broker or finder with respect to this Lease other than Chris Allen, d/b/a Resource Real Estate Group, which fee shall be payable by Landlord pursuant to a written agreement and the Parties agree to indemnify, defend and hold each other harmless against any claim, cost, liability or cause of action asserted by any other broker or finder.

D. Choice of Law: This Lease shall be governed by and construed in accordance with California law. Except as provided in Section 21.E, venue shall be Santa Clara County.

E. Dispute Resolution: Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree that,

except for any claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court (which small claims court shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by J.A.M.S. or another judicial mediation service mutually acceptable to the parties located in Santa Clara County, California. The dispute resolution process shall involve first, mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then existing rules and practices of J.A.M.S. or other judicial mediation service selected. In the event of any dispute subject to this provision, either party may initiate a request for mediation and the parties shall use reasonable efforts to promptly select a J.A.M.S. mediator and commence the mediation. In the event the parties are not able to agree on a mediator within thirty (30) days, J.A.M.S. or another judicial mediation service mutually acceptable to the parties shall appoint a mediator. The mediation shall be confidential and in accordance with California Evidence Code § 1119 et. seq. The mediation shall be held in Santa Clara County, California and in accordance with the existing rules and practice of J.A.M.S. (or other judicial and mediation service selected). The parties shall use reasonable efforts to conclude the mediation within sixty (60) days of the date of either party’s request for mediation. The mediation shall be held prior to any arbitration or court action (other than a claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court which are not subject to this mediation/arbitration provision and may be filed directly with a court of competent jurisdiction). Should the prevailing party in arty dispute subject to this Section 19.E attempt an arbitration or a court action before attempting to mediate, the prevailing party shall not be entitled to attorney’s fees that might otherwise be available to them in a court action or arbitration and in addition thereto, the party who is determined by the arbitrator to have resisted mediation, shall be sanctioned by the arbitrator or judge.

IF A MEDIATION IS CONDUCTED BUT IS UNSUCCESSFUL, IT SHALL BE FOLLOWED BY FINAL AND BINDING ARBITRATION ADMINISTERED BY AND IN ACCORDANCE WITH THE THEN EXISTING RULES AND PRACTICES OF J.A.M.S. OR THE OTHER JUDICIAL AND MEDIATION SERVICE SELECTED, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET. SEQ, AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT IN NO EVENT SHALL TEE PARTIES BE ENTITLED TO PROPOUND INTERROGATORIES OR REQUEST FOR ADMISSIONS DURING THE ARBITRATION PROCESS. THE ARBITRATOR SHALL BE A RETIRED JUDGE OR A LICENSED CALIFORNIA ATTORNEY. THE VENUE FOR ANY SUCH ARBITRATION OR MEDIATION SHALL BE IN SANTA CLARA COUNTY, CALIFORNIA.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR FURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

LANDLORD:               TENANT:

F. Entire Agreement: This Lease and the exhibits attached hereto contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

G. Entry by Landlord: Upon prior notice to Tenant and subject to Tenant’s reasonable security regulations, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, unless caused by Landlord’s negligence or willful misconduct, for the following purposes: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions (only if agreed by Tenant) to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; and (iv) performing any obligations of Landlord under the Lease including remediation of hazardous materials if determined to be the responsibility of Landlord provided that Landlord agrees to use reasonable efforts to minimize interference with Tenant’s use. Tenant shall permit Landlord and his agents, at any time within one hundred eighty (180) days prior to the Expiration Date (or at any time during the Lease if Tenant is in default hereunder), to place upon the Premises “For Lease” signs and exhibit the Premises to real estate brokers and prospective tenants at reasonable hours.

H. Estoppel Certificates: At any time during the Lease Term, each party (the “Responding Party”) shall, within ten (10) days following written notice from the other party (the “Requesting Party”), execute and deliver to the Requesting Party a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to Responding Party’s knowledge, any uncured defaults on Requesting Party’s part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Requesting Party may reasonably request Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Requesting Party’s interest in the Premises. The Responding Party’s failure to deliver such statement within such time shall be conclusive upon the Responding Party that this Lease is in full force and effect without modification, except as may be represented by the Requesting Party, and that there are no uncured defaults in Requesting Party’s performance. Tenant agrees to provide, within five (5) days of Landlord’s request, Tenant’s most recent three (3) years of audited financial statements for Landlord’s use in financing the Premises or Landlord’s interest therein.

I. Exhibits: All exhibits referred to are attached to this Lease and incorporated by reference.

J. Interest: All rent due hereunder, if not paid when due, shall bear interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid lit full (“Agreed Interest Rate”). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

K. Modifications Required by Lender: If any Lender of Landlord or ground lessor of the Real Property Requires a modification of this Lease that will not increase Tenant’s cost or expense or materially or adversely change Tenant’s rights and obligations, this Lease shall be so modified and Tenant shall execute whatever documents arc required and deliver them to Landlord within ten (10) days after the request.

L. No Presumption Against Drafter: Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

M. Notices: All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, or by personal delivery or by a nationally recognized overnight courier addressed to the party to be notified at the address for such party specified in Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this lease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute.

N. Property Management: No property management fee shall be payable to Landlord.

O. Rent: All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as “additional rent”, shall be deemed as rent.

P. Representations: Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

Q. Rights and Remedies: All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

R. Severability: If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

S. Submission of Lease: Submission of this document for examination or signature by the parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

T. Subordination: This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant’s rights under this Lease as long as Tenant is not then in default beyond the expiration of any applicable cure period and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) days after Landlord’s written request, Tenant shall execute any documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance.

This Lease constitutes a sublease under that certain Ground Lease dated March 5, 1999 (the “Existing Ground Lease”) between The Sobrato 1979 Revocable Trust, As Amended (“Master Landlord”), as landlord and Landlord, as tenant, covering all of the real property within the Project, a copy which has been provided to Tenant, and under the Parcel Lease described in the next sentence. In connection with the subdivision of the Project as contemplated by Section 2.0 above, it is anticipated that a separate Parcel Lease (as defined in the Existing Ground Lease) will be entered into between Master Landlord, as landlord, and Landlord, as tenant, for the lot within which the Building will be constructed. As used in this Lease, “Master Lease” shall mean the Existing Ground Lease, until such time as the Parcel Lease is entered into, and thereafter shall mean the Parcel Lease. Notwithstanding this Section 21.T above, concurrently with the execution of this Lease by Landlord and Tenant, Landlord and Tenant shall execute in recordable form, and Landlord shall cause Master Landlord to execute in recordable form, the Subordination, Nondisturbance and Attornment Agreement attached hereto as Exhibit “G” (the “SNDA”). Landlord shall cause the SNDA to be recorded at Landlord’s cost in the Official Records of San Mateo County, California within five (5) days after this Lease is executed by Landlord and Tenant. Similarly, in connection with the Parcel Lease, within ten (10) days after Landlord’s request, Landlord and Tenant shall execute in recordable form, and Landlord shall cause Master Landlord to execute in recordable form, a Subordination, Nondisturbance and Attornment Agreement substantially in the form of the SNDA (the “Revised SNDA”), modified to refer to the Parcel Lease, Memorandum of Parcel Lease to be recorded in connection with the Parcel Lease and the revised Premises description, rather than the Original Ground Lease, the Memorandum of Ground Lease referenced in the SNDA and the original Premises described in this Lease. Landlord shall cause the Revised SNDA to be recorded at Landlord’s cost in the Official Records of San Mateo County, California immediately after recordation of the Memorandum of Lease recorded for the Parcel Lease.

Notwithstanding the foregoing, Tenant shall not be required to subordinate its interest under this Lease unless (i) such subordination does not materially increase Tenant’s obligations, or materially decrease its rights under this Lease, and (ii) Landlord first obtains from the holder of the mortgage, deed of trust, or other instrument of security to which this Lease is to become subordinated a written agreement that provides substantially that as long as Tenant performs its obligations under this Lease, no foreclosure of, deed given in lieu of foreclosure of, or sale under the encumbrance, and no steps or procedures taken under the encumbrance, shall affect Tenant’s rights hereunder.

U. Survival of Indemnities: All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

V. Time: Time is of the essence hereunder.

W. Transportation Demand Management Programs: Should a government agency or municipality require Landlord to institute TDM (Transportation Demand Management) facilities and /or program, Tenant agrees that the cost of TDM imposed facilities required on the Premises, including but not limited to employee showers, lockers, cafeteria, or lunchroom facilities, shall be paid by Tenant. Further, any ongoing costs or expenses associated with a TDM program which are required for the Premises and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such reasonable costs being included as additional rent and reimbursed to Landlord by Tenant within thirty (30) days after demand. If TDM facilities and programs are instituted on a Project wide basis, Tenant shall pay its proportionate share of such costs in accordance with Section 8 above.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written,

Landlord: SOBRATO INTERESTS III a California Limited Partnership			Tenant: SIEBEL SYSTEMS, INC. a Delaware Corporation

By:	/s/ John M. Sobrato	By:

Its:	General Partner	Its:

Master Landlord: THE SOBRATO 1979 REVOCABLE TRUST

By:	/s/ John M. Sobrato
Its:	Trustee

FIRST AMENDMENT TO LEASE

Building 1- 2215 Bridgepointe Parkway, San Mateo

This first amendment to lease (“Amendment”) is made this 11th day of June, 1999 (the “Effective Date”) by and between SOBRATO INTERESTS III, a California limited partnership having an address at 10600 N. De Ann Blvd., Suite 200, Cupertino, California 95014 (“Landlord”) and SIEBEL SYSTEMS, INC., a Delaware corporation hiving its principal place of business at 1855 South Grant Street, San Mateo, California 94402 (“Tenant”).

WITNESSETH

WHEREAS Landlord and Tenant entered into a lease dated March 11, 1999, (the “Lease”) for a building to be constructed at 2215 Bridgepointe Parkway in the location labeled as Building 1 on Exhibit “A” attached hereto (“Premises”); and

WHEREAS Landlord and Tenant are concurrently entering into a lease for Building 3 (the “Building 3 Lease”); and

WHEREAS Landlord and Tenant wish to accelerate the construction of the Premises in exchange for a reduction in the Base Monthly Rent and a modification of the security deposit provisions to provide for individual letters of credit for this Lease, the Building 2 Lease and the Building 3 Lease;

NOW, THEREFORE, in order to effect the intent of the parties as set forth above and for good and valuable consideration exchanged between the parties, the Lease is amended as of the Effective Date as follows:

1.	The first sentence of Section 4.A is modified to provide that the Lease Term shall be automatically extended so as to he coterminous with the Expiration Date of the Building 3 Lease. Rent during such extended term shall be at the Base Monthly Rent in effect immediately prior to such extended term. The second sentence of 4.A is deleted is replaced by the following: “Notwithstanding the foregoing, in no event shall the Commencement Date be less than forty five (45) days following the Commencement Date for Building 2.”

2.	The anticipated Commencement Date for the Premises referenced in Section 4.A is accelerated from August 1, 2001 to September 15, 2000.

3.	The Base Monthly Rent referenced in Section 4.A is decreased from the sum of Three Hundred Thirty Four Thousand Three Hundred Fifty Five Dollars ($334,355.00) to Three Hundred Twenty Thousand Sixty Four Dollars ($320,064.00).

4.	The Base Monthly Rent referenced in Section 4.B is reduced from Two and 363/1000 ($2.363) per square foot to Two and 262/1000 ($2.262) per square foot.

5.	Section 4.D is replaced in its entirety by the following:

Security Deposit:

(i) Amount: Tenant shall deposit with landlord a letter of credit (“Letter of Credit”) in a form reasonably acceptable to Landlord in the amount of Eight Million Pour Hundred Thousand Dollars ($8,400,000.00) to secure Tenant’s obligation to complete Tenant Improvements in the Building. Upon Landlord’s receipt of evidence reasonably satisfactory to Landlord of lien free completion of the Tenant Improvements and that Tenant has fully paid for the cost of all of Tenant Improvements for the Building, the Letter of Credit shall be cancelled and returned to Tenant by Landlord. Notwithstanding the foregoing, in the event Tenant elects to defer construction on a portion of the non-core Tenant Improvements in the Building (as provided further and restricted in Section 5.B), Landlord shall not require Tenant to continue to post the Letter of Credit after payment in full for all other Tenant Improvements associated with the Building.

(ii) Use by Landlord: Landlord shall be entitled to draw against the full amount of the Letter of Credit at any time provided only that Landlord certifies to the issuer of the Letter of Credit that Tenant has failed to make a payment for Tenant Improvement costs as provided in 5.F, that Tenant has failed to timely renew or extend the Letter of Credit as required by this subsection (ii), or that Tenant has failed to amend the Letter of Credit or obtain a new Letter of Credit as required by this subsection (ii) and such failure has not been cured within ten (10) days following Landlord’s notice to Tenant. Tenant shall keep the Letter of Credit in effect at all tunes prior to payment in full for the Tenant Improvements for the Building. At least sixty (60) days prior to expiration of any Letter of Credit, the term thereof shall be renewed or extended for a period until Tenant has paid in full for the Tenant Improvements for the Building. Subject to the notice requirement and cure period provided herein, Tenant’s failure to so renew or extend the Letter of Credit shall be a material default of this Lease by Tenant entitling Landlord to draw down on thy entire amount of the Letter of Credit. Any amounts drawn on the Letter of Credit shall be used to pay for the cost of the Tenant Improvements. In the event the Letter of Credit is drawn by Landlord, and the proceeds used to pay for the completion of the Tenant Improvements in the Building, after Landlord’s completion of the Tenant Improvements in the Building, Landlord shall refund to Tenant any excess proceeds from the Letter of Credit. In the event of termination of Landlord’s interest in this Lease, Landlord may deliver the Letter of Credit to Landlord’s successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Letter of Credit. Except as provided herein, no other security deposit shall be required by Tenant.

(iii) Letter of Credit Fee: Landlord and Tenant agree to share equally in the fee charged to provide the Letter of Credit. In no event, however, shall Landlord’s share of the fee exceed the sum of Forty Two Thousand Dollars ($42,000.00) per annum.

6.

The seventh through the ninth sentence, of Section 5.A beginning “Landlord shall contract for the installation” shall be replaced In its entirety by “Landlord’s affiliated construction company, Sobrato Construction Corporation shall act as the general contractor for the

Building Shell and shall begin construction of the Building Shell immediately following the Effective Date. Upon completion of the Tenant Improvement Plans, Landlord and Tenant shall select a general contractor (“General Contractor”) on the basis of a competitive bid of the cost to construct the Tenant Improvements. Thereafter, Landlord shall cause the General Contractor to complete construction of the Tenant Improvements. Landlord and Sobrato Construction shall use commercially reasonable efforts to ensure effective coordination between the General Contractor selected to construct the Tenant Improvements and Sobrato Construction Corporation.”

7.	The first sentence of Section 5.J is replaced by “Sobrato Construction Corporation and General Contractor shall each procure (as a cost of the Budding Shell or the Tenant improvements as applicable) a “Broad Form” liability insurance policies in the amount of Three Million Dollars ($3,000,000.00).”

8.	The first three sentences of Section 5.K are replaced by “After the Building Shell and Tenant Improvements are Substantially Complete, Landlord shall cause Sobrato Construction Corporation and/or the General Contractor to immediately correct any construction defect or other “punch list” item which Tenant brings to Landlord’s attention. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. Sobrato Construction Corporation shall provide a standard contractor’s warranty with respect to the Building Shell for one (1) year from the Commencement Date. The General Contractor shall provide a standard contractor’s warranty with respect to the Tenant Improvements for one (1) year from the Commencement Date.”

9.	The completion date for the Tenant Improvement Plans referenced in Section 5.B is accelerated from October 1, 2000 to November 15, 1999.

10.	The Termination Date referenced in Section 5.G s accelerated from August 1, 2002, until September 15, 2001.

11.	All defined term shall have the same meanings as in the Lease, except as otherwise stated in this Amendment.

12.	Except as hereby amended, the Lease and all of the terms, covenants and conditions thereof shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have set their hands to this Amendment as of the day and date first above written.

Landlord SOBRATO INTERESTS III a California Limited Partnership			Tenant SEIBEL SYSTEMS, INC. a Delaware Corporation

By:	/s/ John M. Sobrato	By:	/s/ Jeffrey T. Armann
Its:	General Partner	By:	Director, Legal Affairs

SECOND AMENDMENT TO LEASE

This second amendment to lease (“Amendment”) is made this 31st day of July, 2000 (“Effective Date”) by and between Sobrato Interests III, a California limited partnership having an address at 10600 N. De Anza Blvd., Suite 200, Cupertino, California 95014 (“Landlord”) and Siebel Systems, Inc., a Delaware corporation having its principal place of business at 165 South Grant Street, San Mateo, CA 94402 California (“Tenant”).

WTTNESSETH

WHEREAS landlord and Tenant entered Into a lease dated March 11, 1999, and a First Amendment to Leave dated June 11, 1999 (the “Lease) for the premises (“Premises”) located at 2215 Bridgepointe Parkway, San Mateo, California; and

WHEREAS Landlord and Tenant wish to memorialize the Lease Commencement date.

NOW THEREFORE, in order to effect the intent of the parties as set forth above and for good and valuable consideration exchanged between the parties, the Lease is amended as of the Effective Pate as follows:

1.	The Lease Commencement date shall be July 5, 2000

2.	All defined terms shall have the sane meanings as in the Lease, except as otherwise stated in this Amendment.

3.	Except as hereby amended, the Lease and all of the teems, covenants and conditions thereof shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have set their hands to this Amendment as of the day and date first above written.

Landlord Sobrato Interests III, a California limited partnership		Tenant Siebel Systems, Inc. a Delaware Corporation

By:	/s/ John M. Sobrato	By:	/s/ Linda Jansen
Its:	General Partner	Its:	Vice President, Facilities & Real Estate

THIRD AMENDMENT TO LEASE

This Third Amendment To Lease (“Third Amendment”) is made and entered into as of Aug. 11, 2006 (, (the “Effective Date”) by and between Sobrato Interests III, a California Limited Partnership, (“Landlord”), Oracle USA, Inc., a Colorado Corporation, as successor in interest to Siebel Systems, Inc. (“Siebel”), and Oracle Corporation, a Delaware Corporation, (“Guarantor”).

RECITALS

A. Landlord and Siebel previously entered into that certain Lease dated March 11, 1999 (the “Original Lease”), regarding Landlord’s lease to Siebel of the property commonly known as 2215 Bridgepointe Parkway, San Mateo, California, as more particularly described in the Lease (the “Premises”).

B. The Original Lease has been amended by that certain First Amendment to Lease dated as of June 11, 1999 (the “First Amendment”) and by that certain Second Amendment to Lease dated as of July 31, 2000 (the “Second Amendment”) (the Original Lease, as amended by the First Amendment and the Second Amendment, being referred to herein as the “Lease”).

C. On or about January 31, 2006, Siebel ceased trading as a publicly-owned company and became a subsidiary of Guarantor as a result of a merger.

D. In exchange for the consideration set forth herein, and pursuant to the terms of Lease, Landlord and Tenant have agreed to modify the terms and conditions of the Lease as set forth in this Third Amendment, in order to add the Guarantor under the Lease.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	GUARANTY

A. From the Effective Date, Guarantor continually, absolutely, irrevocably, and unconditionally guarantees the full, faithful, and timely payment and performance by Tenant of all of Tenant’s obligations (including the timely payment of all amounts that Tenant may at any time owe) under or arising out of the Lease, or any extensions, renewals, or modifications of the Lease, including payment and performance of all obligations of Tenant which may survive the expiration or termination of the Lease. The provisions contained in this Section I are collectively referred to herein as the “Guaranty”.

B. Guarantor authorizes Landlord, without notice or demand and without affecting Guarantor’s liability under the Guaranty, to:

(1) consent or agree to any extensions, accelerations, or other changes in the lime for any payment provided for in the Lease, or consent or agree to any other alteration of any covenant, term, or condition of the Lease in any respect, and to consent to any assignment, subletting, or reassignment of the Lease;

(2) take and hold security for any payment provided for in the Lease or for the performance of any covenant, term, or condition of the Lease, or exchange, waive, or release any security and Guarantor hereby waives any right to require Landlord to proceed against or exhaust any security including any rights under California Civil Code Sections 2899 and 1433;

(3) apply any security and direct the order or manner of its sale as Landlord may determine. Notwithstanding any termination, renewal, extension or holding over of the Lease, or any demand for performance, or other enforcement of Guarantors obligations under the Guaranty, the Guaranty shall continue until all of the covenants and obligations on the part of Tenant to be performed have been fully and completely performed by Tenant, and Guarantor shall not be released of any obligation or liability under the Guaranty so long as there is any claim against Tenant arising out of the Lease that has not been satisfied or performed by Tenant or waived in writing for the express benefit of Guarantor; and

(4) renew, modify, amend or extend the Lease. The Guarantor waives its rights under California Civil Code Section 2819.

C. The obligations of Guarantor under the Guaranty are independent of the obligations of Tenant. Landlord may, at Landlord’s option, proceed immediately and directly against Guarantor, jointly or severally, in order to enforce the performance of the obligations of Tenant under the Lease. A separate action may be brought and prosecuted against Guarantor, whether or not any action is first or subsequently brought against Tenant, or whether or not Tenant is joined in any action, and Guarantor may be joined in any action or proceeding commenced by Landlord against Tenant arising out of, in connection with, or based upon the Lease. The liability of Guarantor under the Guaranty shall be primary and it shall not be necessary for Landlord, in order to enforce its rights hereunder, upon the default by Tenant, to first give Guarantor notice of Tenant’s default or institute suit or pursue or exhaust its legal remedies against Tenant.

D, “Tenant” as used in the Guaranty shall include all successors, assigns and other transferees of Tenant and any subsequent transferees of all or any part of Tenant’s interest under the Lease and the Guarantor shall continue to remain primarily liable and obligated for the full payment and performance by such successors, assigns and transferees of all obligations of the tenant under the Lease.

E. Termination of the Lease for Tenant’s default under the Lease shall not extinguish, release or, in any way, affect or diminish the obligations of Guarantor hereunder. In no event shall Landlord be obligated to lease any of the premises identified in the Lease to Guarantor after such termination. Upon termination of the Lease, as a result of Tenant’s default thereunder, the Guaranty shall extend to the payment to Landlord of all damages payable by Tenant.

F. Until all of the obligations of Tenant under the Lease are fully performed and observed, Guarantor covenants that Guarantor: (i) shall have no right of subrogation against Tenant by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder; and (ii) shall have no right to enforce any remedy which Guarantor now or hereafter shall have against Tenant by reason of any one or more payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder.

G. Guarantor hereby waives: (i) all defenses based upon any legal disability of Tenant or any discharge or limitation of liability of Tenant, to Landlord, whether consensual or arising by operation of law or any bankruptcy, insolvency or debtor-relief proceeding or from any other cause; (ii) the right to require Landlord to proceed against Tenant or to pursue any other remedy in Landlord’s power or any defense based upon an election of remedies by Landlord; (iii) any right to participate in any security now or later held by Landlord; (iv) all presentments, demands for performance, notice of nonperformance, protests, notices of protest, dishonor or acceptance of the Guaranty and all notices of the existence, creation or incurring of new or additional obligations; and (v) all rights to be exonerated hereunder pursuant to the provisions of California Civil Code Sections 2787 through 2855 and pursuant to any other statute or rule of law of similar import.

H. Guarantor is relying upon its own knowledge and is fully informed with respect to Tenant’s financial condition. Guarantor assumes full responsibility for keeping fully informed of Tenant’s financial condition and of all other circumstances affecting Tenant’s ability to perform its obligations to Landlord, and agrees that Landlord will have no duty to report to Guarantor any information Landlord receives about Tenant’s financial condition or any circumstances bearing on Tenant’s ability to perform.

I. Any prior or subsequent guaranty by Guarantor or by any other guarantor of Tenant’s obligations to Landlord shall not be deemed to be in lieu of or to supersede or terminate the Guaranty but shall be construed as an additional or supplementary guaranty unless otherwise expressly provided therein. The Guaranty shall remain in full force and effect, notwithstanding that other guarantors from time to time may guarantee or otherwise become responsible for the performance of any of the terms, covenants and conditions of the Lease or are released from such guaranties.

J. Within twenty (20) days of written demand by Landlord, Guarantor shall deliver to Landlord and to any prospective purchaser, mortgagee and/or beneficiary under a deed of trust, or other lender designated by Landlord, an estoppel certificate, executed and acknowledged by Guarantor, to the effect that the Guaranty is in full force and effect and has not been amended or terminated; provided that Guarantor shall not be obligated to provide more than two (2) such estoppel certificates per calendar year. Guarantor shall also certify such other matters relating to the Lease to Guarantor’s actual knowledge, the premises leased pursuant to the Lease or the Guaranty as may be reasonably requested by a lender making a loan to Landlord or a purchaser of any of such premises front Landlord.

K. The Guaranty shall remain and continue in full force and effect, notwithstanding: (1) the commencement or continuation of any case, action, or proceeding by, against or concerning Tenant, under any federal or state bankruptcy, insolvency, or other debtor’s relief law, including, without limitation: (x) a case under Title 11 of the United States Code concerning Tenant, whether under Chapter 7, 11 or 13 of such Title or under any other Chapter, or (y) a case, action or proceeding seeking Tenant’s financial reorganization or an arrangement with any of Tenant’s creditors; (ii) the voluntary or involuntary appointment of a receiver, trustee, keeper or other person who takes possession of substantially all of Tenant’s assets or of any asset used in Tenant’s business on any portion of the premises leased pursuant to the Lease, regardless of whether such appointment occurs as a result of insolvency or other cause; or (iii) the execution of an assignment far the benefit of creditors of substantially all assets of Tenant available by law for the satisfaction of judgment creditors.

L. In the event any action or proceeding should be commenced between Landlord and Guarantor to enforce or interpret any of the terms, covenants or conditions of the Guaranty, the prevailing party in such action or proceeding shall be entitled to recover from other party, in any such action or proceeding in which it shall prevail, all reasonable attorneys’ fees, costs and expenses.

M. The Guaranty may not be changed, waived, discharged or terminated orally or by course of conduct, but rather only by an instrument in writing signed by the party against whom enforcement of the charge, waiver, discharge or termination is sought.

N. The Guaranty shall be governed by and construed in accordance with the laws of the State of California. Guarantor hereby submits to the legal jurisdiction of the State of California and to the service of process of any court of the State of California. The parties agree that all disputes shall be determined by resort to the courts of California of competent jurisdiction, with venue in San Francisco County.

O. The Guaranty shall be binding upon Guarantor and Guarantor’s successors, and assigns, and shall inure to the benefit of Landlord and Landlord’s successors and assigns. Landlord may, without notice, assign the Guaranty, the Lease, or the rents and other sums payable under the Lease, in whole or in part, and encumber or otherwise hypothecate all or any of the foregoing.

2.	LIMITATION OF AMENDMENT.

Any capitalized terms used herein that are not specifically defined shall have the same meaning as set forth in the Lease. Except as otherwise modified by this Third Amendment, all other terms and conditions of the Lease as amended remain unchanged and in full force and effect. In the event of any conflict between the provisions of this Third Amendment and the provisions of other portions of the Lease, the provisions of this Third Amendment shall control All references herein to the Lease shall be as amended by this Third Amendment.

3.	COUNTERPARTS.

This Third Amendment may be executed in one or mum counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.

IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the date first written above.

SOBRATO INTERESTS III, a California Limited Partnership

By:	/s/ John M. Sobrato
Its:	G.P.

ORACLE USA, INC., a Colorado Corporation

By:	/s/ Randall W. Smith
Its:	VP, Real Estate and Facilities

ORACLE CORPORATION, a Delaware corporation

By:	/s/ Randall W. Smith
Its:	VP, Real Estate and Facilities

THE SOBRATO 1979 REVOCABLE TRUST

By:	/s/ John M. Sobrato
Its:	Trustee
Trustee

LANDLORD CONSENT TO SUBLEASE

SOBRATO INTERESTS III (“Landlord”), as Landlord under that certain Lease (the “Lease”) dated as of 6/11/99,     , as amended, by and between Landlord and ORACLE USA, INC. (as successor-in-interest to Siebel Systems, Inc.) (“Tenant”), as Tenant, subject to and specifically conditioned upon the following terms and conditions hereby grants its consent to the Sublease dated as of 9/6/07, 2007, made by and between the Tenant, as sublandlord, and NEUROGESX, INC. (“Subtenant”), as subtenant, a copy of which is attached as Exhibit A (“the Sublease”), covering that certain premises (the “Premises”) consisting of approximately 26,386 rentable square feet in the building commonly known as Bridgepointe Building I, located at 2215 Bridgepointe Parkway, San Mateo, California.

As conditions to the consent of Landlord to the Sublease, it is understood and agreed as follows:

1. No Release. This Consent to Sublease shall in no way release the Tenant or any person or entity claiming by, through or under Tenant, including Subtenant, from any of its covenants, agreements, liabilities and duties under the Lease, as the same may be amended from time to time, without respect to any provision to the contrary in the Sublease.

2. Specific Provisions of Lease and Sublease. This Consent to Sublease consenting to a sublease to Subtenant does not constitute approval by Landlord of any of the provisions of the Sublease document or agreement thereto or therewith; nor shall the same be construed to amend the Lease in any respect, any purported modifications being solely for the purpose of setting forth the rights and obligations as between Tenant and Subtenant, but not binding Landlord. The Sublease is, in all respects, subject and subordinate to the Lease, as the same may be amended, and Landlord shall not be bound by any restrictions in the Sublease on future amendments or modifications to the Lease (such restrictions setting only the rights, obligations and restrictions as between Tenant and Subtenant). Furthermore, in the case of any conflict between the provisions of this Consent to Sublease or the Lease, as the case may be, shall prevail unaffected by th e Sublease. Furthermore, any amendments to the Sublease shall be subject to the prior written consent of Landlord, and all actions and other matters requiring the consent or approval of Tenant under the Sublease shall also require the consent or approval, as applicable, of Landlord.

3. Limited Consent. This Consent to Sublease does not and shall not be construed or implied to be a consent to any other matter for which Landlord’s consent is required under the Lease, including, without limitation, any Alterations under the Lease whether or not future Alterations are discussed or contemplated by the Sublease. Any monument signage shall require the approval of Landlord, which shall not be unreasonably withheld. If Alterations are required by the Subtenant including Alterations contemplated by the Sublease, Tenant shall submit, or cause to be submitted, the plans and other items required by Article 7 of the Lease including all the Plans described in Section 15.2(a) of the Sublease, for approval by Landlord. If Landlord approves the Initial Subtenant Alterations or subsequent Subtenant Alterations as defined in the Sublease, then all of the following shall apply (i) all such Alterations shall be constructed in accordance with, and there shall be compliance with all requirements of, Article 7 of the Lease and any other provisions of the Lease applicable thereto; (ii) such Alterations shall be removed at the Expiration or earlier termination of the Lease and the Premises restored as provided in

Article 6 of the Lease; and (iii) upon completion of such Alterations all items required under Section 7.A of the Lease as well as all items required to be delivered by Subtenant to Tenant under Section 15.2 (a) of the Sublease, shall be delivered to Landlord. Landlord shall have no liability to Tenant, Subtenant, or any third parties arising out of its approval of any Alterations, and Landlord’s future approval is not intended to and shall not include any representation that such Alterations are safe, comply with laws or otherwise fit for its intended use.

4. Tenant’s Continuing Liability. Tenant shall be liable to Landlord for any default under the Lease, whether such default is caused by Tenant or Subtenant or anyone claiming by or through either Tenant or Subtenant, but the foregoing shall not be deemed to restrict or diminish any right which Landlord may have against Subtenant pursuant to the Lease, in law or in equity for violation of the Lease or otherwise, including, without limitation, the right to enjoin or otherwise restrain any violation of the Lease by Subtenant.

5. Default by Tenant under the Lease. If Tenant defaults under the Lease, Landlord may elect to receive directly from Subtenant all sums due or payable to Tenant by Subtenant pursuant to the Sublease. Upon written notice from Landlord, Subtenant shall thereafter pay to Landlord any and all sums due or payable under the Sublease. In such event, Tenant shall receive from Landlord a corresponding credit for such sums against any payments then due or thereafter becoming due from Tenant. Notwithstanding the foregoing, the acceptance by Landlord of any such payments from Subtenant shall not release Tenant from any obligations or liabilities under the Lease, constitute an attornment by Subtenant to Landlord or impose any obligation or liability on Landlord under the Sublease.

Furthermore, Subtenant’s payment to Landlord pursuant to such election shall not create or evidence any direct landlord tenant relationship between Subtenant and Landlord, and Landlord may exercise all remedies to terminate the Lease (including the termination of Subtenant’s possession of the Premises) in the event of any event of default by Tenant, notwithstanding its receipt of any payment from Subtenant pursuant to Landlord’s election, unless the receipt of such payment completely cures Tenant’s default. The acceptance of a payment from Subtenant pursuant to such election shall not affect Landlord’s right to its remedies with regard to all defaults remaining uncured after such payment.

6. Termination of Lease. If at any time prior to the expiration of the Term of the Sublease the Lease shall terminate or be terminated for any reason, the Sublease shall simultaneously terminate regardless of whether Landlord has received payments directly from Subtenant as described in Section 5 above. However, Subtenant agrees, at the election and upon written demand of Landlord, and not otherwise, to attorn to Landlord for the remainder of the term of the Sublease, such attornment to be upon all of the terms and conditions of the Sublease, including all provisions of the Lease applicable to the Sublease. The foregoing provisions of this paragraph shall apply notwithstanding that, as a matter of law, the Sublease may otherwise terminate upon the termination of the Lease and shall be self-operative upon such written demand of the Landlord, and (other than the written demand described in the foregoing sentence)

no further instrument shall be required to give effect to said provisions. Upon the reasonable demand of Landlord, however, Subtenant agrees to execute, from time to time but no more than once per 12 month period, documents in confirmation of the foregoing provisions of this paragraph satisfactory to Landlord in which Subtenant shall acknowledge such attornment and shall set forth the terms and conditions of its tenancy. In the event of any such election by

Landlord, Landlord will not be (a) liable for any rent paid by Subtenant to Tenant more than one month in advance of the written demand described above, or any security deposit paid by Subtenant to Tenant, unless same has been transferred to Landlord by Tenant; (b) liable for any act or omission of Tenant under the Lease, Sublease or any other agreement between Tenant and Subtenant or for any default of Tenant under any such documents which occurred prior to the effective date of the attornment; (c) subject to any defenses or offsets that Subtenant may have against Tenant which arose prior to the effective date of the attornment; (d) bound by any changes or modifications made to the Sublease without the written consent of Landlord, (e) obligated in any manner with respect to the transfer, delivery, use or condition of any furniture, equipment or other personal property in the Sublet Premises which Tenant agreed would be transferred to Subtenant or which Tenant agreed could by used by the Subtenant during the term of the Sublease, or (f) liable for the payment of any improvement allowance, or any other payment, credit, offset or amount due from Tenant to Subtenant under the Sublease.

7. Sublease Profits. Provided the Sublease remains in full force and effect, Tenant agrees to pay to Landlord each month along with the base monthly rent due under the Lease, any sums due Pursuant to Section 17.B of the Lease. For the purposes hereof, 100% of all proceeds from further subleasing or assignment by Subtenant which constitute excess rent calculated pursuant to Section 9.1(x) of the Sublease shall be used in calculating any sums due Landlord from Tenant under section 1 7.B, such that if and to the extent that the amount payable to Subtenant under any further subleasing or assignment by Subtenant exceeds the amount payable by Tenant under the Lease, Landlord will be entitled to fifty percent (50%) of such excess (as an example, assuming that the amount payable under the Lease is $2.00 per rentable square foot, if Subtenant further subleases all or any portion of the Sublet Premises for $3.00 per rentable square foot, Landlord will be entitled to fifty percent (50%) of the excess over the amount payable under the Lease, or $.50 per rentable square foot).

8. No Waiver; No Privity. Nothing herein contained shall be deemed a waiver of any of the Landlord’s rights under the Lease. In no event, however, shall Landlord be deemed to be in privity of contract with Subtenant or owe any obligation or duty to Subtenant under the Lease or otherwise, any duties of Landlord under the Lease being in favor of, for the benefit of and enforceable solely by Tenant.

9. Notices. Subtenant agrees to promptly deliver a copy to Landlord of all notices of default, notices which, with the passing of time would become a default, and notices regarding matters for which Landlord’s approval would be required and which are sent to Tenant under the Sublease, and Tenant agrees to promptly deliver a copy to Landlord of all notices of default, notices which, with the passing of time would become a default, and notices regarding matters for which Landlord’s approval would be required and which are sent to Subtenant or received by Tenant under the Sublease. All copies of any such notices shall be delivered personally or sent by United States registered or certified mail, postage prepaid, return receipt requested, to Landlord.

10. Authority To Execute Agreement. Each individual executing this Consent on behalf of a corporation or limited liability company represents that he or she is duly authorized to execute and deliver this Consent on behalf of the corporation or limited liability company and to bind such corporation or limited liability company, as applicable, to the terms hereof.

11. Insurance. Concurrently with Subtenant’s execution of this Consent, Subtenant shall provide Landlord with certificates of insurance evidencing, to Landlord’s satisfaction, the maintenance by Subtenant of all insurance required to be maintained by Subtenant under the Sublease. Subtenant shall maintain such insurance throughout the term of the Sublease and shall cause Landlord and Tenant to be named as additional insureds thereunder.

12. Brokerage Commissions and Indemnity. Notwithstanding anything set forth in the Sublease, Landlord has no obligation to pay and will not pay commissions or fees to any broker or finder in regard to the Sublease or Landlord’s consent thereto. Tenant and Subtenant covenant and agree that under no circumstances shall Landlord be liable for any brokerage commissions or similar fees in connection with the subletting consented to hereunder, and both Tenant and Subtenant agree to indemnify and hold Landlord harmless from and against same and any costs or expenses (including, but not limited to, attorneys’ fees and costs) incurred by Landlord in resisting any claim for any such brokerage commissions or similar fees.

13. Tenant’s Representations. Tenant represents and warrants that it has not failed to disclose to Landlord any information which, if known by Landlord, might provide grounds for Landlord to withhold its consent to the subletting described herein.

14. Subtenant’s Representations. Subtenant represents and warrants to Landlord that it has not deliberately withheld from Landlord any information which, if known by Landlord, might provide grounds for Landlord to withhold its consent to the subletting described herein. Further, Subtenant acknowledges that it has been provided with a copy of the Lease, and represents and warrants to Landlord that it has read the entire Lease and fully understands the obligations and responsibilities as “Tenant” under the Lease.

15. Tenant. For valuable consideration, the receipt of which is hereby acknowledged, Tenant agrees that any breach by Tenant or Subtenant of this Consent shall constitute a default by Tenant under the Lease.

16. Successors and Assigns; Amendments to Consent. This Consent shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to all restrictions contained in the Lease, the Sublease and this Consent with respect to assignment, sublettings and other transfers. This Consent may be amended only in writing signed by all parties hereto.

17. No Transfer. Subtenant shall not further sublease the Premises, assign its interest as the Subtenant under the Sublease or otherwise transfer its interest in the Premises or the Sublease to any person or entity without the written consent of Landlord, which Landlord may withhold as provided in Article 17 of the Lease. The provisions of Section 17.E of the Lease shall apply as to any further subleasing or assignment by Subtenant.

18. Payment of Fees and Expenses. Tenant shall pay to Landlord the legal fees and expenses incurred by Landlord in granting this request for consent as provided in Section 17.A of the Lease.

Landlord

SOBRATO INTEREST III, a California limited partnership

By:
Print Name:	JOHN M. SOBRATO
Its:	GP.

Tenant

ORACLE USA, INC., a Colorado corporation

By:
Print Name:	Randall W. Smith
Its:	VP Real Estate & Facilities

Subtenant

NEUROGESX, INC., a Delaware corporation

By:
Print Name:	Stephen Ghiglieri
Its:	CFO